IMAX CORPORATION

Exhibit 10.38

Published CUSIP Number: C4548VAF6

Revolving Loan CUSIP Number: C4548VAG4

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

by and between

IMAX CORPORATION

as Borrower

- and -

THE GUARANTORS REFERRED TO HEREIN

as Guarantors

- and -

THE LENDERS REFERRED TO HEREIN

as Lenders

- and -

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Agent, Issuing Lender and Swingline Lender

- and -

WELLS FARGO SECURITIES, LLC

as Sole Lead Arranger

- and -

WELLS FARGO SECURITIES, LLC and

CITIBANK, N.A.

as Joint Bookrunners

- and -

CITIBANK, N.A.

as Syndication Agent

- and -

EXPORT DEVELOPMENT CANADA,

HSBC BANK CANADA and

NATIONAL BANK OF CANADA

as Co-Documentation Agents

Dated: June 28, 2018

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		2

ARTICLE 2 CREDIT FACILITIES		34

2.1	Revolving Loans	34
2.2	Letter of Credit Accommodations	38
2.3	Maturity Date	39
2.4	Optional Cancellation of Unused Revolving Loan Commitments	39
2.5	Hedge Transactions	40
2.6	Incremental Term Loans and Revolving Loans	40

ARTICLE 3 INTEREST, REQUESTS FOR REVOLVING LOANS, INCREASED COSTS AND FEES		44

3.1	Interest	44
3.2	Changed Circumstances	47
3.3	Compensation for Breakage or Non-Commencement of Interest Periods	50
3.4	Increased Costs	50
3.5	Taxes	52
3.6	Mitigation Obligations; Replacement of Lenders	55
3.7	Commitment Fee	56

ARTICLE 4 CONDITIONS PRECEDENT		57

4.1	Conditions Precedent to the Availability of Revolving Loans and Letter of Credit Accommodations	57
4.2	Conditions Precedent to the Availability of All Loans and Letter of Credit Accommodations	58

ARTICLE 5 COLLECTION AND ADMINISTRATION		59

5.1	Borrower’s Loan Account	59
5.2	Statements	59
5.3	Payments	60
5.4	Authorization to Make Loans and Letter of Credit Accommodations	61
5.5	Use of Proceeds	61
5.6	Pro Rata Treatment	61
5.7	Obligations Several; Independent Nature of Lenders’ Rights	62

ARTICLE 6 REPRESENTATIONS AND WARRANTIES		62

6.1	Existence, Power and Authority; Subsidiaries; Solvency	62
6.2	Financial Statements; No Material Adverse Change	62
6.3	Chief Executive Office; Collateral Locations	63
6.4	Priority of Liens; Title to Properties; Intellectual Property Matters	63
6.5	Tax Returns	64
6.6	Litigation	64
6.7	Compliance with Applicable Laws; Approvals	64
6.8	[Reserved]	65
6.9	Accuracy of Information	65

6.10	Status of Pension Plans and ERISA	65
6.11	Environmental Compliance	66
6.12	U.S. Legislation	67
6.13	Material Subsidiaries	68
6.14	Employee Relations	68
6.15	[Reserved]	68
6.16	Absence of Defaults	68
6.17	Senior Indebtedness Status	68
6.18	Flood Hazard Insurance	68
6.19	Survival of Warranties; Cumulative	69

ARTICLE 7 AFFIRMATIVE COVENANTS		69

7.1	Maintenance of Existence	69
7.2	New Collateral Locations	69
7.3	Compliance with Laws	69
7.4	Payment of Taxes	70
7.5	Insurance	70
7.6	Financial Statements and Other Information	71
7.7	Intellectual Property	72
7.8	Operation of Pension Plans	72
7.9	ERISA	73
7.10	IP Collateral	73
7.11	Visits and Inspections	75
7.12	Material Subsidiaries and Real Property Collateral	76
7.13	Grant of Equitable Mortgage by IMAX Barbados	77

ARTICLE 8 NEGATIVE COVENANTS		78

8.1	Merger, Sale of Assets, Dissolution, Etc.	78
8.2	Liens	80
8.3	Debt	83
8.4	Investments	87
8.5	Restricted Payments	89
8.6	Transactions with Affiliates	91
8.7	[Reserved]	91
8.8	[Reserved]	91
8.9	No Material Changes	91
8.10	No Further Negative Pledges; Restrictive Agreements	91

ARTICLE 9 FINANCIAL COVENANT		93

9.1	Maximum Senior Secured Net Leverage Ratio	93

ARTICLE 10 EVENTS OF DEFAULT AND REMEDIES		93

10.1	Events of Default	93
10.2	Remedies	96

ARTICLE 11 ASSIGNMENT AND PARTICIPATIONS: APPOINTMENT OF AGENT		100

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11.1	Assignment and Participations	100
11.2	Appointment of Agent	102
11.3	Agent’s Reliance, Etc.	103
11.4	Agent as Lender	104
11.5	Lender Credit Decision	104
11.6	Indemnification	104
11.7	Failure to Act	105
11.8	Concerning the Collateral and the Related Financing Agreements	105
11.9	Reports and other Information; Disclaimer by Lenders	105
11.10	Collateral Matters	105
11.11	Successor Agent	107
11.12	Setoff and Sharing of Payments	108
11.13	Advances; Payments; Non-Funding Lenders; Information; Actions in Concert	108
11.14	Approval of Lenders and Agent	112

ARTICLE 12 GOVERNING LAW; JURISDICTION, ETC.		114

12.1	Governing Law; Jurisdiction, Etc.	114
12.2	Waiver of Notices	116
12.3	Amendments and Waivers	116
12.4	Waiver of Counterclaim	116
12.5	Indemnification	116
12.6	Costs and Expenses	117
12.7	Further Assurances	118

ARTICLE 13 MISCELLANEOUS		118

13.1	Notice	118
13.2	Partial Invalidity	119
13.3	Successors	119
13.4	Entire Agreement	119
13.5	Headings	119
13.6	Judgment Currency	119
13.7	Counterparts and Facsimile	120
13.8	Patriot Act Notice	120
13.9	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.	120

ARTICLE 14 ACKNOWLEDGMENT AND RESTATEMENT		121

14.1	[Reserved]	121
14.2	Acknowledgment of Security Interests	121
14.3	[Reserved]	121
14.4	Restatement	121

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INDEX TO

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Omnibus Information Certificate
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Notice of Conversion/Continuation
Exhibit F	Form of Notice of Prepayment
Exhibit G	Revolving Loan Commitments
Schedule 6.1	Corporate Structure Chart
Schedule 8.2	Existing Liens
Schedule 8.3(d)	Existing Debt
Schedule 8.4	Existing Loans and Advances

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FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

This Fifth Amended and Restated Credit Agreement dated June 28, 2018 is entered into by and between IMAX Corporation, a corporation incorporated pursuant to the laws of Canada, as Borrower, the guarantors who are a party to this Agreement and who may become a party hereto pursuant to the terms hereof, as Guarantors, the lenders who are a party to this Agreement and who may become a party hereto pursuant to the terms hereof, as Lenders, and Wells Fargo Bank, National Association, a national banking association, as Agent (as defined below) for the Secured Parties.

W I T N E S S E T H:

WHEREAS Borrower and Congress Financial Corporation (Canada) (“Original Lender”) entered into a loan agreement dated February 6, 2004 which was amended pursuant to:

(a)	a first amendment to the loan agreement dated June 30, 2005;

(b)	a second amendment to the loan agreement dated May 16, 2006;

(c)	a second amendment to the loan agreement dated May 16, 2006 (which amended, restated and replaced in its entirety the second amendment to the loan agreement referred to in clause (b) above);

(d)	a third amendment to the loan agreement dated September 30, 2007;

(e)	a fourth amendment to the loan agreement dated December 5, 2007; and

(f)	a fifth amendment to the loan agreement dated May 5, 2008,

(collectively, the “Original Loan Agreement”);

WHEREAS Wachovia Capital Finance Corporation (Canada) (formerly known as Congress Financial Corporation (Canada)) as agent (the “Original Agent”) and lender, Borrower and Export Development Canada (“EDC”), as lender, amended and restated the Original Loan Agreement pursuant to an amended and restated credit agreement dated November 16, 2009 as amended by a first amendment to the amended and restated credit agreement dated January 21, 2011 (as amended, modified, supplemented, extended, renewed, restated or replaced from time to time, the “First Amended and Restated Credit Agreement”);

WHEREAS Wells Fargo Capital Finance Corporation Canada (formerly known as Wachovia Capital Finance Corporation (Canada)), as Original Agent and lender, Borrower and EDC, as lender, amended and restated the First Amended and Restated Credit Agreement pursuant to a second amended and restated credit agreement dated June 2, 2011 (as amended, modified, supplemented, extended, renewed, restated or replaced from time to time, the “Second Amended and Restated Credit Agreement”);

WHEREAS Agent (as successor agent to the Original Agent), Borrower and the lenders party thereto amended and restated the Second Amended and Restated Credit Agreement pursuant to a third amended and restated credit agreement dated February 7, 2013 (as amended, modified, supplemented, extended, renewed, restated or replaced from time to time, the “Third Amended and Restated Credit Agreement”);

WHEREAS Agent, Borrower and the lenders party thereto amended and restated the Third Amended and Restated Credit Agreement pursuant to a fourth amended and restated credit agreement dated March 3, 2015 (as amended February 22, 2016 and as further amended, modified, supplemented, extended, renewed, restated or replaced from time to time, the “Fourth Amended and Restated Credit Agreement”);

WHEREAS Agent, Borrower and Lenders desire to amend and restate the Fourth Amended and Restated Credit Agreement as set forth herein; and

WHEREAS each Lender is willing to (severally and not jointly) make loans and provide such financial accommodations to Borrower according to its Pro Rata Share on the terms and conditions set forth herein and Agent is willing to act as agent for Secured Parties on the terms and conditions set forth herein and the other Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. All references to Borrower, Credit Parties, Guarantors, Lenders, Issuing Lender and Agent pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and permitted assigns. The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The word “including” when used in this Agreement shall mean “including, without limitation”. References herein to any statute or any provision thereof include such statute or provision as amended, revised, re-enacted, and/or consolidated from time to time and any successor statute thereto. An Event of Default shall continue or be continuing until such Event of Default is waived in accordance with Section 12.3 or, without derogating from the cure rights, if any, provided to Credit Parties in Article 10 hereof, is cured, if such Event of Default is capable of being cured. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. If, after the Closing Date, there shall be any change in the application of the accounting principles used in preparation of Borrower’s financial statements as a result of any changes in GAAP including International Financial Reporting Standards becoming applicable to Borrower, which changes (a) result in a change in the method of calculation of, or (b) impact on, the financial covenant or other covenants applicable to Borrower found in this Agreement or the other Financing Agreements, and either the Borrower or the Required Lenders shall so request, Borrower and Agent shall promptly enter into negotiations in good faith in order to amend the financial covenant or other covenants so as to reflect equitably such changes with the desired result that the evaluations of Borrower’s financial condition shall be the same after such changes as if such changes had not been made. Canadian Dollars and the sign “CDN$” mean lawful money of Canada. “U.S. Dollars” and the sign “$” mean lawful money of the United States of America. All monetary amounts referred to in this Agreement are in U.S. Dollars unless otherwise stated. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties (both real and personal property), including cash, securities, accounts and contract rights. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

“Accounts” as defined in the UCC as in effect in the State of New York.

“Adjusted Euro Dollar Rate” means, with respect to each Interest Period for any Euro Dollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next 1/16th of 1%) determined by dividing:

(a)	the Euro Dollar Rate for such Interest Period by:

(b)	a percentage equal to:

(i)	one (1) minus

(ii)	the Reserve Percentage.

For purposes hereof, “Reserve Percentage” shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of U.S. Dollars in a non-United States or an international banking office of the US Reference Bank used to fund a Euro Dollar Rate Loan or any Euro Dollar Rate Loan made with the proceeds of such deposit, whether or not the US Reference Bank actually holds or has made any such deposits or loans. The Adjusted Euro Dollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means Wells Fargo, in its capacity as administrative and collateral agent hereunder, and any successor thereto appointed pursuant to Section 11.11.

“Agreed Currency” is defined in Section 13.6 hereof.

“Alternate Currency” means each Currency other than U.S. Dollars.

“Alternate Currency Loan” means each Revolving Loan denominated in an Alternate Currency.

“Alternate Currency Revolving Loan Sublimit” means an amount equal to the lesser of (i) $100,000,000 and (ii) the aggregate amount of the Revolving Loan Commitment as then in effect.

The Alternate Currency Revolving Loan Sublimit is part of, and not in addition to, the Revolving Loan Commitment.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Total Leverage Ratio:

Pricing Level	Total Leverage Ratio	Applicable Margin for Euro Rate Loans, CDOR Rate Loans and Letter of Credit Accommodations	Applicable Margin for U.S. Base Rate Loans and Canadian Prime Rate Loans	Applicable Margin for Commitment Fees
I	Less than 1.00:1.00	1.00%	0.25%	0.25%
II	Greater than or equal to 1.00:1.00 but less than 1.50:1.00	1.25%	0.50%	0.30%
III	Greater than or equal to 1.50:1.00 but less than 2.00:1.00	1.50%	0.75%	0.35%
IV	Greater than or equal to 2.00:1.00	1.75%	1.00%	0.375%

The Applicable Margin shall be determined and adjusted quarterly on the date (each an “AM Calculation Date”) ten (10) Business Days after the day by which Borrower is required to provide a Compliance Certificate pursuant to Section 7.6(a) for the most recently ended Fiscal Quarter; provided that (a) the Applicable Margin shall be based on Pricing Level I until the first AM Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter preceding the applicable AM Calculation Date, and (b) if Borrower fails to provide the Compliance Certificate as required by Section 7.6(a) for the most recently ended Fiscal Quarter preceding the applicable AM Calculation Date, the Applicable Margin from such AM Calculation Date shall be based on Pricing Level IV until such time as a Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter. The Applicable Margin shall be effective from one AM Calculation Date until the next AM Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Revolving Loans or Letter of Credit Accommodations then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 7.6(a) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) the Revolving Loan Commitment is in effect, or (iii) any Loan or Letter of Credit Accommodation is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) Borrower shall immediately deliver to Agent a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Total Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) Borrower shall immediately and retroactively be obligated to pay to Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Agent in accordance with Section 5.3. Borrower’s obligations under this paragraph shall survive the termination of the Revolving Loan Commitments and the repayment of all other Obligations hereunder.

“AM Calculation Date” has the meaning set forth in the definition of “Applicable Margin.”

“Approved Fund” means any Fund that is administered or managed by (a) an existing Lender, (b) an Affiliate of an existing Lender or (c) an entity or an Affiliate of an entity that administers or manages an existing Lender.

“Arranger” means Wells Fargo Securities, LLC, in its role hereunder as sole lead arranger and joint bookrunner.

“Assignment and Assumption Agreement” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.1), and accepted by Agent, in substantially the form attached hereto as Exhibit A or any other form approved by Agent.

“Attributable Debt” means, on any date of determination, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means title 11 of the United Stated Code, as in effect from time to time.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“BMO” means Bank of Montreal.

“BMO Facilities” means the debt facilities originally described in the term sheet dated July 10, 2014 between Borrower and BMO with respect to the issuance of:

(a)	a $10,000,000 Demand, Revolving Letter of Credit Facility by BMO in favor of Borrower (the “BMO LC Facility”);

(b)	a CDN$175,000 Mastercard Businesscard Facility by BMO in favor of Borrower (the “Mastercard Facility”); and

(c)	a $3,000,000 Directline for Business – Foreign Exchange Settlement Facility by BMO in favor of Borrower (the “F/X Facility”).

“Borrower” means IMAX Corporation, a corporation incorporated pursuant to the laws of Canada.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day (other than a Saturday, Sunday or legal holiday) on which banks in Toronto, Ontario and New York, New York, are open for the conduct of their commercial banking business and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Euro Rate Loans or any U.S. Base Rate Loan as to which the interest rate is determined by reference to the Adjusted Euro Dollar Rate or the Euro Dollar Rate, as applicable, any day that is a Business Day described in clause (a) and that is also a London Banking Day.

“Canadian Revolving Loans” means Revolving Loans denominated in Canadian Dollars.

“Canadian Prime Rate” means the greater of (a) the rate of interest publicly announced from time to time by the Canadian Reference Bank as its prime rate in effect for determining interest rates on Canadian Dollar denominated commercial loans in Canada (which such rate is not necessarily the most favored rate of such reference bank and such reference bank may lend to its customers at rates that are at, above or below such rate) and (b) the annual rate of interest equal to the sum of (i) the CDOR Rate for a one (1) month interest period at such time plus (ii) 0.75% per annum.

“Canadian Prime Rate Loans” means any Loans or portion thereof on which interest is payable based on the Canadian Prime Rate in accordance with the terms hereof.

“Canadian Reference Bank” means a bank listed in Schedule I to the Bank Act (Canada) as Agent may from time to time designate, in its discretion.

“Capital Lease Obligations” means all monetary obligations of Borrower and its consolidated Subsidiaries under a capital lease and, for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date that are recharacterized as Capital Lease Obligations due to a change in GAAP after the Closing Date shall not be treated as Capital Lease Obligations for any purpose under this Agreement, but instead shall be accounted for as if they were operating leases for all purposes under this Agreement as determined under GAAP as in effect on the Closing Date..

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the government of Canada, the United States, the United Kingdom or any country that is a member of the European Union (as it is constituted on the Closing Date) or any agency or instrumentality of any of the foregoing; (b) domestic and euro dollar certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of Canada or the United States, any province or state thereof, any foreign bank, or its branches or agencies, the long-term indebtedness of which institution at the time of acquisition is rated A- (or better) by Standard & Poor’s Rating Services (“S&P”) or A3 (or better) by Moody’s Investors Service, Inc. (“Moody’s”), and which deposits are fully protected against currency fluctuations for any such deposits with a term of more than 90 days; (c) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to (i) investment grade securities (i.e., securities rated at least BBB by S&P or rated at least Baa by Moody’s) and (ii) commercial paper of Canadian, U.S. and foreign banks and bank holding companies and their subsidiaries and Canadian, U.S. and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s (all such institutions being, “Qualified Institutions”); (d) commercial paper of Qualified Institutions; (e) auction rate securities (long-term, variable rate bonds tied to short-term interest rates) that are rated AAA by S&P and Aaa by Moody’s; and (f) in the case of any non-U.S. Subsidiary, investments of comparable tenor and credit quality to those described in the foregoing clauses customarily used in any country where such non-U.S. Subsidiary is located or in which the investment is made; provided that the maturities of such Cash Equivalents shall not exceed 365 days from the date of acquisition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that (i) at the time it enters into a Cash Management Agreement, is a Lender, an Affiliate of a Lender, Agent or an Affiliate of Agent, in its capacity as a party to such Cash Management Agreement or (ii) within thirty days after the time such Person enters into the applicable Cash Management Agreement, becomes a Lender, an Affiliate of a Lender, Agent or an Affiliate of Agent.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada).

“CDOR Rate” means, for the applicable Interest Period and as determined on the day of the applicable borrowing, conversion or continuation, a rate of interest per annum equal to the stated average appearing on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association, Inc.’s definitions, as amended, restated, supplemented or otherwise modified from time to time), or any successor page, as of 10:00 a.m. (Toronto time) on such day (or if such day is not a Business Day, then on the immediately preceding Business Day), of the rates per annum applicable to Canadian Dollar bankers’ acceptances having a term equal to such Interest Period, rounded to the nearest 1/100th of 1% (with 0.005% being rounded up); provided, however, that if, for any reason, such rate does not appear on the Reuters Screen CDOR Page on such day as contemplated, then the “CDOR Rate” on such day shall be calculated as the arithmetic average of the rates per annum applicable to Canadian Dollar bankers’ acceptances having a term equal to such Interest Period quoted by the banks listed in Schedule I of the Bank Act (Canada) as of 10:00 a.m. (Toronto time) on such day (or if such day is not a Business Day, then on the immediately preceding Business Day). Each calculation by Agent of the CDOR Rate shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, if the CDOR Rate shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“CDOR Rate Loans” means any Loans or portion thereof on which interest is payable by reference to the CDOR Rate in accordance with the terms hereof.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by Agent, any Lender or the Issuing Lender with any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Closing Date” means June 28, 2018.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of the property and assets, real or personal, tangible or intangible, now existing or hereafter acquired by any Credit Party that may at any time be or become subject to a Lien in favor of Agent to secure any or all of the Obligations; provided that, for greater certainty, any and all assets of IMAX China Multimedia and IMAX China Theatre, the Mississauga Property, the Playa Vista Property and any other property and assets expressly excluded from the “Collateral” pursuant to the terms of the applicable Financing Agreements shall be excluded from, and not form part of, the Collateral.

“Commitments” means, collectively, the Revolving Loan Commitments and the Term Loan Commitments.

“Compliance Certificate” means the compliance certificate substantially in the form attached hereto as Exhibit B.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Total Assets” means, with respect to Borrower and its consolidated Subsidiaries as of any date, the amount which, in accordance with GAAP, would be set forth under the heading “Total Assets” (or any like heading) on a consolidated balance sheet of Borrower and its Subsidiaries, as of the end of the most recent consolidated balance sheet of Borrower and its Subsidiaries, determined on a pro forma basis.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise and “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Parties” means, collectively, Borrower and Guarantors.

“Currency” means Canadian Dollars, Euros and U.S. Dollars and any other freely transferable currency to the extent that such currency is approved by Agent and each Revolving Lender providing the Revolving Loan in such currency.

“Debt” means, with respect to any Person at any time and without duplication:

(a)	all obligations for the deferred purchase price of property or services (other than (x) current trade payables incurred in the ordinary course of business, (y) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (z) expenses accrued in the ordinary course of business);

(b)	all obligations, liabilities and indebtedness evidenced by notes, bonds, debentures or similar instruments;

(c)	the Attributable Debt of such Person with respect to such Person’s Capital Lease Obligations and Synthetic Leases;

(d)	the drawn and unreimbursed amount of all issued letters of credit (including Letter of Credit Accommodations and letters of credit issued under the BMO LC Facility);

(e)	Capital Lease Obligations;

(f)	all obligations, liabilities and indebtedness for borrowed money;

(g)	all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(h)	all indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(i)	all obligations of any such Person in respect of Disqualified Equity Interests;

(j)	all net obligations of such Person under any Hedge Agreements; and

(k)	guarantees of items referenced in subsections (a) through to (j) of this definition.

For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, (i) unless such Debt is expressly made non-recourse to such Person or (ii) except to the extent such Person’s liability for such Debt is otherwise limited in recourse or amount, but only up to the amount of the value of the assets to which recourse is limited or the amount of such limit. In respect of Debt of another Person secured by a Lien on the assets of the specified Person, the amount of such Debt as of any date of determination will be the lesser of (x) the fair market value of such assets as of such date and (y) the amount of such Debt as of such date. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date. Debt shall not include, in the case of Borrower and its Subsidiaries, intercompany loans, intercompany advances, or intercompany Debt having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business.

“Default” means an event, circumstance or omission which, with any of the giving of notice or a lapse of time or both would constitute an Event of Default.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date.

“Dollar Equivalent” means, at any time for the determination thereof, with respect to an amount of an Alternate Currency, the amount of U.S. Dollars which could be purchased with such amount of such Alternate Currency at the spot exchange rate therefor as quoted by Agent as of 11:00 a.m. (New York time) on the date two (2) Business Days prior to the date of any determination thereof for purchase on such date.

“EBITDA” means, for any period with respect to Borrower and its consolidated Subsidiaries, an amount equal to:

(a)	the sum, without duplication, of the amounts for such period of:

(i)	consolidated net income or net loss;

(ii)	loss from equity accounted investments and cash fees and expenses incurred in connection with Permitted Investments, recapitalization, the issuance of Equity Interests and the incurrence, repayment or exchange of Debt permitted to be incurred hereunder (including a refinancing thereof), in each case, whether or not successful;

(iii)	provisions for Taxes based on income, profits or capital, including state, franchise and similar Taxes;

(iv)	total interest expense;

(v)	total depreciation expense;

(vi)	total amortization expense (including amortization or write-off of deferred financing fees);

(vii)	write-downs relating to inventories, financing receivables, accounts receivable, property, plant and equipment, joint revenue sharing arrangements, other intangible assets, other assets or investments and film assets, as approved by Agent, acting consistent with past practice or as otherwise agreed by Agent;

(viii)	stock option based compensation expenses and other non-cash equity-based compensation expenses;

(ix)	the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, costs related to the start up, closure, relocation or consolidation of facilities and costs to relocate employees), as approved by Agent, acting consistent with past practice or as otherwise agreed by Agent;

(x)	curtailment of post-retirement benefits;

(xi)	expenses during such period relating to pension payments;

(xii)	the amount of any extraordinary, unusual or non-recurring charges, expenses or losses, as approved by Agent, acting consistent with past practice or as otherwise agreed by Agent;

(xiii)	other non-cash charges, expenses and losses as approved by Agent, acting consistent with past practice or as otherwise agreed by Agent;

(xiv)	transaction costs in connection with the Financing Agreements;

(xv)	charges, expenses or losses in connection with the termination or write-down of the Hong Kong JV Investment; and

(xvi)	write-downs relating to the virtual reality business of the Borrower and its Subsidiaries as of the Closing Date;

minus

(b)	the sum, without duplication, of the amounts for such period of:

(i)	interest income; and

(ii)	any credit for income tax.

For purposes of calculating compliance with the financial covenant in Section 9.1 hereof and the Fixed Incremental Amount, EBITDA shall be calculated (a) without taking into account any contribution to consolidated net income or net loss with respect to (i) any Future Permitted Transaction and (ii) non-cash equity income or loss from joint ventures and (b) to reflect the reduction in EBITDA allocable to minority interests owned in any Subsidiary by arm’s length third Persons.

“EDC Indemnity Agreement” means the indemnity agreement dated May 3, 2010 given by Borrower in favor of EDC, as amended, modified, supplemented, extended, renewed, restated or replaced from time to time.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” means

(a)	any Lender;

(b)	any Affiliate of such Lender;

(c)	any Approved Fund; and

(d)	any other commercial bank, financial institution or “accredited investor” (as defined under Ontario Securities Commission Rule 45-106) approved by Agent and, unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed), provided, however, that,

(i)	neither Borrower nor any Affiliate of Borrower;

(ii)	nor any natural person;

(iii)	nor any Person that is a competitor of Borrower (if such Person is included on a written list provided by Borrower to Agent prior to or after the Closing Date, which written list Borrower may update from time to time by providing it to Agent), in each case of the foregoing clauses (i), (ii), and (iii), shall qualify as an Eligible Transferee (each, a “Prohibited Transferee”).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice, notice of violation or of potential responsibility, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, natural resources or the environment.

“Environmental Laws” means with respect to any Person, all Applicable Laws, permits, licenses and consent decrees imposed by a Governmental Authority relating to pollution or protection of the Environment or protection of human health (to the extent relating to exposure to Hazardous Materials), including laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the Environment or otherwise relating to the generation, use, treatment, storage, transport or handling of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of any Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means (a) in the case of a corporation, capital stock or shares, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

“ERISA Affiliate” means any person required to be aggregated with any Credit Party or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

“ERISA Event” means

(a)	any “reportable event” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a U.S. Pension Plan, other than events as to which the requirement of notice has been waived in regulations by the Pension Benefit Guaranty Corporation;

(b)	the adoption of any amendment to a U.S. Pension Plan or Multiemployer Plan that would require the provision of security pursuant to the Code or ERISA;

(c)	a complete or partial withdrawal by any Credit Party or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal;

(d)	the filing of a notice of intent to terminate a U.S. Pension Plan or Multiemployer Plan under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a U.S. Pension Plan or Multiemployer Plan;

(e)	an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(f)	the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate in excess of $1,000,000; and

(g)	any other event or condition with respect to any U.S. Pension Plan or Multiemployer Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate in excess of $1,000,000.

“Euribor” means the rate per annum determined on the basis of the rate for deposits in Euros for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration

Limited, a United Kingdom company, or a comparable or successor quoting service approved by Agent, at approximately 11:00 a.m. (London time) four (4) Business Days prior to the commencement of such Interest Period, provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions, the rate above instead shall be the offered quotation to first-class banks in the London interbank Eurodollar market by Agent for deposits in Euros of amounts in immediately available funds comparable to the principal amount of the Euro Rate Loan of Agent (in its capacity as a Lender (or, if Agent is not a Lender with respect thereto, taking the average principal amount of the Euro Rate Loan then being made by the various Lenders pursuant thereto)) with maturities comparable to the Interest Period applicable to such Euro Rate Loan at approximately 11:00 a.m. (London time) four (4) Business Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, if Euribor shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Euro” means the single currency of the participating member states as described in any EMU Legislation.

“Euro Dollar Rate” means, subject to the implementation of a Replacement Rate in accordance with Section 3.2(c), the rate of interest, based on a 360 day year, published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by Agent, as the London interbank offered rate for deposits in U.S. Dollars for a term comparable to the applicable Interest Period as selected by Borrower (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates rounded upwards, in Agent’s discretion, to the nearest 1/100th of one 1%) at approximately 9:00 a.m. (New York time) three (3) Business Days prior to the commencement of such Interest Period. If, for any reason, such rate is not so published then “Euro Dollar Rate” shall be determined by Agent to be the arithmetic average of the rate per annum at which deposits in U.S. Dollars would be offered by first class banks in the London interbank market to Agent at approximately 9:00 a.m. (New York time) three (3) Business Days prior to the commencement of such Interest Period. Each calculation by Agent of the Euro Dollar Rate shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, if the Euro Dollar Rate shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Euro Dollar Rate Loans” means any Loans or portion thereof denominated in U.S. Dollars and on which interest is payable based on the Adjusted Euro Dollar Rate in accordance with the terms hereof.

“Euro Loans” means any Loans or portion thereof denominated in Euros and on which interest is payable based on the Euro Rate in accordance with the terms hereof.

“Euro Rate” means, subject to the implementation of a Replacement Rate in accordance with Section 3.2(c):

(a)	for any Revolving Loans denominated in U.S. Dollars, the Adjusted Euro Dollar Rate;

(b)	for any Revolving Loans denominated in Euros, Euribor; and

(c)	for any Revolving Loans denominated in an Alternate Currency (other than Canadian Dollars and Euros), such rate per annum as shall be agreed upon by Agent, Borrower and the Revolving Lenders.

“Euro Rate Loans” means any Revolving Loans or portion thereof denominated in U.S. Dollars or an Alternate Currency (other than Canadian Dollars) and on which interest is payable based on the Euro Rate in accordance with the terms hereof.

“Event of Default” is defined in Section 10.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 3.6(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(g), (d) any Taxes imposed under FATCA and (e) any Taxes that are required to be deducted or withheld under the ITA or in respect of any payment or deemed payment under the ITA, to or for the benefit of any Recipient (i) with which the payor does not deal at arm’s length for purposes of the ITA at the time of the making of the payment or deemed payment or (ii) that is a “specified shareholder” (as defined in subsection 18(5) of the ITA) of the applicable Credit Party at any relevant time or does not deal at arm’s length for purposes of the ITA with a “specified shareholder” (as defined in subsection 18(5) of the ITA) of the applicable Credit Party at any relevant time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by Agent from three (3) federal funds brokers of recognized standing selected by Agent.

Notwithstanding the foregoing, if the Federal Funds Rate shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Fee Letter” means the separate fee letter agreement dated June 6, 2018 among Borrower, Agent and Arranger.

“Financing Agreements” means, collectively, this Agreement, the Fee Letter and all notes, guarantees, security agreements and other agreements, documents and instruments previously, now or at any time hereafter executed and/or delivered by any Credit Party in connection with this Agreement, in each case, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, but excluding any Secured Hedge Agreement and Secured Cash Management Agreement.

“Fiscal Quarter” means each of the following 3 month periods in any Fiscal Year of Borrower: January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31.

“Fiscal Year” means the fiscal year of Borrower being the twelve (12) month period of January 1 to December 31.

“Fixed Incremental Amount” means, at any time, the greater of (a) $140,000,000 and (b) the EBITDA of Borrower and its consolidated Subsidiaries for the four (4) fiscal quarter period most recently ended for which a Compliance Certificate has been executed and delivered by Borrower to Agent less the aggregate principal amount of all Incremental Loans, Incremental Loan Commitments and Incremental Equivalent Debt incurred under the Fixed Incremental Amount prior to such time.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Future Permitted Transaction” means any infrequent or unusual transaction requested by Borrower to be designated as such to the extent any such transaction has been pre-approved in writing by Agent and Required Lenders.

“GAAP” means generally accepted accounting principles in the United States of America and as in effect from time to time (for all other purposes of the Agreement), including those forth in the opinions and pronouncements of the relevant U.S. public and private accounting boards and institutes which are applicable to the circumstances as of the date of determination consistently applied. If at any time any change in GAAP or the application thereof would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Financing Agreement, and either the Borrower or the Required Lenders shall so request, the Agent and the Borrower shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed).

“General Security Agreement” means the amended and restated general security agreement dated November 16, 2009 entered into by Borrower in favor of Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Governmental Authority” means any government, parliament, legislature, municipal or local government, or any regulatory authority, agency, commission or board of any government, parliament or legislature, or any court or (without limitation to the foregoing) any other law, regulation or rule-making entity (including any central bank, fiscal or monetary authority regulating banks), having or purporting to have jurisdiction in the relevant circumstances, or any Person acting or purporting to act under the authority of any of the foregoing (including any arbitrator).

“Guarantors” means, other than Borrower, any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, including:

(a)	IMAX U.S.A. Inc., a Delaware corporation;

(b)	1329507 Ontario Inc., an Ontario corporation;

(c)	IMAX II U.S.A. Inc., a Delaware corporation;

(d)	IMAX Post/DKP Inc., a Delaware corporation;

(e)	IMAX Barbados; and

(f)	IMAX Ireland.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant or contaminant, or compound in any form of any nature, including petroleum and petroleum products, asbestos and asbestos-containing materials, regulated pursuant to any Environmental Law.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, all as amended, modified, supplemented, extended, renewed, restated or replaced from time to time.

“Hedge Bank” means any Person that at the time it enters into a Hedge Agreement is a Lender, an Affiliate of a Lender, Agent or an Affiliate of Agent, in its capacity as a party to such Hedge Agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include Agent, a Lender or any Affiliate thereof).

“Hong Kong JV Guarantee” means the unsecured guarantee dated January 6, 2014 issued by Borrower to Sino Leader (Hong Kong) Limited.

“Hong Kong JV Investment” means the $12,500,000 investment by IMAX (Hong Kong) Holding, Limited in TCL-IMAX Entertainment Co., Limited for 50% of the issued and outstanding share capital of TCL-IMAX Entertainment Co., Limited.

“IMAX Barbados” means IMAX (Barbados) Holding, Inc., a Barbados corporation.

“IMAX Cayman” means IMAX China Holding, Inc., a Cayman Islands exempted company.

“IMAX China Credit Facility” means a secured credit facility provided by third party lenders to IMAX Cayman, IMAX China HK and/or IMAX China Multimedia.

“IMAX China Guarantee” means an unsecured guarantee issued by Borrower of the obligations, liabilities and indebtedness of any borrower that is a Subsidiary of Borrower under the IMAX China Credit Facility in an amount not to exceed $5,000,000.

“IMAX China HK” means IMAX China (Hong Kong), Limited.

“IMAX China Multimedia” means IMAX (Shanghai) Multimedia Technology Co., Ltd., a People’s Republic of China corporation.

“IMAX China Theatre” means IMAX (Shanghai) Theatre Technology Services Co., Ltd., a People’s Republic of China corporation.

“IMAX Film Fund” means IMAX Documentary Films Capital, LLC.

“IMAX Film Fund Put” means the Production, Financing and Distribution Agreement dated as of May 12, 2014, by and between IMAX Film Holding Co. and IMAX Film Fund.

“IMAX HK” means IMAX (Hong Kong) Holding, Limited, a Subsidiary of Borrower and a Hong Kong corporation.

“IMAX Ireland” means IMAX Theatres International Limited, an Irish corporation.

“Increased Amount Date” is defined in Section 2.6(b).

“Increased-Cost Lender” is defined in Section 3.6(a).

“Incremental Equivalent Debt” is defined in Section 8.3(y).

“Incremental Lender” is defined in Section 2.6(c).

“Incremental Loan Commitments” is defined in Section 2.6(a)(ii).

“Incremental Loans” is defined in Section 2.6(a)(ii).

“Incremental Revolving Loan Commitment” is defined in Section 2.6(a)(ii).

“Incremental Revolving Loan Increase” is defined in Section 2.6(a)(ii).

“Incremental Term Loan” is defined in Section 2.6(a)(i).

“Incremental Term Loan Commitment” is defined in Section 2.6(a)(i).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under this Agreement and any other documents entered into in connection herewith and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” is defined in Section 12.5.

“Information Certificate” means the Information Certificate substantially in the form of Exhibit C hereto provided by or on behalf of each Credit Party to Agent in connection with the Financing Agreements.

“Insolvency Laws” means any of the Bankruptcy Code, BIA, the CCAA (Canada), the Winding-Up and Restructuring Act (Canada), and any similar debtor relief laws of any applicable jurisdiction (including common law or equity and any law permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it) now or hereafter in effect relating to bankruptcy, insolvency, receivership, liquidation, dissolution, winding-up, restructuring or reorganization of debtors (including provisions of any applicable corporations legislation dealing with the restructuring or rearrangement of debts), compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of any debtor or its indebtedness.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of Insolvency Law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercreditor Agreement” means an intercreditor agreement that is reasonably satisfactory to Agent and entered into by Agent pursuant to Section 11.10(d), as amended, modified, extended, renewed, restated or replaced from time to time.

“Interest Period” means, with respect to each CDOR Rate Loan and Euro Rate Loan, a period of one (1), two (2), three (3) or six (6) months (or, if agreed to by all relevant Lenders, twelve (12) months) duration as Borrower may elect, the exact duration to be determined in accordance with customary practice in the applicable CDOR Rate or Euro Rate market; provided that (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) Borrower may not elect an Interest Period which will end after the Maturity Date.

“Interest Rate” means:

(a)	as to Euro Dollar Rate Loans, the Adjusted Euro Dollar Rate plus the Applicable Margin per annum; or

(b)	as to U.S. Base Rate Loans, the U.S. Base Rate plus the Applicable Margin per annum; or

(c)	as to CDOR Rate Loans, the CDOR Rate plus the Applicable Margin per annum;

(d)	as to Canadian Prime Rate Loans, the Canadian Prime Rate plus the Applicable Margin per annum;

(e)	as to Euro Rate Loans (other than US Revolving Loans), the Euro Rate plus the Applicable Margin per annum;

(f)	notwithstanding the rates described in clause (a) and (e) above, the rate of 2% per annum in excess of the applicable Interest Rate described above and all fees payable in connection herewith shall apply (and shall be payable on demand by Agent):

(i)	automatically upon the occurrence and continuation of a Payment/Insolvency Event of Default; and

(ii)	at the election of Required Lenders (or Agent at the direction of Required Lenders) upon the occurrence and continuation of any other Event of Default.

“Investment” is defined in Section 8.4.

“IP Collateral” means all of the Intellectual Property as such term is defined in the General Security Agreement.

“IP Collateral License Agreement” means the amended and restated intellectual property license agreement dated November 16, 2009 granting Agent and its successors, transferees and assignees, a non-exclusive, royalty free perpetual license to the IP Collateral, but effective only upon the occurrence and continuance of an IP Grace Period, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“IP Grace Period” means the period commencing on the date upon which Agent exercises its remedies pursuant to Section 10.2(a) and/or Section 10.2(b) hereof and ending 120 days thereafter.

“Issuing Lender” means with respect to Letter of Credit Accommodations issued hereunder on or after the Closing Date, Wells Fargo, in its capacity as issuer thereof, or any successor thereto.

“ITA” means the Income Tax Act, R.S.C. 1985, c. (5th Supplement).

“Lenders” means each Person executing this Agreement as a Lender on the Closing Date (including the Swingline Lender) and any other Person that becomes a party hereto as a Lender pursuant to an Assignment and Assumption Agreement or the relevant Lender Joinder Agreement, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption Agreement.

“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to Agent and executed and delivered in connection with Section 2.6.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Loans.

“Letter of Credit Accommodations” means the letters of credit, merchandise purchase or other guarantees denominated in U.S. Dollars which are from time to time either (a) issued or opened by Issuing Lender for the account of Borrower or any Credit Party or (b) with respect to which Issuing Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by any Credit Party of its obligations to such issuer, and shall include the existing letters of credit, merchandise purchase and other guarantees issued and currently outstanding under the Fourth Amended and Restated Credit Agreement.

“Letter of Credit Accommodations Sublimit” is defined in Section 2.2(c).

“License Agreements” shall have the meaning set forth in the General Security Agreement.

“Lien” means any security interest, mortgage, pledge, hypothec, lien, charge or other lien of any nature whatsoever (including those created by statute); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loans” means, collectively, the Revolving Loans, the Swingline Loans and the Term Loans.

“London Banking Day” means any day on which dealings in U.S. Dollar or Euro deposits are conducted by and between banks in the London interbank Eurodollar market.

“Material Acquisition” means any transaction, or any series of related transactions, which is a Permitted Investment consummated on or after the Closing Date, by which any Credit Party or any of its Subsidiaries:

(a)	(i) acquires any business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of members of the board of directors or the equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company; and

(b)	the consideration is payable in an amount equal to or greater than the lesser of (i) $100,000,000 and (ii) twenty-five percent (25%) of TTM Revenue (other than any consideration paid for by the issuance of Equity Interests and/or using the proceeds received from the sale of Equity Interests).

“Material Adverse Effect” means, with respect to Borrower and its Subsidiaries, (a) a material adverse effect on the properties, business, operations, liabilities (actual or contingent) or financial condition of any such Persons, taken as a whole, (b) a material adverse effect on the ability of any such Persons, taken as a whole, to perform their respective obligations under the Financing Agreements to which any of the Credit Parties is a party, (c) a material adverse effect on the rights and remedies of Agent or the Lenders under any Financing Agreements or (d) a material adverse effect on the legality, validity, binding effect or enforceability against any Credit Party of any Financing Agreement to which it is a party.

“Material Real Property” means any real property owned in fee simple (or local law equivalent) and acquired by a Credit Party after the Closing Date with a market value or purchase price in excess of $5,000,000; provided that, for the avoidance of doubt, neither the Mississauga Property nor the Playa Vista Property shall constitute “Material Real Property.”

“Material Subsidiary” means any Subsidiary of any Credit Party that accounts for greater than 10% of the revenues of Borrower on a consolidated basis other than (a) IMAX China Multimedia, IMAX China Theatre, IMAX China HK, Playa Vista Borrower and IMAX Cayman and its Subsidiaries; (b) not wholly owned directly by a Credit Party or one or more of its wholly owned Subsidiaries; (c) a charitable or not-for-profit Subsidiary reasonably designated as such by Borrower; (d) any Subsidiary that is prohibited by Applicable Law, or by any contractual obligation from guaranteeing the applicable Obligations or which would require governmental and/or regulatory consent, approval, license or authorization to provide such guarantee, unless such consent, approval, license or authorization has been received (provided Borrower agrees to use commercially reasonable efforts to obtain such contractual or governmental consent and/or regulatory consent, approval, license or authorization if reasonably requested by Agent), or which would result in material adverse tax consequences to any Credit Party and/or any of its Subsidiaries as reasonably determined by Borrower and Agent; (e) any Subsidiary that is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted hereunder but only until such transaction is consummated, if such new Subsidiary at no time holds any assets or liabilities other than any merger or amalgamation consideration contributed to it contemporaneously with the closing of such transactions; (f) acquired pursuant to a Permitted Investment and financed with secured Debt permitted to be incurred hereunder as assumed Debt (and not incurred in contemplation of such acquisition), and each Subsidiary acquired in such Permitted Investments that guarantees such Debt, in each case to the extent that, and for so long as, the documentation relating to such Debt to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition was not created in contemplation of such Permitted Investment; and (g) any other Subsidiary with respect to which, in the reasonable judgment of Borrower (as agreed to in writing by Agent), the cost or other consequences of guaranteeing the Obligations would be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Maturity Date” means the earlier of:

(a)	demand for payment under Section 10.2; and

(b)	the 5th anniversary of the Closing Date.

“Maximum Incremental Amount” means, collectively, the Fixed Incremental Amount, the Ratio Incremental Amount and the Voluntary Prepayment Amount; provided that the order and combination of the utilization of any component of the Maximum Incremental Amount shall be directed by Borrower in writing in its sole discretion subject to the terms of this Agreement on or prior to the date any commitment therefor is entered into and if not so directed shall be deemed to have been incurred in reliance first on the Ratio Incremental Amount, second on the Voluntary Prepayment Amount and third on the Fixed Incremental Amount.

“Mississauga Property” means the property located at 2525 Speakman Drive, Mississauga, Ontario L5K 1B1 legally owned by 1329507 Ontario Inc. and beneficially owned by Borrower.

“Mortgages” means the collective reference to each mortgage, deed of trust or other real property security document, encumbering any real property now or hereafter owned by any Credit Party, in each case, in form and substance reasonably satisfactory to Agent and executed by such Credit Party in favor of Agent, for the ratable benefit of the Secured Parties, as any such document now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Multiemployer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding 6 years contributed to by Borrower or any ERISA Affiliate or with respect to which Borrower or any ERISA Affiliate may incur any liability.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.14 and (b) has been approved by the Required Lenders.

“Non-Funding Lender” is defined in Section 11.13(a)(iii).

“Notice of Borrowing” means a notice of borrowing substantially in the form attached as Exhibit D hereto.

“Notice of Conversion/Continuation” means a notice of conversion/continuation substantially in the form attached as Exhibit E hereto.

“Notice of Prepayment” means a notice of prepayment substantially in the form attached as Exhibit F hereto.

“Obligations” means any and all Revolving Loans, Swingline Loans, Letter of Credit Accommodations, Term Loans and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any Credit Party to Agent, Lenders and their respective Affiliates including principal, interest, charges, indemnifications for Letter of Credit Accommodations or otherwise, fees, costs and expenses, however evidenced, whether as principal or otherwise, arising under or in connection with the Financing Agreements, Secured Hedge Agreements and Secured Cash Management Agreements, as amended, modified, supplemented, extended, renewed, restated, replaced or superseded, in whole or in part, from time to time and/or Applicable Laws, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any proceeding with respect to any Credit Party under Insolvency Laws (including the payment of interest and other amounts which would accrue and become due but for the commencement of such proceeding, whether or not such amounts are allowed or allowable in whole or in part in such proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured. For greater certainty, the obligations, liabilities and indebtedness owing under or in connection with the BMO Facilities are not included in “Obligations”.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a capital lease.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement and any other documents entered into in connection herewith, or sold or assigned an interest in any Loan or this Agreement and any other documents entered into in connection herewith).

“Other Currency” is defined in Section 13.6.

“Other Lender” is defined in Section 11.13(d).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any this Agreement and any other documents entered into in connection herewith, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.5).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Payment/Insolvency Event of Default” means the occurrence and continuation of any Event of Default pursuant to Section 10.1(a)(i) and (ii), 10.1(i) or 10.1(j).

“Pension Plans” means each of the pension plans, if any, that are registered in accordance with the ITA which any Credit Party sponsors or administers or into which any Credit Party makes contributions.

“Permitted Debt” means, collectively, the Debt of Borrower and its Subsidiaries permitted pursuant to Section 8.3.

“Permitted Investments” means, collectively, the Investments permitted pursuant to Section 8.4.

“Permitted Liens” means, collectively, the Liens permitted pursuant to Section 8.2.

“Permitted Refinancing” means any renewals, exchanges, extensions, refinancings and refunding of such Debt; provided that:

(a)	any such renewal, exchange, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount (or accreted value, if applicable) of the aggregate principal amount of such Debt outstanding at such time (plus accrued interest, any reasonable premium and reasonable commission, fees and expenses);

(b)	such Debt has a stated maturity date that is at least 91 days after the Maturity Date and the Weighted Average Life to Maturity of such Debt is not shorter than the Weighted Average Life to Maturity of the Debt being renewed exchanged, extended or refinanced or refunded;

(c)	with respect to which any Liens securing such Debt are limited to the assets or property that secured or would have secured the Debt being renewed, exchanged, extended, refinanced or refunded and without any change in the Lien priority with respect to such assets or property subject to such Liens; provided that any such Lien may be subordinated on terms satisfactory to Agent;

(e)	no obligor that was not obligated with respect to the Debt that is renewed, extended, refinanced or refunded shall become obligated with respect to the renewal, exchange, extension, refinancing or refund of such Debt;

(f)

if the Debt that is renewed, exchanged, extended, refinanced or refunded was subordinated in right of payment to the Obligations, then the terms and conditions of the renewal, exchange, extension, refinancing, refunding must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the renewed, exchanged, extended, refinanced or refunded Debt; and

(g)	such Debt shall be on terms no more materially restrictive on such obligors than the Debt being renewed, exchanged, extended, refinanced or refunded.

“Person” or “person” means any individual, sole proprietorship, corporation, partnership, limited partnership, corporation, limited liability company, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions or, in the case of a Multiemployer Plan, has made contributions at any time during the immediately preceding 6 plan years or with respect to which Borrower may incur liability. For greater certainty, “Plan” does not include a Pension Plan that is not a U.S. Pension Plan.

“Playa Vista Agent” means Wells Fargo Bank, National Association, as administrative agent for itself and the lenders under the Playa Vista Credit Facility.

“Playa Vista Borrower” means IMAX PV Development Inc., a wholly-owned subsidiary of Borrower.

“Playa Vista Credit Facility” means the credit facilities established in favor of Playa Vista Borrower pursuant to the construction loan agreement dated October 6, 2014 among Playa Vista Borrower, Playa Vista Agent and the other Persons party thereto, as amended, modified, supplemented, extended, renewed, restated or replaced from time to time.

“Playa Vista Guarantee” means the payment and performance guaranty dated October 6, 2014 issued by Borrower in favor of Playa Vista Agent with respect to the Playa Vista Credit Facility.

“Playa Vista Property” means the property located at 12582 West Millennium, Playa Vista, California 90094 owned by Playa Vista Borrower.

“PPSA” means the Personal Property Security Act (Ontario); provided that, if the attachment, perfection or priority of Agent’s security in respect of any Collateral is governed by the laws of any jurisdiction other than Ontario, PPSA shall mean those other laws for the purposes hereof relating to attachment, perfection or priority.

“Pro Rata Share” means with respect to a Lender:

(a)	with respect to all Revolving Loans, the percentage obtained by dividing (i) the aggregate Revolving Loan Commitments of such Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders;

(b)	with respect to all Revolving Loans on and after the Maturity Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the

Revolving Loans held by such Lender by (ii) the outstanding principal balance of the Revolving Loans held by all Lenders;

(c)	with respect to all Term Loans, the percentage obtained by dividing (i) the aggregate Term Loan Commitments of such Lender by (ii) the aggregate Term Loan Commitments of all Lenders;

(d)	with respect to all Term Loans on and after the Maturity Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Term Loans held by such Lender by (ii) the outstanding principal balance of the Term Loans held by all Lenders; and

(e)	with respect to all Loans on and after the Maturity Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by such Lender by (ii) the outstanding principal balance of the Loans held by all Lenders.

“Prohibited Transferee” is defined in the definition of Eligible Transferee.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Ratio Debt” is defined in Section 8.3(m).

“Ratio Debt Test” is defined in Section 8.3(m).

“Ratio Incremental Amount” means, at any time, the maximum amount of Debt that could be incurred at such time by Borrower so long as on a pro forma basis, after giving effect to the incurrence of any applicable Incremental Term Loan Commitment, the Senior Secured Net Leverage Ratio does not exceed 2.50:1.00 (as calculated by Borrower in a Compliance Certificate executed and delivered by Borrower to Agent).

“Receiver” is defined in Section 10.2(f).

“Recipient” means (a) Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Records” means all of each Credit Party’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of a Credit Party with respect to the foregoing maintained with or by any other person).

“Replacement Rate” is defined in Section 3.2(c).

“Report” is defined in Section 11.9(a).

“Required Lenders” means, on any date of determination, (a) Lenders holding more than 50% of the Commitments or (b) on and after the Maturity Date, Lenders holding more than 50% of the outstanding Loans. The Commitments and outstanding Loans of Non-Funding Lenders shall be excluded from the calculation of Required Lenders. For purposes of this definition, the calculation of the outstanding principal amount of all Alternate Currency Loans shall be determined by taking the Dollar Equivalent thereof at the time of any such calculation.

“Restricted Payment” is defined in Section 8.5.

“Revolving Lenders” means, at any time, collectively, all Lenders with a Revolving Loan Commitment at such time (and after the termination of all Revolving Loan Commitments, any Lender that holds any outstanding amount in respect of Revolving Loans). Unless the context otherwise requires, the term “Lenders” includes Swingline Lender.

“Revolving Loan Commitment” means (a) as to any Revolving Lender with respect to Revolving Loans, the aggregate of such Revolving Lender’s Revolving Loan Commitment as set forth beside such Revolving Lender’s name on Exhibit G hereto or, if such Revolving Lender’s name does not appear on Exhibit G hereto, in the most recent Assignment and Assumption Agreement or Lender Joinder Agreement executed by such Revolving Lender, and (b) as to all Revolving Lenders, the aggregate of all Revolving Lenders’ Revolving Loan Commitments to Borrower, which aggregate commitment is $300,000,000 as of the Closing Date. For greater certainty, the Swingline Commitment of $5,000,000 as of the Closing Date is a sub-limit of the Revolving Loan Commitment and not in addition thereto.

“Revolving Loans” means Canadian Prime Rate Loans, CDOR Rate Loans, U.S. Base Rate Loans and/or Euro Rate Loans, as the case may be, now or hereafter made by Revolving Lenders to or for the benefit of Borrower on a revolving basis (involving advances, repayments and re-advances) as set forth in Section 2.1 hereof.

“Revolving Loan Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in the Letter of Credit Accommodations and Swingline Loans at such time. For purposes of this definition, the calculation of the outstanding principal amount of all Alternate Currency Loans shall be determined by taking the Dollar Equivalent thereof at the time of any such calculation.

“Revolving Loan Facility” means the revolving loan facility established pursuant to Article 2 (including any increase in such revolving loan facility established pursuant to Section 2.6).

“Revolving Loan Outstandings” means the sum of on any date (a) the aggregate outstanding principal amount of Revolving Loans and Swingline Loans (without duplication) after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Swingline Loans (without duplication) occurring on such date; plus (b) the aggregate outstanding amount of all Letter of Credit Accommodations after giving effect to any changes in the aggregate amount of the Letter of Credit Accommodations as of such date. For purposes of this definition, the calculation of the outstanding principal amount of all Alternate Currency Loans shall be determined by taking the Dollar Equivalent thereof at the time of any such calculation.

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, in each case, a country or territory that is the target of territory-wide or country-wide OFAC sanctions.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/fac/sdn/index.html, or as otherwise published from time to time.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Credit Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Hedge Agreement that is entered into by and between any Credit Party and any Hedge Bank.

“Secured Parties” means, collectively, Agent, Lenders, and their respective Affiliates (including Hedge Banks under any Secured Hedge Agreements and Cash Management Banks under Secured Cash Management Agreements) and any other person holding any Obligations (and, for greater certainty, if such person ceases to be an Agent or a Lender then for any transaction entered into under a Secured Hedge Agreement or Secured Cash Management Agreement with that Agent or Lender or any of its Affiliates prior to the date that person ceases to be an Agent or Lender, that Person or any of its Affiliates shall continue to be a Secured Party hereunder with respect to Borrower’s obligations relating to any such transaction).

“Senior Secured Net Leverage Ratio” means, as of any date, the ratio of (i) Total Debt secured by a Lien on any assets of Borrower or any of its Subsidiaries as of such date (net of unrestricted cash and Cash Equivalents of Borrower and its consolidated Subsidiaries on the consolidated balance sheet of Borrower and its Subsidiaries as of the last day of such period less such amounts domiciled in the People’s Republic of China, and such net amount not to exceed in aggregate $75,000,000) to (ii) EBITDA for the period of four (4) Fiscal Quarter period ending on or immediately prior to such date.

“Settlement Date” is defined in Section 11.13(a)(iii).

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets (including contingent assets) of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent assets or liabilities at any time shall be computed as the amount that, in the light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured assets or liability, as the case may be.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.

“Sweep Arrangement” is defined in Section 2.1(c).

“Swingline Commitment” means the lesser of (a) $5,000,000 and (b) the Revolving Loan Commitment. For greater certainty, the Swingline Commitment of $5,000,000 as of the Closing Date is a sub-limit of the Revolving Loan Commitment and not in addition thereto.

“Swingline Facility” means the swingline facility established pursuant to Section 2.1(c).

“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Loan” means any swingline loan made by Swingline Lender to Borrower pursuant to Section 2.1(c), and all such swingline loans collectively as the context requires.

“Swingline Participation Amount” is defined in Section 2.1(c)(iv).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term Lender” means any Lender with a Term Loan Commitment.

“Term Loan Commitment” means (a) as to any Lender with respect to Term Loans, the aggregate of such Lender’s Term Loan Commitment as set forth beside such Lender’s name in the most recent Assignment and Assumption Agreement or Lender Joinder Agreement executed by such Lender, and (b) as to all Lenders, the aggregate of all Lenders’ Term Loan Commitments to Borrower, which aggregate commitment is $0 as of the Closing Date.

“Term Loan Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Term Loans.

“Term Loan Facility” means the term loan facility, if any, established pursuant to Section 2.6.

“Term Loan Outstandings” means, on any date, the aggregate outstanding principal amount of Term Loans after giving effect to any borrowings and prepayments or repayments of Term Loans occurring on such date.

“Term Loans” means, collectively, if applicable, each Incremental Term Loans and “Term Loan” means any of such Incremental Terms Loans.

“Total Debt” means, at any time with respect to Borrower and its consolidated Subsidiaries in accordance with GAAP and to the extent listed on the consolidated balance sheet (without duplication), the sum of all (i) Debt of the type specified in clauses (b), (c), (d), (e), (f) and (h) of the definition of “Debt” and (ii) non-contingent obligations of the type specified in clause (k) of such definition (to the extent such obligations under clause (k) relate to Debt of the type specified in clauses (b), (c), (d), (e), (f) and (h) of such definition (but (1) excluding surety bonds not in connection with debt for borrowed money, performance bonds or other similar instruments, (2) excluding the effects of any discounting of Debt resulting from the application of purchase accounting in connection with the transactions contemplated by this Agreement or any acquisition and (3) any Debt that is issued at a discount to its initial principal amount shall be calculated based on the entire stated principal amount thereof, without giving effect to any discounts or upfront payments), excluding obligations in respect of letters of credit, bankers acceptances, bank guarantees, and guarantees on first demand, in each case, except to the extent of unreimbursed amounts thereunder). For the avoidance of doubt, it is understood that obligations under Hedge Agreements and Cash Management Agreements do not constitute Total Debt.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Debt on such date to (b) EBITDA for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Debt on such date (net of unrestricted cash and Cash Equivalents of Borrower and its consolidated Subsidiaries on the consolidated balance sheet of Borrower and its Subsidiaries as of the last day of such period less such amounts domiciled in the People’s Republic of China, and such net amount not to exceed in aggregate $75,000,000) to (b) EBITDA for the period of four (4) consecutive Fiscal Quarters ending on or immediately prior to such date.

“Trade-mark” means any Trade-mark as such term is defined in the General Security Agreement.

“TTM Revenue” means, as of any date of determination, with respect to Borrower and its consolidated Subsidiaries the amount which is set forth under the heading “Revenues” on the consolidated statement of operations of Borrower and its Subsidiaries for the most recent four (4) consecutive Fiscal Quarter period ending on or immediately prior to such date as determined in accordance with GAAP.

“Type” means (i) for any US Revolving Loan, the type of such US Revolving Loan determined with regard to the interest option available thereto, i.e., whether a U.S. Base Rate Loan or a Euro Dollar Rate Loan, (ii) for a Euro Rate Loan (other than a US Revolving Loan), the Currency of such Euro Rate Loan and (iii) for any Canadian Revolving Loan, the type of such Canadian

Revolving Loan determined with regard to the interest option available thereto, i.e., whether a Canadian Prime Rate Loan or a CDOR Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“USERP” means the unregistered supplemental executive retirement plan dated July 12, 2000, as amended and restated as of January 1, 2006, made by Borrower in favor of its former Co-Chief Executive Officer and current Chairman of the Board, Bradley J. Wechsler, and its current Chief Executive Officer, Richard L. Gelfond.

“U.S. Base Rate” means, at any time, the highest of (a) the U.S. Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) the Euro Dollar Rate for an Interest Period of one month plus the difference between the Applicable Margin for U.S. Base Rate Loans and Euro Dollar Rate Loans; each change in the U.S. Base Rate shall take effect simultaneously with the corresponding change or changes in the U.S. Prime Rate, the Federal Funds Rate or the Euro Dollar Rate.

“U.S. Base Rate Loans” means any Loans (including Swingline Loans) or portions thereof denominated in U.S. Dollars and on which interest is payable based on the U.S. Base Rate in accordance with the terms hereof.

“U.S. First Rate” is defined in Section 3.1(c).

“U.S. Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Credit Party sponsors, maintains, or to which any Credit Party or any ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by Agent as its prime rate. Each change in the U.S. Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“US Reference Bank” means Wells Fargo or any successor thereto, or such other major bank in the United States as Agent may from time to time designate, in its discretion, after consultation with Borrower.

“US Revolving Loans” means Revolving Loans denominated in U.S. Dollars.

“Voluntary Prepayment Amount” means, at any time, the amount equal to all voluntary prepayments by Borrower of the Loans to the extent accompanied by a corresponding permanent reduction in the Revolving Loan Commitment, if applicable, less the aggregate principal amount of all Incremental Loans, Incremental Loan Commitments and Incremental Equivalent Debt incurred under the Voluntary Prepayment Amount prior to such time, as applicable.

“Weighted Average Life to Maturity” means, when applied to any indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such indebtedness, in each case of clauses (a) and (b), without giving effect to the application of any prior prepayment to such installment, sinking fund, serial maturity or other required payment of principal.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its successors.

“Withholding Agent” means any Credit Party and Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-in Legislation Schedule.

ARTICLE 2

CREDIT FACILITIES

2.1	Revolving Loans

(a)	Availability and Repayment. Subject to, and upon the terms and conditions contained herein, each Revolving Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans by way of Canadian Prime Rate Loans, CDOR Rate Loans, Euro Rate Loans and U.S. Base Rate Loans to Borrower from time to time from the Closing Date through, but not including, the Maturity Date in amounts requested by Borrower in accordance with Section 3.1(h); provided, that (i) after the Closing Date, the Revolving Loan Outstandings shall not exceed the Revolving Loan Commitment, (ii) the Revolving Loan Exposure of any Lender shall not at any time exceed such Lender’s Revolving Loan Commitment and (iii) the aggregate principal amount (using the Dollar Equivalent thereof) of all Alternate Currency Loans then outstanding shall not exceed the Alternate Currency Revolving Loan Sublimit. Subject to the terms and conditions hereof, Borrower at any time may borrow, repay and reborrow Revolving Loans hereunder until the Maturity Date. On the Maturity Date, the outstanding balance of the Revolving Loans (including principal, accrued and unpaid interest and other amounts due and payable with respect thereto) shall be due and be payable and the Revolving Loan Commitment shall terminate.

(b)

Maximum Amounts. In the event that (i) the Revolving Loan Outstandings exceed the Revolving Loan Commitment, (ii) the Revolving Loan Exposure of any Lender exceeds such Lender’s Revolving Loan Commitment, (iii) the aggregate outstanding amount of the Letter of Credit Accommodations exceeds the Letter of

Credit Accommodations Sublimit, (iv) the aggregate principal amount (using the Dollar Equivalent thereof) of all Alternate Currency Loans then outstanding exceeds the Alternate Currency Revolving Loan Sublimit or (v) the aggregate principal amount of all Swingline Loans then outstanding exceeds the Swingline Commitment, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in that circumstance or on any future occasions and Borrower shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

(c)	Swingline Loans.

(i)	Subject to, and upon the terms and conditions contained herein, Swingline Lender may, in its sole discretion, make Swingline Loans in U.S. Dollars by way of U.S. Base Rate Loans to Borrower from time to time from the Closing Date to, but not including, the Maturity Date; provided, that (i) after giving effect to any amount requested, the Revolving Loan Outstandings shall not exceed the Revolving Loan Commitment and (ii) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) shall not exceed the Swingline Commitment. Notwithstanding any provision herein to the contrary, Swingline Lender and Borrower may agree that the Swingline Facility may be used to automatically draw and repay Swingline Loans (subject to the limitations set forth herein) pursuant to cash management arrangements between Borrower and Swingline Lender (the “Sweep Arrangement”). Principal and interest on Swingline Loans deemed requested pursuant to the Sweep Arrangement shall be paid pursuant to the terms and conditions agreed to between Borrower and Swingline Lender (without any deduction, setoff or counterclaim whatsoever). The borrowing and disbursement provisions set forth in Section 3.1(h) and any other provision hereof with respect to the timing or amount of payments on the Swingline Loans (other than the requirement that the Swingline Loans be repaid in full on the Maturity Date set forth herein) shall not be applicable to Swingline Loans made and prepaid pursuant to the Sweep Arrangement. Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Arrangement, on the Maturity Date, the outstanding balance of the Swingline Loans (including principal, accrued and unpaid interest and other amounts due and payable with respect thereto) shall be due and be payable and the Swingline Commitment shall terminate. Swingline Loans may be made automatically through the Credit Sweep Option under Swingline Lender’s Stagecoach Sweep® Service subject to the additional terms and conditions set forth in Swingline Lender’s standard documentation for such service as agreed to by Borrower.

(ii)

Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of Borrower (which hereby irrevocably directs Swingline Lender to act on its behalf), by written notice given no later than

11:00 a.m. (New York time) on any Business Day request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan as a U.S. Base Rate Loan in an amount equal to such Revolving Credit Lender’s Pro Rata Share of the Revolving Loan Commitment of the aggregate amount of the Swingline Loans outstanding on the date of such notice, to repay Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to Agent in immediately available funds at Agent’s Office not later than 1:00 p.m. (New York time) on the day specified in such notice. The proceeds of such Revolving Loans shall be immediately made available by Agent to Swingline Lender for application by Swingline Lender to the repayment of the Swingline Loans. No Revolving Lender’s obligation to fund its respective Pro Rata Share of the Revolving Loan Commitment of a Swingline Loan shall be affected by any other Revolving Lender’s failure to fund its Pro Rata Share of the Revolving Loan Commitment of a Swingline Loan, nor shall any Revolving Lender’s Pro Rata Share of the Revolving Loan Commitment be increased as a result of any such failure of any other Revolving Lender to fund its Pro Rata Share of the Revolving Loan Commitment of a Swingline Loan.

(iii)	Borrower shall pay to Swingline Lender on demand, and in any event on the Maturity Date, in immediately available funds the amount of such Swingline Loans to the extent amounts received from Revolving Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, Borrower irrevocably authorizes Agent to charge any account (other than fiduciary accounts as to which a Credit Party is acting as fiduciary for another Person who is not a Credit Party and payroll or trust fund accounts) maintained by Borrower with Swingline Lender (up to the amount available therein) in order to immediately pay Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to Swingline Lender shall be recovered by or on behalf of Borrower from Swingline Lender in an Insolvency Proceeding or otherwise, the loss of the amount so recovered shall be ratably shared among all Revolving Lenders in accordance with their respective Pro Rata Share of the Revolving Loan Commitment.

(iv)

If for any reason any Swingline Loan cannot be refinanced with a Revolving Loan pursuant to Section 2.1(c)(ii), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.1(c)(ii), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to Swingline Lender an amount (the “Swingline Participation Amount”) equal to such Revolving Lender’s Pro Rata Share of the Revolving Loan Commitment of the aggregate principal amount of Swingline Loans then outstanding. Each Revolving Lender will immediately transfer to Swingline Lender, in immediately available funds, the amount of its Swingline Participation Amount. Whenever, at any time after Swingline Lender has received from any Revolving Lender such Revolving Lender’s Swingline Participation Amount, Swingline Lender receives any payment on account of the Swingline Loans, Swingline Lender will distribute to such Revolving Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Lender’s Pro Rata Share of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by Swingline Lender is required to be returned, such Revolving Lender will return to Swingline Lender any portion thereof previously distributed to it by Swingline Lender.

(v)	Each Revolving Lender’s obligation to make the Revolving Loans referred to in Section 2.1(c)(ii) and to purchase participating interests pursuant to Section 2.1(c)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or Borrower may have against Swingline Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article 4, (C) any adverse change in the condition (financial or otherwise) of any Loan Party, (D) any breach of this Agreement or any other Financing Agreement by any Loan Party or any other Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(vi)	If any Revolving Lender fails to make available to Agent, for the account of Swingline Lender, any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.1(c) by the time specified in Section 2.1(c)(ii) or 2.1(c)(iv), as applicable, Swingline Lender shall be entitled to recover from such Revolving Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to Swingline Lender at a rate per annum equal to the applicable Federal Funds Rate, plus any administrative, processing or similar fees customarily charged by Swingline Lender in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan or Swingline Participation Amount, as the case may be. A certificate of Swingline Lender submitted to any Revolving Lender (through Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

2.2	Letter of Credit Accommodations

(a)	Letter of Credit Accommodations. Subject to, and upon the terms and conditions contained herein, at the irrevocable request of Borrower pursuant to a Notice of Borrowing given by Borrower to Agent no later than 12:00 noon (New York time) at least three (3) Business Days prior to the requested issuance date, Issuing Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of Borrower or any Credit Party in U.S. Dollars containing terms and conditions reasonably acceptable to Issuing Lender. Any payments made by Issuing Lender in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to Borrower pursuant to this Article 2. Each Lender agrees to purchase an irrevocable and unconditional participation in each Letter of Credit Accommodation issued hereunder based on its Pro Rata Share. Each Letter of Credit Accommodation shall expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit Accommodations (subject to (i) such longer periods agreed to by Issuing Lender and (ii) automatic renewal for additional one (1) year periods pursuant to the terms of the letter of credit application or other documentation acceptable to Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Maturity Date unless Issuing Lender is satisfied that Borrower will cash collateralize the Letter of Credit Accommodations that extend beyond the fifth (5th) Business Day prior to the Maturity Date on terms acceptable to Issuing Lender.

(b)	Fees and Expenses. In addition to any charges, fees or expenses charged by Issuing Lender in connection with the Letter of Credit Accommodations, Borrower shall pay to Agent a letter of credit fee at a rate equal to the Applicable Margin per annum for Euro Dollar Rate Loans on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding Fiscal Quarter (or part thereof), payable in arrears as of the last Business Day of each Fiscal Quarter. Such letter of credit fee shall be calculated on the basis of a 360 day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the maturity or termination of this Agreement. This letter of credit fee shall not be payable to a Lender during the period it is a Non-Funding Lender.

(c)	Maximum Amount. The amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Issuing Lender in connection therewith (including charges, fees and expenses with respect thereto) shall not at any time exceed $25,000,000 (the “Letter of Credit Accommodations Sublimit”). At any time an Event of Default has occurred and is continuing, upon Agent’s request, Borrower will furnish Agent with cash collateral to secure the reimbursement obligations of the Issuing Lender in connection with any Letter of Credit Accommodations.

(d)	[Reserved].

(e)	Rights of Issuing Lender. Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Agent, Issuing

Lender or a Lender in any manner. Except as a result of Issuing Lender’s own gross negligence or willful misconduct as determined by a final and non-appealable judgment or court order binding on Issuing Lender, Borrower shall be bound by any interpretation made by Issuing Lender under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. At all times other than when an Event of Default has occurred and is continuing, Borrower shall be permitted, with the prior written consent of Issuing Lender to: (i) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (ii) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral.

2.3	Maturity Date

(a)	This Agreement shall continue in full force and effect for a term ending on the Maturity Date. Upon the Maturity Date, Borrower shall pay to Agent, in full, all outstanding and unpaid non-contingent Obligations (except under or in connection with any Secured Hedge Agreement) and shall furnish cash collateral (or backstop letters of credit) to Agent in such amounts as Agent determines are reasonably necessary to secure Agent, Lenders and Secured Parties from loss, cost, damage or expense, including legal fees and expenses, with respect to issued and outstanding Letter of Credit Accommodations, outstanding Secured Hedge Agreements and cheques or other payments provisionally credited to the Obligations and/or as to which Agent and Lenders have not yet received payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in U.S. Dollars to such bank account of Agent, as Agent may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the bank account designated by Agent are received in such bank account later than 12:00 noon (New York time).

(b)	No termination of this Agreement shall relieve or discharge any Credit Party of its respective duties, obligations and covenants under the Financing Agreements until all Obligations have been fully paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders, under the Financing Agreements and Applicable Law, shall remain in effect until all such Obligations have been fully paid.

2.4	Optional Cancellation of Unused Revolving Loan Commitments

Borrower shall have the right at any time and from time to time, without premium or penalty, to cancel the unused Revolving Loan Commitments, in whole or in part, with irrevocable prior written notice to Agent pursuant to a Notice of Prepayment given not later than 12:00 noon (New York time) on a Business Day specifying the date and amount of cancellation. Each optional partial cancellation hereunder shall be in an aggregate principal amount of at least $5,000,000 or any whole multiple of $1,000,000 in excess thereof. A Notice of Prepayment received after 12:00 noon (New York time) shall be deemed received on the next Business Day. Agent shall promptly notify Revolving Lenders of each Notice of Prepayment.

2.5	Hedge Transactions

Agent or a Lender (or their respective Affiliates) may offer to make available Hedge Agreements to Borrower from time to time (it being understood that nothing contained herein shall be construed to commit any person to enter into any Hedge Agreement) upon terms mutually acceptable to Agent or such Lender or such Affiliate and Borrower.

2.6	Incremental Term Loans and Revolving Loans

(a)	At any time, Borrower may by written notice to Agent elect to request the establishment of:

(i)	one or more new or incremental term loan commitments (any such new or incremental term loan commitment, an “Incremental Term Loan Commitment”) to make one or more new or additional term loans, including a borrowing of a new or additional term loan under this Agreement (any such new or additional term loan, an “Incremental Term Loan”); or

(ii)	one or more increases in the Revolving Loan Commitments (any such increase, an “Incremental Revolving Loan Commitment” and, together with the Incremental Term Loan Commitments, the “Incremental Loan Commitments”) to make additional revolving loans under this Agreement (any such increase, an “Incremental Revolving Loan Increase” and, together with the Incremental Term Loans, the “Incremental Loans”);

provided that (1) the total aggregate principal amount (as of the date of incurrence thereof) of such Incremental Revolving Loan Commitments and Incremental Revolving Loan Increases shall not exceed the Fixed Incremental Amount, (2) the total aggregate principal amount (as of the date of incurrence thereof) of such Incremental Loans shall not exceed the Maximum Incremental Amount, (3) the amount for each Incremental Term Loan Commitment (and the Incremental Term Loans made thereunder) shall not be less than a minimum principal amount of $10,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (2) and (4) the amount for each Incremental Revolving Loan Commitment shall not be less than a minimum principal amount of $25,000,000.

(b)	Each such notice shall specify the date (each, an “Increased Amount Date”) on which Borrower proposes that any Incremental Loan Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Agent (or such earlier date as may be approved by Agent).

(c)	Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to Agent, to provide an Incremental Loan Commitment (any such Person, an “Incremental Lender”). Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment or any portion thereof.

(d)	Any Incremental Loan Commitment shall become effective as of such Increased Amount Date; provided that each of the following conditions has been satisfied or waived as of such Increased Amount Date:

(i)	no Default or Event of Default shall exist on such Increased Amount Date immediately prior to or after giving effect to (1) any Incremental Loan Commitment, and (2) the making of any Incremental Loans pursuant thereto (determined upon the earlier to occur of (x) the execution of definitive documentation with respect to any investment in connection with the incurrence of such Incremental Loan Commitment and (y) such investment);

(ii)	Agent and Lenders shall have received from Borrower a Compliance Certificate demonstrating, in form and substance reasonably satisfactory to Agent, that Borrower is in compliance with (1) the provisos in Section 2.6(a) and (2) the Senior Secured Net Leverage Ratio pursuant to Section 9.1 based on the financial statements most recently delivered pursuant to Section 7.6(a) both before and after giving effect (on a pro forma basis) to (x) any Incremental Loan Commitment, (y) the making of any Incremental Loans pursuant thereto (with any Incremental Loan Commitment being deemed to be fully funded) and (z) any Permitted Investment consummated in connection therewith, in each case, without duplication;

(iii)	[reserved];

(iv)	the proceeds of any Incremental Loans shall be used in accordance with Section 5.5;

(v)	each Incremental Term Loan Commitment (and the Incremental Term Loans made thereunder) shall constitute Obligations of Borrower and shall be secured and guaranteed with the other Obligations on a pari passu or junior basis;

(vi)	each Incremental Revolving Loan Commitment (and the Incremental Revolving Loan Increase made thereunder) shall constitute Obligations of Borrower and shall be secured and guaranteed with the other Revolving Loans and applicable Term Loans on a pari passu basis;

(vii)	in the case of each Incremental Term Loan (the terms of which shall be set forth in the relevant Lender Joinder Agreement):

(A)	such Incremental Term Loan will not have a shorter Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of the other Term Loans or a maturity date earlier than the Maturity Date;

(B)	the applicable margin and pricing grid, if applicable, for such Incremental Term Loan shall be determined by Agent, the applicable Incremental Lenders and Borrower on the applicable Increased Amount Date; and

(C)	except as provided above, all other terms and conditions applicable to any Incremental Term Loan shall be substantially identical to those applicable to the other Term Loans or not more restrictive than those applicable to the other Term Loans;

(viii)	in the case of each Incremental Revolving Loan Increase (the terms of which shall be set forth in the relevant Lender Joinder Agreement):

(A)	such Incremental Revolving Loan Increase shall mature on the Maturity Date, shall bear interest and be entitled to fees at the rate applicable to the Revolving Loans and shall be subject to the same terms and conditions as the Revolving Loans; and

(B)	the outstanding Revolving Loans, Swingline Loans and Letter of Credit Accommodations will be reallocated by Agent on the applicable Increased Amount Date among the Revolving Lenders (including the Incremental Lenders providing such Incremental Revolving Loan Increase) in accordance with their revised Pro Rata Share and the Revolving Lenders (including the Incremental Lenders providing such Incremental Revolving Loan Increase) agree to make all payments and adjustments necessary to effect such reallocation and Borrower shall pay any and all costs required pursuant to Section 3.2(f) in connection with such reallocation as if such reallocation were a repayment;

(ix)	any Incremental Lender making any Incremental Term Loan shall be entitled to the same voting rights as the existing Term Lenders under the Term Loan Facility and (unless otherwise agreed by the applicable Incremental Lenders) each Incremental Term Loan shall receive proceeds of payments on the same basis as the existing Term Loans made hereunder;

(x)	any Incremental Lender with an Incremental Revolving Loan Increase shall be entitled to the same voting rights as the existing Revolving Lenders under the Revolving Loan Facility and any Revolving Loan made in connection with each Incremental Revolving Loan Increase shall receive proceeds of payments on the same basis as the other Revolving Loans made hereunder;

(xi)	such Incremental Loan Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by Borrower, Agent and the applicable Incremental Lenders (which Lender Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Financing Agreements as may be necessary or appropriate, in the opinion of Agent, to effect the provisions of this Section 2.6); and

(xii)	Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including a resolution duly adopted by the board of directors (or equivalent governing body) of Borrower authorizing such Incremental Loan and/or Incremental Loan Commitment) as may be reasonably requested by Agent in connection with any such transaction.

(e)	The Incremental Term Loans shall be deemed to be Term Loans; provided that any such Incremental Term Loan that is not added to the outstanding principal balance of a pre-existing Term Loan shall be designated as a separate tranche of Term Loans for all purposes of this Agreement.

(f)	The Incremental Lenders shall be included in any determination of the Required Lenders and, unless otherwise agreed by the applicable Incremental Lenders that their respective Incremental Term Loan Commitment (and the Incremental Term Loans made thereunder) shall be secured and guaranteed with the other Obligations on a junior basis, the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(g)	On any Increased Amount Date on which any Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Term Loan Commitment shall make, or be obligated to make, an Incremental Term Loan to Borrower in an amount equal to its Incremental Term Loan Commitment and shall become a Term Lender hereunder with respect to such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant thereto.

(h)	On any Increased Amount Date on which any Incremental Revolving Loan Increase becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Revolving Loan Commitment shall become a Revolving Lender hereunder with respect to such Incremental Revolving Loan Commitment.

(i)	The incurrence of Incremental Equivalent Debt pursuant to Section 8.3(y) shall reduce, on a dollar-for-dollar basis, the aggregate amount of Incremental Loans permitted to be incurred under Section 2.6(a).

ARTICLE 3

INTEREST, REQUESTS FOR REVOLVING LOANS, INCREASED COSTS AND FEES

3.1	Interest

(a)	Interest Rate. Borrower shall pay to Agent interest on the outstanding principal amount of the Revolving Loans and Swingline Loans at the applicable Interest Rate.

(b)	Payment and Calculation. Interest shall be payable by Borrower to Agent (i) in the case of Canadian Prime Rate Loans and U.S. Base Rate Loans, quarterly in arrears on the last Business Day of each Fiscal Quarter and (ii) in the case of CDOR Rate Loans and Euro Rate Loans, on the last day of each Interest Period (and in the case of an Interest Period of greater than three (3) months, on the last day of each three (3) month period during such Interest Period and on the last day of such Interest Period). All computations of interest for U.S. Base Rate Loans (when the U.S. Base Rate is determined by reference to the U.S. Prime Rate), Canadian Prime Rate Loans and CDOR Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year). The interest rate applicable to Canadian Prime Rate Loans and U.S. Base Rate Loans shall increase or decrease by an amount equal to each increase or decrease in the Canadian Prime Rate or U.S. Base Rate after any change in such rate is announced. All interest accruing hereunder on and after an Event of Default that is continuing or maturity or termination hereof shall be payable on demand. In no event shall charges constituting interest payable by Borrower to Agent or Lenders exceed the maximum amount or the rate permitted under any Applicable Law, and if any part or provision of this Agreement is in contravention of any such Applicable Law, such part or provision shall be deemed amended to conform thereto.

(c)

Interest Act (Canada). For purposes of disclosure under the Interest Act (Canada), where interest is calculated pursuant hereto at a rate based upon a 360 day year (the “U.S. First Rate”), it is hereby agreed that the rate or percentage of interest on a yearly basis is equivalent to such U.S. First Rate multiplied by the actual number of days in the year divided by 360. Each Credit Party confirms that it fully understands and is able to calculate the rate of interest based on the methodology for calculating per annum rates provided for in this Agreement. Agent agrees that if requested in writing by Borrower it shall calculate the nominal and effective per annum rate of interest on any Loan outstanding at any time and provide such information to Borrower promptly following such request; provided that any error in any such calculation, or any failure to provide such information on request, shall not relieve Borrower or any other Credit Party of any of its obligations under this Agreement or any other Financing Agreement, nor result in any liability of Agent or any Lender. Each Credit Party hereby irrevocably agrees not to plead or assert, whether by way of defence or otherwise, in any proceeding relating to the Financing Agreements, that the interest payable under the Financing Agreements and the calculation thereof has not been adequately disclosed to Credit Parties, whether pursuant to Section 4 of the Interest Act (Canada) or any other Applicable Law or legal principle.

(d)	Criminal Code (Canada). Notwithstanding the provisions of this Article 3 or any other provision of this Agreement, in no event shall the aggregate “interest” (as that term is defined in Section 347 of the Criminal Code (Canada)) exceed the effective annual rate of interest on the “credit advanced” (as defined therein) lawfully permitted under Section 347 of the Criminal Code (Canada).

(e)	Agent Certificate. A certificate of an authorized signing officer of Agent as to each amount and/or each rate of interest payable hereunder from time to time shall be conclusive evidence of such amount and of such rate, absent manifest error.

(f)	No deemed reinvestment principle/effective yield method. For greater certainty, whenever any amount is payable under any Financing Agreement by Borrower as interest or as a fee which requires the calculation of an amount using a percentage per annum, each party to this Agreement acknowledges and agrees that such amount shall be calculated as of the date payment is due without application of the “deemed reinvestment principle” or the “effective yield method”. As an example, when interest is calculated and payable monthly, the rate of interest payable per month is 1/12 of the stated rate of interest per annum.

(g)	Conversion/Continuation of CDOR Rate Loans and Euro Rate Loans. Each CDOR Rate Loan or Euro Rate Loan shall automatically, at Agent’s option, either (i) convert to Canadian Prime Rate Loans or U.S. Base Rate Loans, respectively, upon the last day of the applicable Interest Period or (ii) be rolled over for a further one (1) month Interest Period, unless Agent has received and approved a Notice of Conversion/Continuation to continue such CDOR Rate Loan or Euro Rate Loan for an Interest Period chosen by Borrower at least five (5) Business Days prior to such last day with respect to CDOR Rate Loans and Euro Rate Loans (other than Euro Dollar Rate Loans) and three (3) Business Days prior to such last day with respect to Euro Dollar Rate Loans, each in accordance with the terms hereof. Each CDOR Rate Loan and Euro Rate Loan shall, at Agent’s option, upon notice by Agent to Borrower, be subsequently converted to Canadian Prime Rate Loans and U.S. Base Rate Loans, respectively, upon the occurrence of any Event of Default which is continuing and otherwise upon the Maturity Date.

(h)	Requests for Revolving Loans and Swingline Loans.

(i)

Borrower may from time to time request in writing Revolving Loans and Swingline Loans pursuant to a Notice of Borrowing or may request in writing that Canadian Prime Rate Loans and U.S. Base Rate Loans (other than Swingline Loans) be converted to CDOR Rate Loans or Euro Rate Loans pursuant to a Notice of Conversion/Continuation or that any existing CDOR Rate Loan or Euro Rate Loan continue for an additional Interest Period pursuant to a Notice of Conversion/Continuation. Notices of

Borrowing and Notices of Conversion/Continuation received after 12:00 noon (New York time) on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a CDOR Rate Loan or Euro Rate Loan.

(ii)	Each Notice of Borrowing or Notice of Continuation/Conversion, as applicable, from Borrower shall specify:

(A)	whether such Loan is to be a Revolving Loan or Swingline Loan and the amount of the Revolving Loan or Swingline Loan, as applicable;

(B)	the date (which day shall be a Business Day) of borrowing, conversion or continuation, as the case may be;

(C)	the Alternate Currency of the Revolving Loan (if applicable) provided that the consent of all Revolving Lenders shall be required for a Revolving Loan in an Alternate Currency other than Canadian Dollars and Euros;

(D)	the Type of Revolving Loan;

(E)	the amount of the Canadian Prime Rate Loan or U.S. Base Rate Loan to be converted to CDOR Rate Loans or Euro Rate Loans (if applicable);

(F)	the amount of the CDOR Rate Loan or Euro Rate Loan to be continued (if applicable); and

(G)	the Interest Period to be applicable to such Revolving Loan (if applicable).

(iii)	Subject to the terms and conditions contained herein, after receipt by Agent of such a Notice of Borrowing or Notice of Continuation/Conversion from Borrower, such Revolving Loans shall be made, converted or continued, as applicable provided, that:

(A)	a Notice of Borrowing or Notice of Continuation/Conversion with respect to Euro Dollar Rate Loans shall be submitted by Borrower to Agent at least three (3) Business Days prior to the date of such borrowing, conversion or continuation;

(B)	a Notice of Borrowing or Notice of Continuation/Conversion with respect to Alternate Currency Loans shall be submitted by Borrower to Agent at least five (5) Business Days prior to the date of such borrowing, conversion or continuation;

(C)	a Notice of Borrowing with respect to Canadian Prime Rate Loans and U.S. Base Rate Loans shall be submitted by Borrower to Agent no later than 12:00 noon (New York time) on the Business Day upon which Borrower requires such Canadian Prime Rate Loan or U.S. Base Rate Loan to be advanced to Borrower and if such request is provided after 12:00 noon (New York time) on a Business Day then such Canadian Prime Rate Loan or U.S. Base Rate Loan shall be advanced on the next following Business Day;

(D)	any request by Borrower to Agent pursuant to a Notice of Borrowing or Notice of Continuation/Conversion shall be irrevocable;

(E)	no more than ten (10) Interest Periods (for all outstanding CDOR Rate Loans and Euro Rate Loans) may be in effect at any one time;

(F)	the aggregate amount of Euro Dollar Rate Loans shall be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof;

(G)	the aggregate amount of CDOR Rate Loans shall be in an amount not less than CDN$5,000,000 or an integral multiple of CDN$1,000,000 in excess thereof;

(H)	the aggregate amount of Euro Rate Loans in an Alternate Currency (other than Canadian Dollars) shall be in an amount agreed between Agent, Borrower, and the Revolving Lenders; and

(I)	the aggregate amount of Canadian Prime Rate Loans and U.S. Base Rate Loans (other than Swingline Loans) shall be in an amount not less than CDN$1,000,000 or an integral multiple of CDN$500,000 in excess thereof and $1,000,000 or an integral multiple of $500,00 in excess thereof, respectively; and

(J)	the aggregate amount of Swingline Loans shall be in an amount not less than $500,000 or an integral multiple of $100,000 in excess thereof.

(iv)	Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase Canadian Dollar, Euro or U.S. Dollar deposits in the Canadian bankers’ acceptance or London interbank market to fund any Revolving Loans, but the provisions hereof shall be deemed to apply as if Agent or Lenders had purchased such deposits to fund such Revolving Loans.

3.2	Changed Circumstances

(a)	Circumstances Affecting CDOR Rate and Euro Rate Availability. Unless and until a Replacement Rate is implemented in accordance with clause (c) below, in connection with any request for a CDOR Rate Loan or Euro Rate Loan or a conversion to or continuation thereof or otherwise, if (i) in the case of Euro Rate Loans, Agent shall determine (which determination shall be conclusive and binding absent manifest error) that the applicable Currency deposits are not being offered to banks by reason of circumstances affecting the London interbank market for the applicable amount and Interest Period of such Loan, (ii) Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining the CDOR Rate or Euro Rate for such Interest Period with respect to a proposed CDOR Rate Loan or Euro Rate Loan or (iii) the Required Lenders shall determine in good faith that the CDOR Rate or Euro Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then Agent shall promptly give notice thereof to Borrower. Thereafter, until Agent notifies Borrower that such circumstances no longer exist, the obligation of the Lenders to make CDOR Rate Loans or Euro Rate Loans and the right of Borrower to convert any Loan to or continue any Loan as a CDOR Rate Loan or Euro Rate Loan shall be suspended, and Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such CDOR Rate Loan or Euro Rate Loan together with accrued interest thereon (subject to Section 5.1), on the last day of the then current Interest Period applicable to such CDOR Rate Loan or Euro Rate Loan; or (B) convert the then outstanding principal amount of each such CDOR Rate Loan or Euro Rate Loan to a Canadian Prime Rate Loan or U.S. Base Rate Loan (or another applicable rate as reasonably determined by Agent in the case of Loans denominated in an currency other than U.S. Dollars or Canadian Dollars) as of the last day of such Interest Period, and any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b)

Laws Affecting CDOR Rate or Euro Rate Availability. If, after the date hereof, the compliance by any of the Lenders (or any of their respective Lending Offices) in good faith with any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof or any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any Lender (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any CDOR Rate Loan or Euro Rate Loan, such Lender shall promptly give notice thereof to Agent and Agent shall promptly give notice to Borrower and the other Lenders. Thereafter, until Agent notifies Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make CDOR Rate Loans or Euro Rate Loans, and the right of Borrower to convert any Loan to a CDOR Rate Loan or Euro Rate Loan or continue any Loan as a CDOR Rate Loan or Euro Rate Loan shall be suspended and thereafter Borrower may select only Canadian Prime Rate Loans or U.S. Base Rate Loans and (ii) if any of the Lenders may not lawfully continue to maintain a CDOR Rate Loan or Euro Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall automatically be converted to a Canadian Prime Rate Loan or U.S. Base Rate Loan for the remainder of such Interest Period. Notwithstanding the foregoing, to the extent a determination by a Lender as described above relates to CDOR Rate Loans or Euro Rate Loans then being requested by Borrower, Borrower shall have the option, subject to the provisions of Section 3.3, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice to Agent of such rescission on the date on which such Lender gives notice of its determination as described above (which notice of rescission Agent shall promptly transmit to each other Lender).

(c)

Replacement Rate. Notwithstanding anything to the contrary in Section 3.2 above, if Agent has made the determination (such determination to be conclusive absent manifest error) that (i) the circumstances described in Section 3.2(a) or (b) have arisen and that such circumstances are unlikely to be temporary, (ii) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the U.S. or Canadian (as applicable) syndicated loan market in the applicable currency or (iii) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have, jurisdiction over Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest rates for loans in the U.S. or Canadian (as applicable) syndicated loan market in the applicable currency, then Agent may, to the extent practicable (with the consent of Borrower and as determined by Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative or collateral agent or otherwise consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Financing Agreements unless and until (A) an event described in Section 3.2(a), (b), (c)(i), (ii) or (c)(iii) occurs with respect to the Replacement Rate or (B) Agent (or Required Lenders through Agent) notifies Borrower that the Replacement Rate does not adequately and fairly reflect the cost to Lenders of funding the Loans bearing interest at the Replacement Rate. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Financing Agreements shall be amended solely with the consent of Agent, as may be necessary or appropriate, in the opinion of Agent, to effect the provisions of this Section 3.2(c). Notwithstanding anything to the contrary in this Agreement or the other Financing Agreements (including, without limitation, Section 11.14), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as Agent shall not have received, within five (5) Business Days of the delivery of such amendment to Lenders, written notices from such Lenders that in the aggregate constitute Required Lenders, with each such notice stating that such Lender objects to such amendment (which such notice shall note with specificity the particular provisions of the amendment to which such Lender objects). To the extent the Replacement Rate is approved by Agent in connection with this clause (c), the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for Agent, such Replacement Rate shall be applied as otherwise reasonably determined by Agent (it being understood that any such modification by Agent shall not require the consent of, or consultation with, any Lenders).

(d)	Circumstances Affecting Alternate Currencies. In the event that Agent shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) at any time that any Alternate Currency (other than Canadian Dollars and Euros) is not available in sufficient amounts, as determined in good faith by Agent, then Agent shall promptly give written notice thereof to Borrower and Lenders. Thereafter, until Agent notifies in writing Borrower and Lenders that such circumstances no longer exist, the new Alternate Currency Loans denominated in the affected Alternate Currency (other than any such Alternate Currency Loans which have theretofore been funded) shall no longer be available and any Notice of Borrowing given by with respect to such Alternate Currency Loans which have not yet been incurred shall be deemed rescinded by Borrower.

3.3	Compensation for Breakage or Non-Commencement of Interest Periods

Borrower shall compensate each applicable Lender, within ten (10) days of a written request by such Lender, for any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a CDOR Rate Loan or Euro Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by Borrower to make any payment when due of any amount due hereunder in connection with a CDOR Rate Loan or Euro Rate Loan (b) due to any failure of Borrower to borrow or continue a CDOR Rate Loan or Euro Rate Loan or convert to a CDOR Rate Loan or Euro Rate Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any CDOR Rate Loan or Euro Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment of the CDOR Rate Loans or Euro Rate Loans in the London or Canadian interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth in reasonable detail the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to Borrower through Agent and shall be conclusively presumed to be correct save for manifest error.

3.4	Increased Costs

(a)	If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of,

deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Euro Dollar Rate) or any Issuing Lender;

(ii)	subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)	impose on any Lender or any Issuing Lender or the London or Canadian interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or CDOR Rate Loans or Euro Rate Loans made by such Lender or any Letter of Credit Accommodations or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit Accommodations (or of maintaining its obligation to participate in or to issue any Letter of Credit Accommodations), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Lender or other Recipient, Borrower shall within 30 days after receipt of the certificate referred to in clause (c) below, pay to any such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)

Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit Accommodations or Loans held by, such Lender, or the Letters of Credit Accommodations issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender Borrower shall within 30 days after receipt of the certificate referred to in clause (c) below, pay to such Lender or such

Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c)	Certificates for Reimbursement. A certificate of a Lender, or an Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in clause (a) or (b) of this Section and delivered to Borrower, shall be conclusive absent manifest error.

(d)	Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that Borrower shall not be required to compensate any Lender or an Issuing Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such Issuing Lender or such other Recipient, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.5	Taxes

(a)	Defined Terms. For purposes of this Section 3.5, the term “Lender” includes any Issuing Lender and the term “Applicable Law” includes FATCA.

(b)	Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under this Agreement and any other documents entered into in connection herewith shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)	Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(d)	Indemnification by Borrower. Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Recipient (with a copy to Agent), or by Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e)	Indemnification by the Lenders. Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with this Agreement or any other documents entered into in connection herewith, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to setoff and apply any and all amounts at any time owing to such Lender under any Financing Agreement or otherwise payable by Agent to the Lender under this Agreement or any other documents entered into in connection herewith from any other source against any amount due to Agent under this clause (e).

(f)	Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 3.5, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(g)

Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any other documents entered into in connection herewith shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. If a payment made to a Lender under this Agreement or any other documents entered into in connection herewith would be subject to Tax under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in

Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.5(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

(h)	Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)

Survival. Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement or any other documents entered into in connection herewith.

3.6	Mitigation Obligations; Replacement of Lenders.

(a)	Designation of a Different Lending Office. If any Lender (an “Increased-Cost Lender”) requests compensation under Section 3.2 or Section 3.4, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, then such Lender shall, at the request of Borrower, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.4 or Section 3.5, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)	Replacement of Lenders. Notwithstanding anything to the contrary contained herein, in the event that any Increased-Cost Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.6(a), or if any Lender is a Non-Funding Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, require such Lender (and such Lender hereby irrevocably agrees) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.1), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.4 or Section 3.5) and obligations under this Agreement and the related Financing Documents to an Eligible Transferee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)	the assignee (or failing which, Borrower) shall have paid to Agent the assignment fee (if any) specified in Section 11.1;

(ii)	such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit Accommodations and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Financing Agreements (including any amounts under Section 3.3) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii)	in the case of any such assignment resulting from a claim for compensation under Section 3.2 or Section 3.4 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)	such assignment does not conflict with Applicable Law; and

(v)	in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply. Upon the prepayment of all amounts owing to any such Lender and the termination of such Lender’s Revolving Loan Commitments, such Lender shall no longer constitute a “Lender” for purposes hereof; provided any rights of such Lender to indemnification and to expense reimbursement hereunder shall survive as to such Lender. Each Lender agrees that, if it becomes an Increased-Cost Lender, Non-Funding Lender or a Non-Consenting Lender and its rights and claims are assigned hereunder to an assignee pursuant to this Section 3.6(b), it shall execute and deliver to Agent an Assignment and Assumption Agreement to evidence such assignment; provided, however, that the failure of any Lender to execute an Assignment and Assumption Agreement shall not render such assignment invalid.

(c)	Selection of Lending Office. Subject to Section 3.6(a), each Lender may make any Loan to Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligations of Borrower to repay the Obligations in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.

3.7	Commitment Fee

(a)	Borrower shall pay to Agent a commitment fee (i) initially after the Closing Date at a rate equal to 0.25% per annum and (ii) after the first AM Calculation Date after the Closing Date at the Applicable Margin for commitment fees, in each case calculated on the basis of a 360 day year and actual days elapsed and upon the amount by which the then applicable Revolving Loan Commitment exceeds the sum of (i) the average daily principal balance of the outstanding Revolving Loans and (ii) the average daily face amount of the Letter of Credit Accommodations during the immediately preceding Fiscal Quarter (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which commitment fee shall be payable on the last Business Day of each Fiscal Quarter in arrears. For further clarity, no Obligations will be outstanding once this Agreement has been terminated and all non-contingent Obligations have been fully satisfied and cash collateral (or a backstop letter of credit) has been provided in the full amount then outstanding of any Letter of Credit Accommodations and Secured Hedge Agreement, if any. This commitment fee shall not be payable to a Lender during the period it is a Non-Funding Lender.

ARTICLE 4

CONDITIONS PRECEDENT

4.1	Conditions Precedent to the Availability of Revolving Loans and Letter of Credit Accommodations

Each of the following is a condition precedent to Lenders making available the Revolving Loans and making available the Letter of Credit Accommodations hereunder on the Closing Date:

(a)	Agent and Lenders shall have received the following documents, all in form and substance satisfactory to Agent and Lenders on or prior to the Closing Date:

(i)	an omnibus information certificate from each of the Credit Parties;

(ii)	this Agreement;

(iii)	a confirmation of existing guarantees and security between the Credit Parties and Agent, acting as agent for and on behalf of the Secured Parties;

(iv)	an amended statement of charge with respect to the equitable share mortgage dated April 8, 2014 by and between IMAX Barbados and Agent, acting as agent for and on behalf of the Secured Parties;

(v)	an amended statement of charge with respect to the general security agreement dated February 7, 2013 granted by IMAX Barbados in favor of Agent, acting as agent for and on behalf of the Secured Parties;

(vi)	an amended statement of charge with respect to the charge over shares of IMAX Barbados dated February 7, 2013 granted by Borrower in favor of Agent acting as agent for and on behalf of the Secured Parties;

(vii)	a deed of confirmation granted by IMAX Ireland in favor of Agent, acting as agent for and on behalf of the Secured Parties;

(viii)	an equitable share mortgage by and between IMAX Barbados and Agent acting as agent for and on behalf of the Secured Parties;

(ix)	resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Financing Agreements to which it is a party, certified as of the Closing Date by its officer as being executed and delivered and in full force and effect without modification or amendment or, if not applicable under the Applicable Laws of the relevant jurisdiction, in a similar form;

(x)

customary written opinions of (i) Latham & Watkins LLP, U.S. counsel for Credit Parties, (ii) McCarthy Tétrault LLP, Canadian counsel for Credit parties, (iii) Clarke Gittens Farmer, Barbados counsel for Lenders, (iv)

Walkers (located in The Cayman Islands), Cayman counsel for Lenders, and (v) Walkers (located in Ireland), Irish counsel for Lenders;

(xi)	any and all documents and instruments required to perfect or evidence Agent’s security interest in and liens on the Collateral (including, without limitation, all certificates evidencing pledged capital stock or membership or partnership interests, as applicable, with accompanying executed stock powers, all PPSA and UCC financing statements to be filed in the applicable government PPSA and UCC filing offices and all intellectual property security agreements to be filed with the intellectual property offices in Canada and the United States, as applicable);

(xii)	any PPSA, UCC and other lien searches, intellectual property searches, insurance policies and, where applicable and customary in the relevant jurisdiction, special flood hazard determinations, evidence of flood insurance and endorsements, surveys, title reports and policies, appraisals and environmental reports, landlord waivers and access letters; and

(xiii)	in respect of any written request made no less than two (2) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act;

(b)	since December 31, 2017, there shall not have occurred any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect;

(c)	all fees and reasonable out-of-pocket expenses due on the Closing Date to the Lenders, Agent and counsel to Agent for which an invoice has been presented at least two (2) Business Days prior to the Closing Date (or such shorter period as may be reasonably requested by Agent and acceptable to Borrower, acting reasonably) will be paid; and

(d)	Arranger will have received, in form and substance reasonably satisfactory to the Arranger, projections prepared by Borrower of balance sheets, income statements and cashflow statements of Borrower and its Subsidiaries.

4.2	Conditions Precedent to the Availability of All Loans and Letter of Credit Accommodations

Each of the following is an additional condition precedent to Lenders making available the Loans and/or making available Letter of Credit Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

(a)	all steps required with respect to notice and request for the making available of the Loans and/or making available Letter of Credit Accommodations to Borrower set out or contemplated herein have been completed;

(b)	all representations and warranties contained in the Financing Agreements shall be true and correct (i) in all material respects if not subject to materiality or Material Adverse Effect qualifications or (ii) in all respects if subject to materiality or Material Adverse Effect qualifications in each case with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects if not subject to materiality or Material Adverse Effect qualifications as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date) and after giving effect thereto;

(c)	no Event of Default or Default shall have occurred and be continuing on and as of the date of the making of such Loan or providing, amending or extending each such Letter of Credit Accommodation and after giving effect thereto;

(d)	after giving effect to each Revolving Loan and Letter of Credit Accommodation, (i) the Revolving Loan Outstandings shall not exceed the Revolving Loan Commitment, (ii) the Revolving Loan Exposure of any Lender shall not exceed such Lender’s Revolving Loan Commitment, (iii) the aggregate outstanding amount of the Letter of Credit Accommodations shall not exceed the Letter of Credit Accommodations Sublimit and (iv) the aggregate principal amount (using the Dollar Equivalent thereof) of all Alternate Currency Loans shall not exceed the Alternate Currency Revolving Loan Sublimit; and

(e)	after giving effect to each Term Loan, (i) the Term Loan Outstandings shall not exceed the Term Loan Commitment and (ii) the Term Loan Exposure of any Term Lender shall not exceed such Term Lender’s Term Loan Commitment.

ARTICLE 5

COLLECTION AND ADMINISTRATION

5.1	Borrower’s Loan Account

Agent shall maintain one or more loan account(s) on its books in which shall be recorded: (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral; (b) all payments made by or on behalf of Borrower; and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.

5.2	Statements

Agent shall render to Borrower, within a reasonable time following the end of each Fiscal Quarter, statements setting forth the balance in Borrower’s loan account(s) maintained by Agent for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Agent receives a written notice from Borrower of any specific exceptions of Borrower thereto within 30 days after the date such statement has been mailed by Agent. Until such time as Agent shall have rendered to Borrower a written statement as provided above, the balance in Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower.

5.3	Payments

(a)	All Obligations (other than obligations, liabilities and indebtedness in connection with any Secured Hedge Agreement (which shall be paid in accordance with the terms thereof)) shall be payable to Agent as it may designate from time to time.

(b)	Agent shall apply payments received or collected from Credit Parties or for the account of Credit Parties (including the monetary proceeds of collections or of realization upon any Collateral) as follows:

(i)	first, ratably, to pay any fees, indemnities or expense reimbursements then due to Agent and Lenders from Credit Parties;

(ii)	second, to pay interest then due in respect of any Loans;

(iii)	third, to pay principal then due in respect of the Loans and outstanding obligations due under Secured Hedge Agreements and Secured Cash Management Agreements; and

(iv)	fourth, to pay the outstanding Loans and cash collateralize outstanding Letter of Credit Accommodations, Secured Hedge Agreements, and Secured Cash Management Agreements and after the occurrence of and during the continuance of an Event of Default, to pay or pre-pay such of the Obligations, whether or not then due, in such order and manner as Agent determines.

(c)	Notwithstanding clause (b) above, Obligations arising under Secured Hedge Agreements and Secured Cash Management Agreements shall be excluded from the application described above if Agent has not received written notice thereof, together with such supporting documentation as Agent may request, from the applicable Hedge Bank or Cash Management Bank, as the case may be. Each Hedge Bank or Cash Management Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Agent pursuant to the terms of Article 11 for itself and its Affiliates as if a “Lender” party hereto.

(d)

Payments and collections received in any currency other than Canadian Dollars, Euros and U.S. Dollars will be accepted and/or applied at the sole discretion of Agent. At Agent’s option, and to the extent such amounts are overdue, all principal, interest, fees, costs, expenses and other charges provided for in the Financing

Agreements, the Secured Hedge Agreements or the Secured Cash Management Agreements may be charged directly to the loan account(s) of Borrower. Subject to Section 3.5 and except as otherwise required by Applicable Law, Borrower shall make all payments to Agent on the Obligations free and clear of, and without deduction or withholding for or on account of, any set-off, counterclaim, defence, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent. Borrower shall be liable to pay to Agent and each Lender, and does hereby indemnify and hold Agent and each Lender harmless for, the amount of any payments or proceeds surrendered or returned. This Section 5.3 shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. The indemnification in the second preceding sentence shall survive the payment of the Obligations and the termination of this Agreement.

5.4	Authorization to Make Loans and Letter of Credit Accommodations

Each Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon written instructions received by Agent from the persons authorized by Borrower as notified in writing by Borrower to Agent from time to time or, at the discretion of Lenders, if such Loans are necessary to satisfy any Obligations that are overdue. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

5.5	Use of Proceeds

Borrower shall use the proceeds of the Loans provided by Lenders to Borrower hereunder to (a) pay costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of the Financing Agreements, (b) repay in full and terminate the Playa Vista Credit Facility and (c) finance ongoing working capital requirements and other general corporate purposes of Borrower and its Subsidiaries, including the financing of permitted acquisitions and other permitted investments, permitted stock buybacks and dividends.

5.6	Pro Rata Treatment

Except to the extent otherwise provided in this Agreement, (a) the making and conversion of Revolving Loans shall be made by Revolving Lenders based on their respective Pro Rata Shares as to the Revolving Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders or their respective Affiliates in respect of any Obligations due on a particular day shall be allocated among the Lenders and their respective Affiliates, as applicable, entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly by Agent.

5.7	Obligations Several; Independent Nature of Lenders’ Rights

The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 11.13(f) hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

Each Credit Party hereby represents and warrants to Agent and each Lender the following (which shall survive the execution and delivery of this Agreement):

6.1	Existence, Power and Authority; Subsidiaries; Solvency

Each Credit Party and each Subsidiary thereof (a) is a Person duly incorporated or organized and validly existing under the laws of its jurisdiction of incorporation or organization and (b) is duly qualified or registered as a foreign or extra-provincial corporation in all provinces, states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except in each case referred to in clause (a) (other than with respect to each Credit Party) and (b) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of the Financing Agreements and the transactions contemplated thereunder (a) are all within each Credit Party’s and each of its Subsidiaries’ corporate or other powers, (b) have been duly authorized, and (c) are not in contravention of law or the terms of its certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which it is a party or by which it or its property are bound except, in each case, with respect to any contravention of any such law, indenture, agreement or undertaking, to the extent that such contravention could not reasonably be expected to have a Material Adverse Effect. The Financing Agreements constitute legal, valid and binding obligations of each Credit Party which is a party thereto enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, examinorship, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity. As of the Closing Date, each Credit Party does not have any Subsidiaries except as set forth on the corporate structure chart attached as Schedule 6.1. Credit Parties and their Subsidiaries, taken as a whole, on a consolidated basis, are Solvent. No Credit Party is an EEA Financial Institution.

6.2	Financial Statements; No Material Adverse Change

The audited consolidated financial statements relating to Borrower most recently delivered by Borrower to Agent pursuant to Section 7.6(a)(ii) have been prepared in accordance with GAAP,

except as otherwise expressly noted therein, and fairly present in all material respects its financial condition and the results of its operation as at the dates and for the periods set forth therein, except as otherwise expressly noted therein. The unaudited consolidated financial statements relating to Borrower most recently delivered by Borrower to Agent pursuant to Section 7.6(a)(i) have been prepared in accordance with GAAP, except as expressly noted therein, and fairly present in all material respects its financial condition and the results of its operation as at the dates and for the periods set forth therein, subject in each case to the absence of footnotes and to normal year-end audit adjustments. The projections relating to Borrower most recently delivered by Borrower to Agent pursuant to Section 7.6(a)(iv) were prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery (it being understood that such projections may vary from actual results and that such variances may be material). Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.3	Chief Executive Office; Collateral Locations

As of the Closing Date, (a) the chief executive office of each Credit Party is located in the jurisdiction set forth on its Information Certificate and (b) the only locations of Collateral with a value in excess of $1,500,000 of any of the Credit Parties (other than vehicles and assets temporarily in transit or sent for repair), if any, are the addresses set forth in its Information Certificate.

6.4	Priority of Liens; Title to Properties; Intellectual Property Matters

The Liens granted to Agent under the applicable Financing Agreements constitute valid Liens in favor of Agent for the benefit of the Secured Parties in and upon the Collateral and when (a) financing statements and other filings in appropriate form are filed in the applicable offices of each Credit Party’s jurisdiction of organization or formation and in each jurisdiction in which it has assets located (if required by Applicable Law) and applicable documents are filed and recorded, as applicable, in the Intellectual Property Offices in Canada and the United States and (b) upon the taking of possession or control by Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to Agent to the extent possession or control by Agent is required by the applicable Financing Agreement), the Liens created by the applicable Financing Agreements shall constitute fully perfected first priority Liens so far as possible under Applicable Law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the applicable Financing Agreements), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Permitted Liens. Each Credit Party and each Subsidiary thereof has good and marketable title in fee simple (or local law equivalent) to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business thereon or to utilize such assets for their intended purposes and Permitted Liens. Each Credit Party and each Subsidiary thereof owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other intellectual property rights (collectively, “IP Rights”) with respect to the foregoing which are necessary to conduct its business, as currently conducted, except to the extent such failure to own or possess, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The conduct of the business of any Credit Party or any Subsidiary as currently conducted or as contemplated to be conducted does not infringe upon or violate any IP Rights held by any other Person except for such infringements and violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.5	Tax Returns

Borrower and its Subsidiaries have filed, or caused to be filed, in a timely manner (with extensions) all Tax returns, reports and declarations which are required to be filed by it (except those in respect of Taxes the calculation or payment of which are being contested in good faith by appropriate proceedings diligently pursued and available to it and except for those returns for those jurisdictions in which failure to do so would not have a Material Adverse Effect). All information in such Tax returns, reports and declarations is complete and accurate in all material respects. Borrower and its Subsidiaries have paid or caused to be paid all Taxes due and payable or claimed due and payable in any assessment received by it, except Taxes (a) the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to it and with respect to which adequate reserves have been set aside on its books or (b) for which the failure to pay would not have a Material Adverse Effect. Adequate provision has been made by Borrower and its Subsidiaries for the payment of all accrued and unpaid Taxes whether or not yet due and payable and whether or not disputed.

6.6	Litigation

Except as disclosed in Borrower’s Form 10-K, to its knowledge, there is no action, suit, proceeding or claim by any Person pending or threatened in writing against any Credit Party and each Subsidiary thereof or its assets or business, which in each of the foregoing cases, could reasonably be expected to result in a Material Adverse Effect.

6.7	Compliance with Applicable Laws; Approvals

Each Credit Party and each Subsidiary thereof is in compliance in all respects with all Applicable Laws, licenses, permits, approvals and orders of any Governmental Authority except in such instances in which (a) such Applicable Law or license, permit, approval or order is being contested in good faith by appropriate proceedings diligently conducted or (b) the lack of compliance could not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance by each Credit Party of the Financing Agreements to which it is a party do not and will not (a) require any governmental approval where the failure to obtain such approval could reasonably be expected to have a Material Adverse Effect or (b) require any consent or authorization of, filing with, or other act in respect of, a Governmental Authority and no consent of any other Person is required in connection with such execution, delivery and performance other than (x) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (y) consents, authorizations, filings or other acts or consents which have been duly obtained, taken, given or made and are in full force and effect and (z) notices and filings made in connection with the security interests granted under the Financing Agreements.

6.8	[Reserved]

6.9	Accuracy of Information

As of the Closing Date, no information, taken as a whole, furnished by or on behalf of each Credit Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) in writing to Agent or a Lender in connection with any of the Financing Agreements or any transaction contemplated hereby or thereby (as modified or supplemented by other written information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery, it being understood that such projections may vary from actual results and that such variances may be material.

6.10	Status of Pension Plans and ERISA

Except as would not reasonably be expected to result in material liability to the Borrower and its Subsidiaries or except as disclosed in the Borrower’s Form 10-K:

(a)	The Pension Plans are duly registered under all applicable provincial pension benefits legislation and there are no other Canadian pension plans of any Credit Party or any Subsidiary thereof other than the Pension Plans.

(b)	All obligations of each Credit Party and each Subsidiary thereof (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Pension Plans or the funding agreements therefor have been performed in a timely fashion. There are no outstanding disputes concerning the assets held pursuant to any such funding agreement.

(c)	All contributions or premiums required to be made by any Credit Party and any Subsidiary thereof to the Pension Plans have been made in a timely fashion in accordance with the terms of the Pension Plans and Applicable Laws.

(d)	All employee contributions to the Pension Plans required to be made by way of authorized payroll deduction have been properly withheld by each Credit Party and each Subsidiary thereof and fully paid into the Pension Plans in a timely fashion.

(e)	All reports and disclosures relating to the Pension Plans required by any Applicable Laws have been filed or distributed in a timely fashion.

(f)	There have been no improper withdrawals, or applications of, the assets of any of the Pension Plans.

(g)	No amount is owing by any of the Pension Plans under the ITA or any provincial taxation statute.

(h)	None of the Pension Plans is a defined benefit registered or unregistered pension plan or contains any defined benefit provision.

(i)	None of the Pension Plans is the subject of an investigation or any other proceeding, action or claim and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such proceeding, action or claim.

(j)	Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other U.S. federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the best of each Credit Party’s knowledge, nothing has occurred which would cause the loss of such qualification where such loss, when combined with other such occurrences or failures to comply, has or could reasonably be expected to have a Material Adverse Effect. Each Credit Party and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver has been made with respect to any Plan.

(k)	There are no pending, or to the best of each Credit Party’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan and there has been no prohibited transaction or violation of the fiduciary responsibility rules that would reasonably be expected to result in a material liability to the Plan.

(l)	(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) each Credit Party and its ERISA Affiliates have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) each Credit Party and its ERISA Affiliates have not incurred and do not reasonably expect to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan; and (iv) each Credit Party and its ERISA Affiliates have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

6.11	Environmental Compliance

(a)	Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Hazardous Materials generated, used, treated, handled, or stored at, or transported or arranged for transport to or from, any property or facility currently or, to the knowledge of Borrower, formerly owned or operated by any Credit Party or any of its Subsidiaries have been disposed of in a manner that would not reasonably be expected to result in any Environmental Liability.

(b)	Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no Environmental Claims against any Credit Party or any of its Subsidiaries relating to their respective businesses, operations and properties, and their respective businesses, operations and properties are in compliance with applicable Environmental Laws.

(c)	Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the properties currently or, to the knowledge of the Credit Parties, formerly owned or operated by any Credit Party or any of its Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require response or other corrective action under, or (iii) could be reasonably expected to give rise to liability under, Environmental Laws.

(d)	Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Credit Party and each Subsidiary thereof has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with its operations under any Environmental Law.

6.12	U.S. Legislation

Without limiting Section 6.7:

(a)	Each Credit Party and each Subsidiary or Affiliate is compliance in material respect with sanctions administered and enforced by OFAC. No Credit Party or any Subsidiary or Affiliate thereof (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has any of its assets in Sanctioned Entities, or (iii) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities. The proceeds of the Loans and other financial accommodation hereunder will (i) not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity and (ii) comply with sanctions administered and enforced by OFAC.

(b)	No part of the proceeds of the Loans will be used for any purpose that violates the provisions of any of Regulation T, U, or X of the Board of Governors of the Federal Reserve System of the United States of America or to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock and Borrower is not engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock or extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(c)

Each Credit Party, their Subsidiaries, and their respective directors, officers and employees, and, to the knowledge of each Credit Party, the Affiliates of each Credit Party, are in compliance with the Foreign Corrupt Practices Act of 1977 and any other applicable anti-corruption law in all material respects. The Credit Parties have instituted and maintain policies and procedures designed to ensure compliance therewith.

(d)	No part of the proceeds of the Loans or other financial accommodations made or provided hereunder will be used by any Credit Party or any Subsidiary or Affiliate thereof, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(e)	No Credit Party is an “investment company” (as defined in the Investment Company Act of 1940, as amended).

6.13	Material Subsidiaries

As of the Closing Date, Guarantors are the only Material Subsidiaries of Borrower.

6.14	Employee Relations

As of the Closing Date, no Credit Party or Subsidiary thereof is party to any collective bargaining agreement and no labor union has been recognized as the representative of any material portion of its employees. Each Credit Party knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

6.15	[Reserved]

6.16	Absence of Defaults

No event, circumstance or omission has occurred or is continuing which constitutes a Default or an Event of Default.

6.17	Senior Indebtedness Status

The Obligations rank and shall continue to rank senior in priority of payment to all subordinated Debt of each Credit Party and shall be designated as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to all subordinated Debt of such Credit Party.

6.18	Flood Hazard Insurance

With respect to each parcel of real property owned by a Credit Party subject to a Mortgage and located in the United States (and no such parcel exists as of the Closing Date), all flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in accordance with the requirements hereunder.

6.19	Survival of Warranties; Cumulative

All representations and warranties contained in any of the Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and each Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and each Lender regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Credit Party or any Subsidiary thereof shall now or hereafter give, or cause to be given, to Agent or any Lender.

ARTICLE 7

AFFIRMATIVE COVENANTS

Until all of the non-contingent Obligations have been paid and satisfied in full, all Letter of Credit Accommodations have been terminated or expired (or been cash collateralized or backstopped on terms satisfactory to Agent) and the Commitment terminated, each Credit Party will, and will cause each of its Subsidiaries to:

7.1	Maintenance of Existence

Except to the extent otherwise permitted herein, preserve, renew and keep in full, force and effect (a) its legal existence and (b) its material rights and franchises, permits, licenses, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted; provided, no Subsidiary (other than a Credit Party) shall be required to preserve any such existence and no Credit Party or a Subsidiary thereof shall be required to preserve any such right or franchise, permit, license, approval, authorization, lease and contract if such Person shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders. Each Credit Party shall give Agent prompt written notice of any change in its legal name, which notice shall set forth the new name and it shall deliver to Agent a certified copy of the articles of amendment providing for the name change immediately following its filing.

7.2	New Collateral Locations

Give Agent reasonable prior written notice if a Credit Party intends to have assets (other than goods in transit) with fair market value in excess of $1,000,000 located in a Province of Canada not set forth in the Information Certificates as of the Closing Date.

7.3	Compliance with Laws

(a)	Comply in all respects with all Applicable Law and duly observe all requirements of any Governmental Authority, including all Applicable Laws relating to environmental pollution and employee health and safety, including all of the Environmental Laws except for any matter (i) that it is contesting in good faith by appropriate proceedings diligently pursued or (ii) which is not reasonably expected to have a Material Adverse Effect.

(b)	Take prompt action necessary to respond to any violation of any applicable Environmental Laws by such Credit Party or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)	[Reserved].

(d)	[Reserved].

(e)	[Reserved].

7.4	Payment of Taxes

(a) Duly pay and discharge all Taxes, upon or against it or its properties or assets, except for (a) Taxes, the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to it and with respect to which adequate reserves have been set aside on its books or (b) Taxes, for which the failure to pay (i) is not reasonably expected to have a Material Adverse Effect and (ii) does not, and could not, have a trust (including a statutory trust) imposed to provide for payment or Lien ranking or capable of ranking senior to or pari passu with the Liens securing the Obligations on any of the Collateral under Applicable Law.

7.5	Insurance

(a)	Maintain, with financially sound and reputable insurers, insurance with respect to the properties and businesses of the Credit Parties and their Subsidiaries as may customarily be insured against or carried by Persons engaged in the same or similar businesses and similarly situated, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

(b)	Furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if such Credit Party or Subsidiary fails to do so Agent is authorized, but not required, to obtain such insurance at the expense of such Credit Party.

(c)	Cause Agent to be named as a loss payee and/or an additional insured, as applicable (but without any liability for any premiums) under such insurance policies (other than worker’s compensation, directors and officers liability or other insurance where such endorsements or additions are not customarily available) and, in the case of each casualty insurance policy and if available, obtain a loss payee clause or endorsement in form and substance satisfactory to Agent.

(d)	Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in the United States in a special flood hazard area, owned by a Credit Party and that is subject to a Mortgage, on such terms and in such amounts as required by the Flood Insurance Reform Act of 2004 and of 2012, and (ii) furnish to Agent evidence of renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof.

7.6	Financial Statements and Other Information

(a)	Keep proper books and records in which true and correct entries shall be made of all financial transactions of or in relation to the Collateral and its business in accordance with GAAP and Borrower shall furnish or cause to be furnished to Agent (for further distribution to the Lenders):

(i)	within 45 days after the end of each of the first 3 Fiscal Quarters of each Fiscal Year, quarterly unaudited consolidated financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity with comparisons to the same period in the previous Fiscal Year), all in reasonable detail, fairly presenting, in all material respects, the results of the operations and financial condition of Borrower and its Subsidiaries as of the end of and for the Fiscal Quarter then ended together with a customary management discussion of such financial position and results;

(ii)	within 90 days after the end of each Fiscal Year, audited consolidated financial statements of Borrower and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of changes in financial position and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, and the opinion of independent chartered accountants, which accountants shall be an independent accounting firm selected by Borrower (which opinion shall be unqualified as to going concern and scope of audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from (x) an upcoming maturity date under this Agreement that is scheduled to occur within one year from the time such report and opinion are delivered or (y) any potential inability to satisfy a financial maintenance covenant, including the financial covenant contained in Section 9.1, on a future date or future period), and shall state that such financial statements have been prepared in accordance with GAAP, and present fairly, in all material respects, the results of operations and financial condition of Borrower and its Subsidiaries as of the end of and for the Fiscal Year then ended;

(iii)	together with each delivery of financial statements pursuant to Sections 7.6(a)(i) and (ii), a duly executed and completed Compliance Certificate duly executed by the chief financial officer of Borrower;

(iv)	as soon as practicable and in any event no later than 90 days after the end of each Fiscal Year, projections for the Fiscal Year following such Fiscal Year then ended; and

(v)	as Agent may from time to time reasonably request, and provided that Borrower prepares such information in the ordinary course of business,

budgets, forecasts, cash flows and other information respecting the Collateral and the business of each Credit Party.

(b)	Promptly, after an officer of any Credit Party has obtained knowledge thereof, notify Agent in writing of the details of (i) the institution of any material litigation not previously disclosed by Credit Parties to Agent, or any material development in any material litigation that is reasonably likely to be adversely determined, and would, in either case, if adversely determined be reasonably expected to have a Material Adverse Effect; (ii) the occurrence of any Event of Default or Default; or (iii) any other event that could reasonably be expected to have a Material Adverse Effect.

(c)	Promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports which it sends to all shareholders generally and copies of all reports and registration statements which it files with any national securities commission or securities exchange, and in any case not otherwise required to be delivered to Agent pursuant hereto.

Notwithstanding the foregoing, (i) in the event that Borrower delivers to Agent an Annual Report for Borrower on Form 10-K for such fiscal year within ninety (90) days after the end of such Fiscal Year, such Form 10-K shall satisfy all requirements of paragraph (a)(ii) of this Section to the extent that it does not contain any “going concern” or like qualification, exception or explanatory paragraph or qualification or any exception or explanatory paragraph as to the scope of such audit (other than any such exception or explanatory paragraph, but not a qualification, expressly permitted to be contained therein under clause (a)(ii) of this Section 7.6) and (ii) in the event that Borrower delivers to Agent a Quarterly Report for Borrower on Form 10-Q for such fiscal quarter within forty five (45) days after the end of such Fiscal Quarter, such Form 10-Q shall satisfy all requirements of paragraph (a)(i) of this Section 7.6.

7.7	Intellectual Property

(a)	Together with the delivery of each Compliance Certificate pursuant to Section 7.6(a), notify Agent in the event any Credit Party obtains or applies for any material intellectual property rights or obtains any material licenses with respect thereto.

(b)	At Agent’s request, promptly execute and deliver to Agent an intellectual property security agreement granting to Agent a security interest in such intellectual property rights of a Credit Party in form and substance satisfactory to Agent.

7.8	Operation of Pension Plans

Except as would not reasonably be expected to result in material liability to the Borrower and its Subsidiaries:

(a)	administer the Pension Plans in accordance with the requirements of the applicable pension plan texts, funding agreements, the ITA and applicable provincial pension benefits legislation;

(b)	use commercially reasonable efforts to obtain and to deliver to Agent, upon Agent’s request, an undertaking of the funding agent for each of the Pension Plans stating that the funding agent will notify Agent within 30 days of such Credit Party’s or its Subsidiary’s failure to make any required contribution to the applicable Pension Plan;

(c)	not accept payment of any amount from any of the Pension Plans without the prior written consent of Agent other than payments for forfeitures in connection with terminated employees to be set-off against future contribution obligations;

(d)	not terminate, or cause to be terminated, any of the Pension Plans, if such plan would have a solvency deficiency on termination;

(e)	promptly provide Agent with any documentation relating to any of the Pension Plans as Agent may request; and

(f)	promptly notify Agent within 30 days of: (i) a material increase in the liabilities of any of the Pension Plans; (ii) the establishment of a new registered pension plan; (iii) commencing payment of contributions to a Pension Plan to which a Credit Party or any Subsidiary thereof had not previously been contributing; and (iv) any failure to make any required contribution to a Pension Plan when due.

7.9	ERISA

(a) Not terminate any U.S. Pension Plan so as to incur any liability to the Pension Benefit Guaranty Corporation, (b) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan, (c) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, or (d) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a risk of termination by the Pension Benefit Guaranty Corporation of any Plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation, except, in each case, as would not reasonably be expected to result in material liability to the Borrower and its Subsidiaries.

7.10	IP Collateral

With respect to the IP Collateral:

(a)	except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, notify Agent forthwith in writing upon obtaining knowledge:

(i)

of any reason any patent, patent application, patent registration, trademark, trademark application, trademark registration, copyright, copyright application, copyright registration, industrial design application or industrial design registration forming part of the material IP Collateral or any other application, registration or proceeding relating to any of the material IP Collateral may become barred, abandoned, refused, rejected, forfeited, withdrawn, expired, lapsed, cancelled, expunged, opposed or dedicated or of any adverse determination or development (including the institution of any proceeding in any Intellectual Property Office or any court or tribunal) regarding Borrower’s ownership of or rights in any of the material IP Collateral, its right to register or otherwise protect the same, or to keep and maintain the exclusive rights in same, or the validity of same; or

(ii)	of any action, proceeding, or allegation that the IP Collateral infringes upon, misappropriates, violates, or otherwise interferes with the rights of any Person;

(b)	except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, do everything commercially necessary to preserve and maintain the material IP Collateral including (unless Borrower receives the prior written consent of Agent):

(i)	perform all obligations pursuant to the License Agreements;

(ii)	commence and prosecute such suits, proceedings or other actions for infringement, passing off, unfair competition, dilution or other damage as are, in its reasonable business judgment, necessary to protect the IP Collateral;

(iii)	enforce its rights under any agreements (including the License Agreements) which materially enhance the value of and/or protect the material IP Collateral; and

(iv)	make all necessary filings and recordings in the Intellectual Property Offices and elsewhere necessary to protect its interest in the material IP Collateral or any new material IP Collateral, including making, maintaining and pursuing (including proceedings before Intellectual Property Offices) each application and registration with respect thereto;

(c)	[reserved];

(d)	perform, at Borrower’s sole cost and expense, all acts and execute all documents, including grants of security interests or assignments in forms suitable for filing with the Intellectual Property Offices in Canada and the United States, as may be reasonably requested by Agent at any time and from time to time to evidence, perfect, maintain, record and enforce Agent’s Liens in the IP Collateral, or otherwise in furtherance of the provisions of this Agreement;

(e)

unless Agent consents in writing otherwise, or unless such act or failure to act could not reasonably be expected to have a Material Adverse Effect, not do any act or omit to do any act, other than in the ordinary course of its business, whereby any of the IP Collateral, may lapse, become abandoned or dedicated to the public, enter the public domain, lose its quality of confidence, become indistinct, or become unenforceable;

(f)	unless Agent consents in writing otherwise, or unless the failure to so act would not reasonably be expected to have a Material Adverse Effect, with respect to any Trade-mark forming part of the Collateral:

(i)	continue the use of any such Trade-marks in order to maintain all of the Trade-marks in full force free from any claim of abandonment;

(ii)	maintain as in the past the character and quality of the wares and services offered in association with such Trade-marks, and use its reasonable best efforts to require its licensees to maintain as in the past the character and quality of the wares and services offered in association with such Trade-marks; and

(g)	except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, require that all use by any Person of any such Trade-marks shall be pursuant to a license that provides it with the requisite control and other provisions to maintain the distinctiveness of such Trade-marks.

7.11	Visits and Inspections

(a)	From time to time as requested by Agent, at the cost and expense of Borrower: (i) provide Agent, any Lender or its designee complete access to all of its premises during normal business hours and after reasonable notice to such Person, or at any time if an Event of Default has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of such Person’s books and records, including the Records; and (ii) promptly furnish to Agent and such Lender such copies of such books and records or extracts therefrom as Agent or such Lender may reasonably request, and (iii) permit Agent, any Lender or its designee to use during normal business hours such of such Person’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and, if an Event of Default has occurred and is continuing, for the realization of the Collateral; provided that all such visits and inspections shall be coordinated through Agent and Borrower shall pay only for costs and expenses of one such inspection or visit per calendar year in the absence of a Payment/Insolvency Event of Default.

(b)

Agent and each Lender shall keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information made available to Agent or such Lender pursuant to this Agreement, including Section 7.6 or Section 7.11(a), and all copies thereof; provided that nothing in this Section shall limit the disclosure of any such information: (i) to the extent required by Applicable Law (and Agent and each Lender shall provide Borrower with prior notice of such required disclosure to the extent permitted by Applicable Law); (ii) to bank examiners and other regulators, auditors and/or accountants; (iii) in connection with any litigation to which Agent or a Lender is a party; (iv) to any assignee or participant (or prospective assignee or participant), in each case, other than to a Prohibited Transferee, so long as such assignee or participant (or prospective assignee or participant), as applicable, shall have first agreed in writing to treat such information as confidential in accordance with this Section; (v) to counsel for Agent or any Lender or any participant or assignee (or prospective participant or assignee other than a Prohibited Transferee) on a confidential basis; and (vi) to any Person with the prior written consent of Borrower. In no event shall this Section, or any other provision of this Agreement or any Applicable Law be deemed to: (i) apply to or restrict disclosure of information that has been or is made public by any Credit Party or Subsidiary thereof or any third party without breach by Agent or any Lender of this Section or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof; (ii) apply to or restrict disclosure of information that was or becomes available to Agent or any Lender on a non-confidential basis from a person other than a Credit Party of a Subsidiary thereof so long as Agent or such Lender has determined in its good faith judgment that such information is not confidential; (iii) require Agent or any Lender to return any materials furnished by any Credit Party or Subsidiary thereof to Agent; or (iv) prevent Agent from responding to routine informational requests in accordance with applicable industry standards relating to the exchange of credit information.

7.12	Material Subsidiaries and Real Property Collateral

(a)	Notify Agent of the existence of a Material Subsidiary and promptly thereafter (and in any event within thirty (30) days after such notice or such longer period, as Agent may agree in its sole discretion), cause such Material Subsidiary to (i) become a Guarantor hereunder by delivering to Agent such agreements as Agent shall deem appropriate for such purpose, (ii) take, whatever action (including, without limitation, the filing of UCC or PPSA financing statements) may be necessary or advisable in the reasonable opinion of Agent to vest in Agent valid and subsisting first priority Liens similar to those provided by the existing Credit Parties on the assets of such Person, (iii) subject to Section 7.13, deliver to Agent such original Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Person, (iv) deliver to Agent such updated schedules to the Financing Agreements as reasonably requested by Agent with respect to such Person, and (v) deliver to Agent such other documents as may be reasonably requested by Agent, all in form and substance reasonably satisfactory to Agent.

(b)	[Reserved].

(c)

(i) Promptly after the acquisition of any Material Real Property by any Credit Party that is not subject to a Mortgage (and, in any event, within twenty (20) days after such acquisition, as such time period may be extended by Agent in its sole discretion), notify Agent and (ii) promptly thereafter (and in any event, within ninety (90) days of such acquisition (as such time period may be extended by Agent, or such requirement is waived by Agent, in each case in its sole discretion), deliver a Mortgage, and, to the extent customary in the relevant jurisdiction, title insurance policies, environmental reports, flood hazard determinations, flood insurance (if required), surveys and other documents reasonably requested by Agent as reasonably necessary in connection with granting and perfecting a first priority Lien, other than Permitted Liens, on such Material Real Property in favor of Agent, for the ratable benefit of the Secured Parties, all in form and substance acceptable to Agent. The parties hereto agree that Credit Parties and their respective Subsidiaries shall not be required at any time to execute and deliver a Mortgage granting Agent a Lien on the Mississauga Property or the Playa Vista Property.

(d)	If any Lender determines, acting reasonably, that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to hold or benefit from a Lien over real property, such Lender may notify Agent and disclaim any benefit of such Lien to the extent of such illegality; provided, that such determination or disclaimer shall not invalidate or render unenforceable such Lien for the benefit of Agent, any other Lender or Secured Party.

7.13	Grant of Equitable Mortgage by IMAX Barbados

In the case of IMAX Barbados, at all times:

(a)	IMAX Barbados shall own not less than 51% of all of the issued and outstanding Equity Interests of IMAX Cayman;

(b)	IMAX Barbados shall control IMAX Cayman (and, for purposes of this clause (b), “control” means the possession of the power to direct or cause the direction of the management or policies of IMAX Cayman and elect a majority of the board of directors of, or Persons performing similar functions in respect of, IMAX Cayman);

(c)	IMAX Barbados shall mortgage or pledge in favor of Agent (and deliver (but only to the extent such original Equity Interests are in certificated form) to Agent such original Equity Interests or other certificates and stock or other transfer powers evidencing the grant of a mortgage or pledge over) not less than 51% of all of the issued and outstanding Equity Interests of IMAX Cayman; and

(d)	IMAX Barbados shall deliver to Agent such other agreements and make such registrations and filings in connection therewith, in each case, as Agent shall deem necessary or desirable to preserve, protect or perfect such first priority Lien.

From time to time, Borrower may request that Agent release Agent’s mortgage or pledge and Lien in the Equity Interests of IMAX Cayman and Agent shall so release (without requiring any consent or approval of any Secured Party) if Agent is satisfied that its remaining mortgage or pledge and Lien in the Equity Interests of IMAX Cayman complies with Section 7.13(a) through (d) above.

ARTICLE 8

NEGATIVE COVENANTS

Until all of the non-contingent Obligations have been paid and satisfied in full, all Letters of Credit Accommodations have been terminated or expired (or been cash collateralized or backstopped on terms satisfactory to Agent) and the Commitments terminated, the Credit Parties will not, and will not permit any of their respective Subsidiaries to:

8.1	Merger, Sale of Assets, Dissolution, Etc.

(a)	Directly or indirectly, without the prior written consent of Required Lenders which is not to be unreasonably withheld or unless otherwise permitted herein: (i) merge, amalgamate or consolidate with any other Person or permit any other Person to merge, amalgamate or consolidate with it, (ii) sell, assign, lease, transfer, abandon or otherwise dispose of any Collateral, assets or property (including by way of a sale-leaseback) to any other Person, (iii) wind up, liquidate or dissolve or (iv) agree to do any of the foregoing.

(b)	Notwithstanding Section 8.1(a) hereof and provided that an Event of Default does not then exist and would not occur as a result thereof (determined upon the earlier to occur of (A) the execution of definitive documentation with respect to such transaction and (B) such transaction), each Credit Party or any Subsidiary thereof shall be permitted to:

(i)	sell, assign, lease, transfer or otherwise dispose assets or property for fair market value (as determined in good faith by Borrower) so long as (A) such assignment, lease transfer or disposal does not comprise all or substantially all of the assets and properties of Borrower and its Subsidiaries and (B) at least 75% of the consideration for any such sale in excess of $10,000,000 shall consist of cash and Cash Equivalents;

(ii)	disposals of obsolete, worn out or surplus property;

(iii)	the leasing, occupancy agreements or subleasing of property in the ordinary course of business and which do not materially interfere with the business of Borrower or its Subsidiaries;

(iv)	transfers of property subject to condemnation, takings or casualty events;

(v)	the transfer for fair value of property (including Equity Interests of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred property; provided that such transfer is permitted under Section 8.4;

(vi)

transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;

(vii)	the sale of cash or Cash Equivalents in the ordinary course of business;

(viii)	dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements;

(ix)	non-exclusive licenses, sublicenses or cross-licenses of intellectual property or other general intangibles and exclusive licenses, sublicenses or cross-licenses of intellectual property or other IP Rights or other general intangibles, in each case, in the ordinary course of business of Borrower and its Subsidiaries;

(x)	dispositions of property between or among Borrower and/or its Subsidiaries as a substantially concurrent interim disposition in connection with a disposition otherwise permitted pursuant to clauses (i) through (viii) above and (xiv) below;

(xi)	merge, amalgamate or consolidate with an Affiliate; provided that, in the case of any such transaction involving a Credit Party, the surviving, amalgamated or consolidated Person shall continue to be a Credit Party under the Financing Agreements;

(xii)	in the case of single purpose Subsidiaries formed or acquired for the purpose of entering into the joint ventures and the third party productions permitted pursuant to Section 8.4(d) and 8.4(h) hereof, any such Subsidiary which is a joint venture or third party production may issue Equity Interests in such Subsidiary to the other parties thereto in the ordinary course of business;

(xiii)	transfer all of its property to another Credit Party prior to such first Credit Party’s or Subsidiary’s winding-up, liquidation or dissolution; provided that such transferred property becomes subject to a first priority Lien in favor of Agent (subject to Permitted Liens);

(xiv)	sell, assign, lease, transfer, or otherwise dispose of property (including Equity Interests) to any Credit Party; provided that such sold, assigned, leased, transferred or disposed property is subject to all then existing first priority Liens of Agent (subject to Permitted Liens);

(xv)	issue Equity Interests of IMAX Cayman;

(xvi)	Permitted Investments made in accordance with Section 8.4 and Restricted Payments made in accordance with Section 8.5;

(xvii)	[reserved];

(xviii)	in the case of any Subsidiary of Borrower (other than a Guarantor, IMAX China Multimedia, IMAX China Theatre or IMAX China HK), issue Equity Interests to employees, directors, consultants and other Persons in the ordinary course of business;

(xix)	sell equipment at fair market value in the ordinary course of business;

(xx)	mergers, amalgamations or consolidations among Subsidiaries that are not Credit Parties; and

(xxi)	a sale leaseback with respect to the Playa Vista property.

8.2	Liens

Create, incur, assume or suffer to exist any Lien on any of its assets or properties, including the Collateral and the Mississauga Property (other than the Playa Vista Property), except:

(a)	Liens in favor of Agent to secure the Obligations;

(b)	Liens securing the payment of Taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Credit Party or Subsidiary;

(c)	non-consensual statutory Liens (other than Liens securing the payment of taxes) arising in the ordinary course of its business to the extent: (i) such Liens secure indebtedness which is not overdue or (ii) such Liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to it, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d)	zoning restrictions, rights-of-way, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of its business as presently conducted thereon or materially impair the value of the real property which may be subject thereto;

(e)	purchase money security interests and mortgages (including capital leases) to secure Permitted Debt incurred pursuant to Section 8.3(c) and so long as such security interests and mortgages do not apply to any property of a Credit Party or Subsidiary thereof other than the acquired property;

(f)	Liens set forth on Schedule 8.2 hereto and any modifications, replacements, renewals or extensions thereof; provided that the Lien does not extend to any additional property other than after-acquired property that is affixed or incorporated into the property covered by such Lien or proceeds and products thereof;

(g)	Liens securing performance of bids, contracts, statutory obligations, surety, performance and appeal bonds and other like obligations incurred in the ordinary course of business;

(h)	pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation;

(i)	Liens securing Permitted Debt in Section 8.3(n) so long as (i) after giving effect to the incurrence thereof Borrower is in pro forma compliance with the Senior Secured Net Leverage Ratio in Section 9.1 as demonstrated in writing by Borrower to Agent prior to any such incurrence being made and agreed to in writing by Agent to Borrower prior to any such incurrence, and (ii) such Liens were in existence prior to the date of such acquisition, merger, amalgamation or consolidation and were not incurred in anticipation thereof and do not extend to assets other than those acquired;

(j)	Liens granted over the assets and properties of the Playa Vista Borrower to secure the Permitted Debt in Section 8.3(g);

(k)	[reserved];

(l)	Liens granted over the assets and properties of IMAX China Multimedia and/or IMAX China HK to secure the Permitted Debt in Section 8.3(i);

(m)	Liens in favor of EDC over deposits of collateral given by Borrower in favor of EDC pursuant to the terms of the EDC Indemnity Agreement; provided that the Liens and interest of EDC in such collateral shall at all times be subject to and subordinate to any and all interests and Liens of Agent in such collateral;

(n)	[reserved];

(o)	Liens securing the Incremental Loans and/or Incremental Equivalent Debt so long as immediately after giving effect to the incurrence thereof the Senior Secured Net Leverage Ratio does not exceed 2.50:1.00 as demonstrated in writing (including with calculations of pro forma compliance with the Senior Secured Net Leverage Ratio) by Borrower to Agent prior to any such Lien being granted; provided that, such Liens are only on the Collateral and, such Liens are secured either (i) on a pari passu basis with respect to the Obligations, or (ii) on a junior basis with respect to the Obligations, and, additionally, in the case of all Liens securing Incremental Equivalent Debt, such Liens shall be subject to an Intercreditor Agreement, which such Intercreditor Agreement shall provide that any Liens securing such Incremental Equivalent Debt shall rank no higher in priority than the Liens securing the Obligations;

(p)	Liens securing Permitted Debt not to exceed in the aggregate the greater of (i) $50,000,000 and (ii) six percent (6%) of Consolidated Total Assets; provided that,

if such Liens are on the Collateral, such Liens shall be subject to an Intercreditor Agreement;

(q)	Liens securing Permitted Debt in Section 8.3(q);

(r)	[reserved];

(s)	any interest or title of a lessor or sublessor under any lease or sublease permitted hereunder;

(t)	(i) Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder or (ii) Liens on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in a Permitted Investment to be applied against the purchase price for such Permitted Investment;

(u)	purported Liens evidenced by the filing of precautionary PPSA and/or UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(v)	Liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payment of customs duties in connection with the importation of goods;

(w)	any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property and other land use restrictions, including, site plan agreements, development agreements and contract zoning agreements;

(x)	licenses of IP Rights granted by Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Borrower or such Subsidiary;

(y)	registered agreements with any municipal, provincial or federal governments or authorities and any public utilities or private suppliers of services, including subdivision agreements, development agreements, engineering, grading or landscaping agreements and similar agreements;

(z)	deposits made or other security provided in the ordinary course of business and the proceeds thereof to secure liability to insurance carriers for insurance premiums or under self-insurance arrangements in respect of such obligations;

(aa)

Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other Persons not given in connection with the incurrence of Debt; (ii) relating to pooled deposit or sweep accounts of any Credit Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Credit Parties; or (iii) relating to purchase orders and other agreements entered into with customers of any Credit Party in the ordinary course of business; and

(bb)	Liens arising solely by virtue of any statutory or common law provision or customary business provision relating to banker’s liens, rights of set off or similar rights.

8.3	Debt

Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Debt except:

(a)	the Obligations including obligations, liabilities and indebtedness under or in connection with Secured Hedge Agreements and the Secured Cash Management Agreements;

(b)	trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which such Credit Party is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to it, and with respect to which adequate reserves have been set aside on its books;

(c)	purchase money Debt (including Capital Lease Obligations and any refinancings, extensions, renewals or replacements of such Debt) not to exceed in the aggregate the greater of (i) $25,000,000 and (ii) three percent (3%) of Consolidated Total Assets, provided that such Debt does not exceed the cost of the acquired property plus, in the case of any such refinancings, extensions, renewals or replacements of such Debt, any accrued and unpaid interest thereon being refinanced, extended, renewed or replaced plus any other reasonable amounts paid and reasonable fees and expenses incurred in connection with such refinancing, extension, renewal or replacement;

(d)	the Debt set forth on Schedule 8.3(d) hereto, including any refinancings, extensions, renewals or replacements of such Debt; provided that any such refinancings extensions, renewals or replacements of such Debt shall not (i) include Debt of an obligor that was not an obligor with respect to the Debt being refinanced, extended, renewed or replaced or (ii) exceed in a principal amount the Debt and any accrued and unpaid interest thereon being refinanced, extended, renewed or replaced plus any other reasonable amounts paid and reasonable fees and expenses incurred in connection with such refinancing, extension, renewal replacement;

(e)	the Debt incurred pursuant to the BMO Facilities; provided that the Debt of Borrower under (i) the BMO LC Facility shall not exceed $10,000,000, (ii) the Mastercard Facility shall not exceed CDN$175,000 and (iii) the F/X Facility shall not exceed $4,000,000, in each case, as may be replaced by Borrower;

(f)	the Debt and indemnity obligations incurred pursuant to the EDC Indemnity Agreement; provided that such Debt and indemnity obligations shall relate solely to Indemnity Bonding Products (as defined in the EDC Indemnity Agreement) issued by EDC in support of the BMO LC Facility and not to exceed $10,000,000 in the aggregate;

(g)	the Debt of the Playa Vista Borrower under the Playa Vista Credit Facility;

(h)	[reserved];

(i)	the Debt of IMAX Cayman, IMAX China Multimedia and/or IMAX China HK with respect to the IMAX China Credit Facility in an aggregate principal amount not to exceed $10,000,000 and the Debt of Borrower with respect to the IMAX China Guarantee; provided that the amount guaranteed by Borrower pursuant to the IMAX China Guarantee shall count against the $100,000,000 basket amount in Section 8.4(h);

(j)	intercompany Debt among Borrower and any Subsidiary to the extent permitted by Section 8.4(j);

(k)	[reserved];

(l)	Debt in an aggregate principal amount not to exceed, the greater of (i) $100,000,000 and (ii) twelve percent (12%) of Consolidated Total Assets at the time of such incurrence;

(m)	(i) Debt in any amount so long as immediately after giving effect to the incurrence thereof the Total Net Leverage Ratio is less than or equal to 4.25:1.00 (the “Ratio Debt Test” and such Debt, “Ratio Debt”) as demonstrated in writing (including with calculations of pro forma compliance with the Total Net Leverage Ratio) by Borrower to Agent prior to any such incurrence being made; provided that Debt of a Subsidiary of Borrower (other than Credit Parties) permitted to be incurred pursuant to this clause (m) shall not exceed in the aggregate the greater of (A) $50,000,000 and (B) six percent (6%) of Consolidated Total Assets and (ii) Permitted Refinancings of Ratio Debt subject to this clause (m);

(n)	the Debt of a Subsidiary acquired after the Closing Date or a Person merged into, amalgamated or consolidated with Borrower or any Subsidiary thereof after the Closing Date and Debt assumed in connection with any Permitted Investment and where, in each case, such acquisition, merger, amalgamation or consolidation is permitted by this Agreement, but only to the extent that such Debt (i) existed at the time such Person became a Subsidiary or the assets subject to such Debt were acquired, (ii) was not incurred in contemplation thereof and (iii) does not exceed in the aggregate the greater of (A) $25,000,000 and (B) three percent (3%) of Consolidated Total Assets;

(o)

(i) Debt incurred to finance any Permitted Investment in any amount so long as immediately after giving effect to the incurrence thereof (A) Borrower would be permitted to incur at least $1.00 of additional Debt pursuant to the Ratio Debt Test or (B) the Total Leverage Ratio would be less than immediately prior to such

Permitted Investment (“Ratio Acquisitions Debt”) as demonstrated in writing (including with calculations of pro forma compliance with the foregoing Ratio Debt Test and Total Leverage Ratio set forth in this clause) by Borrower to Agent prior to any such incurrence being made; provided that Debt of a Subsidiary of Borrower (other than Credit Parties) permitted to be incurred pursuant to this clause (o) shall not exceed in the aggregate the greater of (A) $50,000,000 and (B) six percent (6%) of Consolidated Total Assets and (ii) Permitted Refinancings of Ratio Acquisitions Debt subject to clause (o);

(p)	Debt incurred to finance any Permitted Investment not to exceed in the aggregate, the greater of (i) $50,000,000 and (ii) six percent (6%) of Consolidated Total Assets;

(q)	Debt of a Subsidiary of Borrower (other than a Credit Party) in an aggregate principal amount not to exceed the greater of (i) $50,000,000 and (ii) six percent (6%) of Consolidated Total Assets;

(r)	Debt of joint ventures of Borrower and its Subsidiaries (or guarantees with respect thereto) not to exceed in the aggregate the greater of (i) $75,000,000 and (ii) nine percent (9%) of Consolidated Total Assets;

(s)	Debt pursuant to financial guarantees and letters of credit to support Borrower’s operations in China and other financial guarantees in an aggregate amount to exceed $25,000,000 (less all amounts incurred pursuant to Section 8.3(i));

(t)	guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors, licensees and sub-licensees of Credit Parties and their Subsidiaries;

(u)	any guarantee by any Credit Party or a Subsidiary thereof of Debt or other obligations of any other Credit Party or any of its Subsidiaries so long as the incurrence of such Debt or other obligations by such Credit Party or such Subsidiary is permitted under the terms of this Agreement;

(v)	Debt pursuant to the Playa Vista Guarantee;

(w)	Debt pursuant to the Hong Kong JV Guarantee (which shall count against the $100,000,000 debt basket amount in Section 8.3(l));

(x)	[reserved];

(y)

Debt in the form of secured or unsecured term notes and/or term loans (and/or commitments in respect thereof) issued or incurred by Borrower in lieu of Incremental Term Loans (such term notes or term loans, “Incremental Equivalent Debt”); provided that, (i) the aggregate principal amount of such Incremental Equivalent Debt issued or incurred shall not exceed the aggregate principal amount of Incremental Loans permitted to be incurred under Section 2.6(a), (ii) any Incremental Equivalent Debt shall be subject to satisfaction of the requirements of subclauses (i) and (ii) of Section 2.6(d), with all references to “Incremental Loan Commitments” and “Incremental Loan” being deemed to refer to “Incremental Equivalent Debt” and all references therein to “Increase Amount Date” being deemed to refer to the date of incurrence of such Incremental Equivalent Debt, (iii) any Incremental Equivalent Debt that is secured shall be secured only by the Collateral and on a pari passu or junior basis with the Collateral securing the Obligations and subject to an Intercreditor Agreement, which such Intercreditor Agreement shall provide that any Liens securing such Incremental Equivalent Debt shall rank no higher in priority than the Liens securing the Obligations, (iv) the incurrence of such Incremental Equivalent Debt shall be subject to the terms and conditions applicable to Incremental Term Loans set forth in Section 2.6(d)(vii) as if set forth in this Section 8.3(x) mutatis mutandis, (v) no Incremental Equivalent Debt may be guaranteed by any Person that is not a Credit Party or secured by any assets other than the Collateral, and (vi) prior to the incurrence of such Incremental Equivalent Debt, Borrower shall have delivered to Agent drafts of the documentation relating thereto (provided that at its option, Borrower may deliver a certificate to Agent in good faith at least five (5) Business Days prior to the incurrence of such Debt, together with a reasonably detailed description of the material terms and conditions of such Debt or drafts of the documentation relating thereto, stating that Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (y), and such certificate shall be conclusive evidence that such terms and conditions satisfy such requirement unless Agent provides notice to Borrower of its objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects));

(z)	Debt incurred by Borrower or any of its Subsidiaries arising from agreements providing for indemnification, earn-outs, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Investments or permitted dispositions of any business, assets or Subsidiary of Borrower, in each case, to the extent not constituting debt for borrowed money;

(aa)	Debt of Borrower or any of its Subsidiaries which may be deemed to exist pursuant to any worker’s compensation claims, self-insurance obligations, guaranties, performance, surety, statutory, appeal, custom bonds or similar obligations incurred in the ordinary course of business;

(bb)	Debt of Borrower or any of its Subsidiaries in respect of cash management, cash pooling arrangements and related activities to manage cash balances of Borrower and its Subsidiaries and joint ventures including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements, netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs or otherwise in connection with deposit accounts or securities accounts incurred in the ordinary course of business;

(cc)	Debt in respect of Hedge Agreements incurred in the ordinary course of business and not for speculative purposes; and

(dd)	Debt incurred by a Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s-length commercial terms.

8.4	Investments

Directly or indirectly, without the prior written consent of Required Lenders which is not to be unreasonably withheld, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Equity Interests or Debt or all or a substantial part of the assets or property of any person, or agree to do any of the foregoing (each, an “Investment”), except for:

(a)	the endorsement of instruments for collection or deposit in the ordinary course of business;

(b)	investments in cash and Cash Equivalents;

(c)	equity Investments owned as of the Closing Date in any Subsidiary and other Investments outstanding on the Closing Date, in each case, set forth on Schedule 8.4 hereto;

(d)	investments in joint ventures with strategic partners for the purpose of advancing Borrower’s business; provided that such investments in such joint ventures, whether direct or indirect, shall not, at any time and in the aggregate exceed the greater of (A) $75,000,000 and (B) nine percent (9%) of Consolidated Total Assets and such investments shall not be made if an Event of Default exists and is continuing or would occur as result thereof (determined upon the earlier to occur of (x) the execution of definitive documentation with respect to such investment and (y) such investment);

(e)	loans or advances of money to affiliates in the ordinary course of Borrower’s business with the proceeds of issuance of Equity Interests (other than Disqualified Equity Interests) of Borrower, provided that such proceeds are used in the ordinary course of business and shall not, for further clarity, be subject to any other restrictions on use contained herein;

(f)	payments to employees in connection with the repurchase of phantom stock (including stock appreciation rights) in the ordinary course of business; provided that such payments with respect to the repurchase of phantom stock (including stock appreciation rights) not in existence on the Closing Date shall not exceed, together with amounts paid under Section 8.5(c), $1,000,000 per annum;

(g)	payments to counterparties under or in connection with Hedge Agreements;

(h)	other Investments made after the Closing Date in an aggregate principal amount not to exceed the greater of (i) $100,000,000 and (ii) twelve percent (12%) of Consolidated Total Assets so long as no Event of Default exists and is continuing or would occur as a result thereof (determined upon the earlier to occur of (x) the execution of definitive documentation with respect to such Investment and (y) such Investment;

(i)	loans or advances of money from a Credit Party to another Credit Party whose assets and properties are subject to the first priority Liens of Agent (subject to Permitted Liens);

(j)	(i) Borrower and any Subsidiary may make intercompany loans to and other investments in Credit Parties, (ii) any Subsidiary (other than a Credit Party) may make intercompany loans to and other investments in any Credit Party or any Subsidiary so long as in the case of such intercompany loans to Credit Parties, all payment obligations of the respective Credit Parties are subordinated to their Obligations under the Financing Agreements on terms reasonably satisfactory to Agent, (iii) the Credit Parties may make intercompany loans to, and other Investments in, Subsidiaries that are not Credit Parties so long as the aggregate amount of outstanding loans and other Investments made pursuant to this subclause (iii) does not exceed the greater of $50,000,000 and six percent (6%) of Consolidated Total Assets and the proceeds were incurred as Permitted Debt pursuant to Section 8.3(q), (iv) any Subsidiary that is not a Credit Party may make intercompany loans to, and other Investments in, any other Subsidiary that is also not a Credit Party and (v) Credit Parties may make intercompany loans and other Investments in any Subsidiary that is not a Credit Party so long as such intercompany loans and other Investment is part of a series of simultaneous intercompany loans and other Investments by Subsidiaries in other Subsidiaries that simultaneously results in the proceeds of the initial intercompany loan and other Investment being made to or invested in one or more Credit Parties;

(k)	[reserved];

(l)	[reserved];

(m)	[reserved];

(n)	the IMAX Film Fund Put; provided that the fair market value to be paid by Borrower or its Subsidiary for pictures under the IMAX Film Fund Put shall be the fair market value thereof determined in accordance with the terms in the IMAX Film Fund Put, including that any appraiser determining fair market value in connection therewith shall be an investment bank or other entity experienced in determining the value of film assets; and

(o)	the $4,000,000 preferred share investment by IMAX HK in IMAX China HK;

(p)	Investments in any amount so long as (i) immediately after giving effect to such Investment the Total Net Leverage Ratio is equal to or less than 2:75:1.00 as demonstrated in writing (including with calculations of pro forma compliance with the Total Net Leverage Ratio) by Borrower to Agent prior to any such Investment being made and (ii) no Event of Default exists and is continuing or would occur as a result thereof (determined upon the earlier to occur of (A) the execution of definitive documentation with respect to such Investment and (B) the making of such Investment);

(q)	loans to employees not to exceed in the aggregate the greater of (i) $2,500,000 and (ii) one percent (1%) of Consolidated Total Assets and so long as no Event of Default exists and is continuing or would occur as a result thereof;

(r)	Acquisitions of any single purpose Subsidiaries for the purpose of entering into the joint ventures and the third party productions permitted pursuant to Section 8.4(d) and (h) hereof;

(s)	Deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Borrower and its Subsidiaries;

(t)	extensions of trade credit in the ordinary course of business;

(u)	Investments of any Person in existence at the time such Person becomes a Subsidiary; provided that such Investment was not created in anticipation of such Person becoming a Subsidiary;

(v)	Investments made in the ordinary course and resulting from pledges and deposits referred to in Section 8.2(h); and

(w)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business.

Any Future Permitted Transaction by Borrower and any investment, license, purchase or other transaction reasonably related thereto and in furtherance thereof shall be permitted hereunder and the amount of any such investment, license, purchase or other transaction shall not be included in (or count against) any of the foregoing basket amounts described in this Section 8.4.

8.5	Restricted Payments

Directly or indirectly, declare or pay any dividends on account of any of its Equity Interests now or hereafter outstanding, or redeem, retire, defease, purchase or otherwise acquire any of its Equity Interests, or make any other distribution (by reduction of capital or otherwise) in respect of any such Equity Interests (each, a “Restricted Payment”) with the exception that:

(a)	wholly-owned Subsidiaries of a Subsidiary may pay cash dividends or distributions to such Subsidiary;

(b)	non wholly-owned Subsidiaries of a Subsidiary may pay cash dividends or distributions to such Subsidiary and its other shareholders provided such Credit Party receives its ratable share of such dividends or distributions;

(c)	Credit Parties and their Subsidiaries may redeem or purchase their respective Equity Interests which are held by any current, future or former officers, directors or employees of such Person not to exceed, together with amounts paid under Section 8.4(f), $1,000,000 per annum;

(d)	Credit Parties and their Subsidiaries may make Restricted Payments if made by way of Qualified Equity Interests only;

(e)	Borrower may make Restricted Payments in any amount so long as (i) immediately after giving effect thereto the Total Net Leverage Ratio is equal to or less than 2.75:1.00 and (ii) in each case no Default or Event of Default exists and is continuing or would occur as a result thereof;

(f)	[reserved];

(g)	[reserved];

(h)	IMAX Cayman may make Restricted Payments not to exceed in the aggregate in any calendar year the greater of (i) $25,000,000 and (ii) 3% of Consolidated Total Assets and with the ability to carry-over any unused amount in a calendar year for the next two (2) succeeding calendar years so long as in each case no Default or Event of Default exists and is continuing or would occur as a result thereof;

(i)	Credit Parties and their Subsidiaries may redeem or purchase their respective Equity Interests which are held by current, future or former officers, directors or employees of such Person in an amount not to exceed in the aggregate $25,000,000 in any calendar year with the ability to carry-over any unused amount in a calendar year for the next two (2) succeeding calendar years so long as in each case no Default or Event of Default exists and is continuing or would occur as a result thereof;

(j)	Credit Parties and their Subsidiaries may redeem or purchase their respective Equity Interests not to exceed in the aggregate in any calendar year the greater of (i) $125,000,000 and (ii) fifteen percent (15%) of Consolidated Total Assets and with the ability to carry-over any unused amount in a calendar year for the next two (2) succeeding calendar years so long as in each case no Default or Event of Default exists and is continuing or would occur as a result thereof;

(k)	Credit Parties and their Subsidiaries may make Restricted Payments not to exceed in the aggregate the greater of (i) $100,000,000 and (ii) 12% of Consolidated Total Assets so long as in each case no Default or Event of Default exists and is continuing or would occur as a result thereof; and

(l)	Credit Parties and their Subsidiaries may make Restricted Payments in connection with the purchase of fractional shares of its common stock arising out of stock dividends, splits or combinations or business combinations.

8.6	Transactions with Affiliates

Directly or indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent or other person affiliated with it, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with an unaffiliated person or (b) make any payments of management, consulting or other fees for management or similar services, or of any Debt (including under the USERP) owing to any officer, employee, shareholder, director or other person affiliated with it except (i) reasonable compensation to officers, employees and directors for services rendered to it in the ordinary course of business and (ii) payments to Bradley J. Wechsler and Richard L. Gelfond in accordance with the USERP.

8.7	[Reserved]

8.8	[Reserved]

8.9	No Material Changes

(a) Change its Fiscal Quarters or its Fiscal Year, (b) make any material change to its business or the conduct thereof from that existing or being conducted as of the Closing Date, other than changes that would not be reasonably expected to have a Material Adverse Effect or (c) make any material changes to its accounting policies in effect as of the Closing Date, except as required or permitted by GAAP.

8.10	No Further Negative Pledges; Restrictive Agreements

(a)

Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets (including contractual provisions restricting the assignability thereof to Agent or to an assignee thereof upon exercise by Agent of any rights or remedies set forth in the Financing Agreements or at law) or requiring the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Financing Agreements, (ii) pursuant to any document or instrument governing Debt incurred pursuant to Section 8.3(c); provided, that any such restriction contained therein relates only to the asset, properties or interests acquired in connection therewith, (iii) restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided, that any such restriction contained therein relates only to the asset or properties subject to such Permitted Lien); (iv) pursuant to any document or instrument governing Permitted Debt; (v) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be); (vi) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures (to the extent only affecting the assets of, or the Equity Interests in, each such joint venture); and (vii) any agreement in effect at the time any Person becomes a Subsidiary (to the extent only affecting the assets of, or the Equity Interests in, each such Person), so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary; provided, that this Section 8.10(a) shall not apply to any Subsidiaries that are not Credit Parties and are not required to become Credit Parties hereunder.

(b)

Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to (i) pay dividends or make any other distributions to any Credit Party or any Subsidiary on its Equity Interests, (ii) pay any obligations, liabilities and indebtedness owed to any Credit Party, (iii) make loans or advances to any Credit Party, (iv) sell, lease or transfer any of its properties or assets to any Credit Party or (v) act as a Guarantor pursuant to the Financing Agreements, except (in respect of any of the matters referred to in clauses (i) through (v) above) for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Financing Agreements, (B) Applicable Law, (C) any document or instrument governing Debt incurred pursuant to Section 8.3(c) (provided, that any such restriction contained therein relates only to the asset or properties acquired in connection therewith), (D) any Permitted Lien or any document or instrument governing any Permitted Lien (provided, that any such restriction contained therein relates only to the asset or properties subject to such Permitted Lien), (E) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of a Credit Party, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (F) any document or instrument governing Permitted Debt, (G) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (H) customary encumbrances or restrictions that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, (I) customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Subsidiary, (J) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (K) customary provisions in (i) joint venture agreements entered into in the ordinary course of business with respect to the Equity Interests subject to the joint venture and (ii) operating or other similar agreements, asset sale agreements and stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements, (L) customary net worth and similar provisions in leases for real property and (M) described in the definition of “Material Subsidiary”.

ARTICLE 9

FINANCIAL COVENANT

9.1	Maximum Senior Secured Net Leverage Ratio

Borrower shall not permit the Senior Secured Net Leverage Ratio as of the last day of any Fiscal Quarter to be greater than 3.25:1.00 (which ratio will be increased by 0.5x to 3.75:1.00 for the four (4) consecutive Fiscal Quarters following a Material Acquisition), which shall be calculated and tested on the last day of each Fiscal Quarter on a trailing four (4) Fiscal Quarter basis.

ARTICLE 10

EVENTS OF DEFAULT AND REMEDIES

10.1	Events of Default

The occurrence and continuation of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)	Borrower fails to (i) pay any principal due and payable hereunder; (ii) any interest on any Loan or any fee or any other amount due hereunder within three (3) Business Days after the date due; or (iii) perform any of the covenants contained in Section 9.1 of this Agreement;

(b)	any Credit Party or any Subsidiary thereof fails to:

(i)	perform any of the covenants contained in Sections 7.1 (with respect to the Credit Parties), 8.1, 8.2, 8.3, 8.4, 8.5 or 8.6 of this Agreement, where such failure to perform is not remedied to the satisfaction of Agent, in its sole discretion, within 3 days of such failure to perform; or

(ii)	perform any other terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements, where such failure to perform is not remedied to the satisfaction of Agent or waived by Agent, in its sole discretion, within 30 days from receipt by any Credit Party of notice by Agent;

(c)	any representation or warranty made by or on behalf of any Credit Party hereunder or under any other Financing Agreement proves to be false or inaccurate (i) in any material respect when made if not subject to materiality or Material Adverse Effect qualifications or (ii) in any respect if subject to materiality or Material Adverse Effect qualifications, and in each case same is not remedied to the satisfaction of Agent or waived by Agent, in its sole discretion, within 15 days from receipt by any Credit Party of notice by Agent;

(d)	any Credit Party shall contest the validity or enforceability of any Financing Agreement in writing or deny in writing that it has any liability, including with respect to future advances by Lenders, under any Financing Agreement to which it is a party;

(e)	[reserved];

(f)	(i) any final non-appealable judgment for the payment of money is rendered against any Credit Party or any Subsidiary thereof in excess of $25,000,000 in the aggregate and (A) shall remain undischarged or unvacated for a period in excess of 60 days or (B) execution shall at any time not be effectively stayed; or (ii) any final non-appealable judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Credit Party or any Subsidiary thereof or any of their assets that could reasonably be expected to have a Material Adverse Effect and (A) shall remain undischarged or unvacated for a period in excess of 60 days or (B) execution shall at any time not be effectively stayed; provided that, in each case of clause (i) and (ii), no Event of Default shall occur if (x) the applicable judgment is paid, (y) the applicable judgment is covered by third-party insurance as to which the insurer has been notified of such judgment and has not denied full coverage thereof in writing to such Credit Party or Subsidiary or (z) the applicable judgment is covered by an enforceable indemnity by an arms-length third party, to the extent that such Credit Party or Subsidiary shall have made a claim for indemnification and the applicable indemnifying party shall not have disputed such claim;

(g)	[reserved];

(h)	[reserved];

(i)	an Insolvency Proceeding is filed or commenced against any Credit Party or Material Subsidiary thereof or all or any part of its properties and (i) such Insolvency Proceeding is not dismissed within 60 days after the date of its filing, or (ii) any Credit Party or Material Subsidiary thereof shall file any answer admitting or not contesting such Insolvency Proceeding or indicates in writing its consent to, acquiescence in or approval of, any such Insolvency Proceeding or (iii) the relief requested is granted by a court of competent jurisdiction;

(j)	an Insolvency Proceeding is filed or commenced by any Credit Party or Material Subsidiary thereof for all or any part of its property including if any Credit Party or Material Subsidiary shall:

(i)	apply for or consent to the appointment of a receiver, trustee or liquidator of it or of all or a substantial part of its property and assets;

(ii)	be unable, or admit in writing its inability, to pay its debts as they mature, or commit any other act of bankruptcy;

(iii)	make a general assignment for the benefit of creditors;

(iv)	file a voluntary petition or assignment in bankruptcy or a proposal seeking a reorganization, compromise, moratorium or arrangement with its creditors;

(v)	take advantage of any Insolvency Law pertaining to arrangements, moratoriums, compromises or reorganizations, or admit the material allegations of a petition or application filed in respect of it in any Insolvency Proceeding; or

(vi)	take any corporate action for the purpose of effecting any of the foregoing;

(k)

(i)	any failure of any Credit Party or any Subsidiary thereof to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Debt (other than with respect to the Obligations hereunder, by Borrower under the Playa Vista Guarantee or by Playa Vista Borrower under the Playa Vista Credit Facility) in an aggregate principal amount in excess of $25,000,000, which failure continues for more than the applicable cure period, if any, with respect thereto; or

(ii)	any default by any Credit Party or any Subsidiary thereof with respect to any other term of (A) one or more items of Debt in the aggregate principal amount referred to in clause (i) above or (B) any agreement, document or instrument relating to such item(s) of Debt, in each case after the expiration of the applicable cure period, if any, with respect thereto, if the effect of such default is to cause, or to permit the holder or holders of that Debt, to cause that Debt to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that this clause (k)(ii) shall not apply to (x) secured Debt that becomes due as a result of the sale or transfer or other disposition of the property or assets securing such Debt permitted hereunder and under the documents providing for such Debt and such Debt is repaid when required under the documents providing for such Debt or (y) events of default, termination events or any other similar event under the documents governing Hedge Agreements for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Debt payable thereunder;

(l)	[reserved];

(m)	any acquisition of Control or change in the Controlling ownership of Borrower, if any, which may reasonably be expected to have a Material Adverse Effect;

(n)	[reserved];

(o)	any Lien created by a Financing Agreement shall cease to be a valid and perfected first priority Lien (except for Permitted Liens) in favor of Agent in any material amount of the collateral purported to be covered thereby for any reason other than the failure of Agent or any Secured Party to take any action within its control; or

(p)	an ERISA Event shall occur which results in or would reasonably be expected to result in a Material Adverse Effect.

10.2	Remedies

(a)	At any time an Event of Default has occurred and is continuing, Agent shall (at the request of, or may, with the consent of, the Required Lenders) have all rights and remedies provided in the Financing Agreements, the PPSA, UCC and other Applicable Law, all of which rights and remedies may be exercised without notice to or consent by any Credit Party, except as such notice or consent is expressly provided for hereunder or required by Applicable Law. All rights, remedies and powers granted to Agent and Lenders under any of the Financing Agreements, the PPSA, UCC or other Applicable Law, are cumulative, not exclusive and enforceable, in Agent’s or Lenders’ discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Credit Party of any of the Financing Agreements. Agent shall (at the request of, or may, with the consent of, the Required Lenders) at any time or times, proceed directly against any Credit Party to collect the Obligations (except under or in connection with Secured Hedge Agreements (which shall be collected in accordance with the terms thereof)) without prior recourse to the Collateral.

(b)

Without limiting the foregoing and subject to Section 10.2(c) hereof, upon the occurrence and continuation of any Event of Default, upon notice to Borrower by Agent, Agent shall (at the request of, or may, with the consent of, the Required Lenders): (i) accelerate the payment of all outstanding Obligations (other than Obligations in connection with Secured Hedge Agreements which may be terminated in accordance with their own terms) (provided that, upon the occurrence of any Event of Default described in Section 10.1(i) or 10.1(j), all such outstanding Obligations shall automatically become due and payable without notice to Borrower or demand by Agent) and demand immediate payment thereof to Agent; (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral and carry on the business of any Credit Party; (iii) require each Credit Party, at such Credit Party’s expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent; (iv) collect, foreclose, receive, appropriate, set-off and realize upon any and all Collateral; (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose; (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Credit Party, which right or equity of redemption is hereby expressly waived and released by each Credit Party; (vii) without limiting clause (vi), grant a general, special or other license in respect of any aspect of the Collateral on an exclusive or non-exclusive basis to any person throughout the world or any part of it and on such terms and on such conditions as Agent may consider appropriate; (viii) enforce against any licensee or other person all rights and remedies of each Credit Party with respect to all or any part of the Collateral, and take or refrain from taking any action that any Credit Party might take with respect to any of those rights and remedies, and for this purpose Agent shall have the exclusive right to enforce or refrain from enforcing those rights and remedies, and may in the name of any Credit Party and at its expense retain and instruct counsel and initiate any court or other proceeding that Agent considers necessary or expedient; (ix) take any step necessary to preserve, maintain or insure the whole or any part of the Collateral or to realize upon any of it or to put it in vendable condition, and any amount paid as a result of any taking any such steps shall be a cost the payment of which is secured by the Financing Agreements; (x) borrow money and use the Collateral directly or indirectly in carrying on any Credit Party’s business or as security for loans or advances for any such purposes; (xi) require each Credit Party to immediately begin using commercially reasonable efforts to obtain all consents and to provide all notices which may be required to permit Agent to assign any agreement or contract; (xii) grant extensions of time and other indulgences, take and give up security, accept compositions, grant releases and discharges, and otherwise deal with any Credit Party, debtors of any Credit Party, sureties and others as Agent may see fit without prejudice to the liability of any Credit Party or Agent’s right to hold and realize the security interest created under any Financing Agreement; and/or (xiii) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and each Credit Party waives any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Credit Party waives the posting of any bond which might otherwise be required.

(c)	Notwithstanding anything to the contrary contained in this Section 10.2:

(i)	for the duration of the IP Grace Period, Agent shall not be permitted to enforce its security interest against the IP Collateral, or to exercise its rights under Section 10.2(b) with respect to the IP Collateral hereof except as permitted pursuant to the IP Collateral License Agreement;

(ii)	for the duration of the IP Grace Period, Borrower shall be permitted to use the IMAX name to carry on business;

(iii)	upon the commencement of the IP Grace Period, Agent shall have, pursuant to the IP Collateral License Agreement, a royalty-free, freely assignable perpetual license to use the IP Collateral required to enable Agent to perform the obligations of Borrower under any contract or agreement;

(iv)	upon the commencement of the IP Grace Period, Agent may sell, transfer, assign and/or otherwise dispose of the Collateral, other than the IP Collateral, to any transferee or assignee in accordance with the terms of the Financing Agreements; and

(v)	subsequent to the expiry of the IP Grace Period, provided that an Event of Default is then continuing, Agent may sell, transfer, assign and/or otherwise dispose of any of the IP Collateral up to a maximum amount equal to the outstanding Obligations together with all costs, charges and expenses incurred by Agent as a result of enforcing against the IP Collateral and Borrower hereby irrevocably designates and appoints Agent (and any officer or agent thereof) as Borrower’s true and lawful attorney-in-fact and authorizes Agent (and any officer or agent thereof) to effect the foregoing.

(d)	Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations in the order set forth in Section 5.3(b).

(e)	[Reserved].

(f)	Without limiting the foregoing, (1) upon the occurrence of any Event of Default described in Section 10.1(i) or 10.1(j), automatically, Agent shall (at the request of, or may, with the consent of, the Required Lenders), and (2) upon the occurrence and continuation of any other Event of Default, upon notice to Borrower by Agent, Agent shall (at the request of, or may, with the consent of, the Required Lenders), (i) cease making Loans or arranging Letter of Credit Accommodations, (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Lenders to Borrower and/or (iii) appoint, remove and reappoint any person or persons, including an employee or agent of Agent or a Lender to be a receiver (the “Receiver”) which term shall include a receiver and manager of, or agent for, all or any part of the Collateral (and such Receiver shall have all of the powers and rights of Agent described in this Section 10.2 and Agent may, either directly or through its agents or nominees, exercise any or all powers and rights of a Receiver).

(g)	[Reserved.]

(h)

Where Agent realizes upon any of the Collateral, and in particular upon any of the IP Collateral, to the extent permitted or not prohibited by any agreements relating to such IP Collateral, each Credit Party shall provide without charge its know-how and expertise relating to the use and application of the Collateral, and in particular shall instruct Agent, and any purchaser of the Collateral designated by Agent, concerning any IP Collateral including any confidential information or trade secrets of such Credit Party. For greater certainty, the parties agree that unless such confidential information or trade secrets form part of the Collateral being realized upon, such confidential information or trade secrets shall be provided for use only subject to any agreement regarding the confidentiality thereof or for the protection thereof as may be reasonably requested by a Credit Party.

(i)	[Reserved].

(j)	Each Credit Party hereby irrevocably designates and appoints Agent (and any officer or agent thereof) as such Credit Party’s true and lawful attorney-in-fact, and authorizes Agent, in such Credit Party’s or Agent’s name, to: (a) at any time an Event of Default has occurred and is continuing: (i) demand payment on Accounts or other proceeds of the Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of such Credit Party’s rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign such Credit Party’s name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of such Credit Party’s mail to an address designated by Agent, and open and dispose of all mail addressed to such Credit Party, (ix) do all acts and things which are necessary, in Agent’s determination, to fulfill such Credit Party’s obligations under the Financing Agreements, (x) have access to any lockbox or postal box into which such Credit Party’s mail is deposited, (xi) endorse such Credit Party’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, (xii) sign such Credit Party’s name on any verification of Accounts and notices thereof to account debtors, (xiii) endorse such Credit Party’s name upon any items of payment or proceeds thereof and deposit the same in Agent’s account for application to the Obligations; and (xiv) take control in any manner of any item of payment or proceeds thereof; and (b) at any time, to execute in such Credit Party’s name and file any PPSA, UCC or other financing statements or amendments thereto in respect of the security interests granted to Agent pursuant to any of the Financing Agreements if such Credit Party has not done so within two (2) days from Agent’s request. Neither Agent nor its officers, employees and agents shall be responsible to any Credit Party from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s own gross negligence or willful misconduct or the gross negligence or willful misconduct of its officers, employees or agents, in each case, as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

(k)	Agent may, at any time or times that an Event of Default has occurred and is continuing, at its option: (a) cure any default by any Credit Party or any Subsidiary thereof under any agreement with a third party or pay or bond on appeal any judgment entered against any Credit Party or any Subsidiary thereof; (b) discharge taxes and Liens at any time levied on or existing with respect to the Collateral; and (c) pay any amount, incur any expense or perform any act which, in Agent’s good faith judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent with respect thereto. Agent may add any amounts so expended to the Obligations and charge Borrower’s account therefor, such amounts to be repayable by each Credit Party on demand. Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Credit Party or any Subsidiary thereof. Any payment made or other action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

ARTICLE 11

ASSIGNMENT AND PARTICIPATIONS: APPOINTMENT OF AGENT

11.1	Assignment and Participations

(a)	Subject to and in accordance with the terms of this Section 11.1, any Lender may make an assignment or a sale of participations in, at any time or times, the Financing Agreements, any Loans and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall:

(i)	be in a minimum amount of $5,000,000 with respect to Revolving Loans and $1,000,000 with respect to Term Loans;

(ii)	require the consent of Agent, Issuing Lender, Swingline Lender and Borrower; provided that:

(A)	such consent is not to be unreasonably withheld, conditioned or delayed;

(B)	the consent of Issuing Lender and Swingline Lender shall not be required with respect to assignments of Term Loans;

(C)	the consent of Borrower shall not be required if:

(1)	a Payment/Insolvency Event of Default has occurred and is continuing;

(2)	such assignment is to an Eligible Transferee; or

(3)	Borrower does not object to such assignment within ten (10) Business Days of receipt of notice of such assignment;

(iii)	not be to a Prohibited Transferee;

(iv)	be effected by the execution of an Assignment and Assumption Agreement;

(v)	be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; and

(vi)	include a payment from such assignee to Agent of an assignment fee of $3,500.

In the case of an assignment by a Lender under this Section 11.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment or assigned portion thereof from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender” hereunder. In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the Commitment. In the event any Lender assigns or otherwise transfers all or any part of the Obligations, such Lender shall provide prior notice to Borrower and Borrower shall, upon the request of Agent or such Lender, execute new notes in exchange for the notes, if any, being assigned. Borrower agrees from time to time to execute notes (in form and substance satisfactory to Agent, acting reasonably) evidencing the Loans if requested by Agent. Notwithstanding the foregoing provisions of this Section 11.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Financing Agreements to a Federal Reserve Bank, the Bank of Canada or the Canada Deposit Insurance Corporation or foreign equivalent; provided, that no such pledge shall release such Lender from such Lender’s obligations hereunder or under any other Financing Agreement or substitute any such pledgee or assignee for such Lender as a party hereto.

(b)	Any sale of a participation by a Lender of all or any part of its Commitment or Loans shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or fees payable with respect to any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement or the other Financing Agreements). Neither Agent nor any Lender (other than a Lender selling a participation) shall have any duty to any participant and may continue to deal solely with Lenders selling a participation as if no such sale had occurred. No consent of Borrower, Agent or Issuing Lender is required with respect to the sale of a participation by a Lender of all or any part of its Commitment or Loans; provided that each Lender shall provide Agent and Borrower with prior written notice of each sale of a participation. No sale of a participation by a Lender of all or any part of its Commitment or Loans shall be made to a Prohibited Transferee.

(c)	Each Credit Party shall assist any Lender permitted to sell assignments or participations under this Section 11.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each Credit Party shall certify the correctness, completeness and accuracy of all descriptions of it and its respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials.

(d)	A Lender may furnish any information concerning a Credit Party in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), in each case, other than to any Prohibited Transferee, provided such Persons agree to maintain the confidentiality of such information in accordance with Section 7.11(b).

(e)	No Credit Party may assign its rights under the Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and all Lenders.

11.2	Appointment of Agent

(a)	Agent is hereby appointed to act on behalf of Secured Parties as Agent under this Agreement and the other Financing Agreements. The provisions of this Section 11.2 are solely for the benefit of Agent and Lenders and neither any Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Financing Agreements, Agent shall act solely as an agent of Secured Parties and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any Person other than Secured Parties. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Financing Agreements. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Financing Agreement or otherwise a fiduciary relationship in respect of any Secured Party. Except as expressly set forth in this Agreement and the other Financing Agreements, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries that is communicated to or obtained by

Agent or any of its affiliates in any capacity. Neither Agent nor any of its affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Secured Party for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct as determined by a final and non-appealable judgment or court order binding on them.

(b)	If Agent shall request instructions from all Lenders, all affected Lenders or Required Lenders, as the case may be, with respect to any act or action (including failure to act) in connection with this Agreement or any other Financing Agreement, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from all Lenders, all affected Lenders or Required Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Financing Agreement (i) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Financing Agreement; (ii) if such action would, in the opinion of Agent, expose Agent to liabilities under Environmental Laws; or (iii) if Agent in good faith believes such action would expose it to personal liability unless such Agent receives an indemnification satisfactory to it from Lenders and Issuing Lenders with respect to such action. Without limiting the foregoing, no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Financing Agreement in accordance with the instructions of all Lenders, all affected Lenders or Required Lenders, as the case may be.

11.3	Agent’s Reliance, Etc.

Agent: (i) may treat the payee of any note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it; (iii) makes no warranty or representation to any Secured Party and shall not be responsible to any Secured Party for any statements, warranties or representations made in or in connection with this Agreement or the other Financing Agreements; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Financing Agreements on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (v) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Financing Agreements or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect of this Agreement or the other Financing Agreements by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

11.4	Agent as Lender

With respect to its Commitment and Loans hereunder, Agent shall have the same rights and powers under this Agreement and the other Financing Agreements as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” hereunder shall, unless otherwise expressly indicated, include Agent in its individual capacity. Agent and its affiliates may lend money to, invest in, and generally engage in any kind of business with any Credit Party, any of its affiliates and any Person who may do business with or own securities of any Credit Party or any such affiliate, all as if Agent were not Agent and without any duty to account therefore to Secured Parties. Agent and its affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Secured Parties. Each Secured Party acknowledges the potential conflict of interest between Agent as a Lender and Agent as agent hereunder.

11.5	Lender Credit Decision

Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit and financial analysis of each Credit Party and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Commitment and the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

11.6	Indemnification

Lenders agree to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Credit Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Financing Agreement or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct as determined by a final and non-appealable judgment or court order binding on Agent. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share according to its Pro Rata Share of any out-of-pocket expenses (including reasonable fees of counsel) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Financing Agreement, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

11.7	Failure to Act

Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 11.6 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

11.8	Concerning the Collateral and the Related Financing Agreements

Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Lender agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon Lenders.

11.9	Reports and other Information; Disclaimer by Lenders.

By signing this Agreement, each Lender:

(a)	is deemed to have requested that Agent furnish such Lender, within a reasonable time after it becomes available to Agent, a copy of each report, Compliance Certificate and/or other documentation (each such report, certificate or documentation being referred to herein as a “Report” and collectively, “Reports”) provided to Agent by Credit Parties pursuant to the Financing Agreements;

(b)	expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, or (ii) shall not be liable for any information contained in any Report; and

(c)	agrees to keep all Reports confidential in accordance with Section 7.11(b).

11.10	Collateral Matters

(a)	Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) hereby irrevocably authorize Agent at its option and in its discretion to release any Lien upon any of the Collateral (i) upon termination of the Commitment and payment and satisfaction of all of the non-contingent Obligations and delivery of cash collateral to the extent required under Section 2.3(a); or (ii) constituting property being sold or disposed of if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement); or (iii) constituting property in which applicable Credit Party did not own an interest at the time the Lien was granted or at any time thereafter; or (iv) if required under the terms of any of the other Financing Agreements, including any intercreditor agreement; or (v) approved, authorized or ratified in writing in accordance with Section 11.14 hereof. Lenders hereby irrevocably authorize Agent to subordinate its Lien upon the specific Collateral on which another Person has a Lien as permitted under Section 8.2 and if such Person will not permit Agent to retain its Lien on such Collateral, Lenders hereby irrevocably authorize Agent to release its Lien upon such Collateral. Except as provided above, Agent will not release any Lien upon any of the Collateral without the prior written authorization required in accordance with Section 11.14 hereof.

(b)	Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by applicable Lenders, each Lender, as applicable, agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Agreement. Agent shall (and is hereby irrevocably authorized by Lenders to) execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of the Liens granted to Agent upon any Collateral or to evidence the release of such Credit Party from its Obligations under the Financing Agreements in each case in accordance with the terms of the Financing Agreements and this Section 11.10; provided, that, such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Credit Party in respect of) the Collateral retained by such Credit Party.

(c)	Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or has been encumbered, or that the Liens granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

(d)	Each Lender hereunder (i) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement, as applicable, and (ii) authorizes and instructs Agent, to the extent required by the terms of the Financing Agreements, to enter into any Intercreditor Agreements contemplated by this Agreement as Agent on behalf of such Lender. Each Lender hereby further agrees that (i) Agent may, from time to time on and after the Closing Date, without any further consent of any Lender, enter into any Intercreditor Agreement, any subordination agreement or other intercreditor agreement contemplated by this Agreement with the collateral agent or other representatives of the holders of Debt that is permitted to be secured by a Lien on the Collateral under this Agreement, in each case, in order to effect the relative priority of Liens on the Collateral and to provide for certain additional rights, obligations and limitations in respect of, any

Liens permitted by the terms of this Agreement to be pari passu with or junior or senior to the Liens securing the Obligations with respect to part or all of the Collateral, which are, in each case, incurred in accordance with this Agreement, and to establish certain relative rights as between the holders of the Obligations and the holders of the Debt secured by such Liens, and (ii) such Intercreditor Agreements and any other subordination agreement or intercreditor agreement referred to in the foregoing clause (i) entered into by Agent shall be binding on the Secured Parties.

11.11	Successor Agent and Resignation of Swingline Lender

(a)	Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Borrower. Upon any such resignation, Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by Required Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution or other entity whose business includes making commercial loans, in each case, is organized under the laws of Canada, the United States or any province or state thereof and has total assets in excess of $1,000,000,000, or the foreign currency equivalent thereof. If no successor Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and Required Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as Required Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Required Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided, that such approval shall not be required if a Payment/Insolvency Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Financing Agreements, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Article 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Financing Agreements.

(b)	Any Swingline Lender may resign at any time by giving 30 days’ prior notice to Agent, Lenders and Borrower. After the resignation of a Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement and the other Financing Agreements with respect to Swingline Loans made by it prior to such resignation, but shall not be required to make any additional Swingline Loans.

11.12	Setoff and Sharing of Payments

In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 11.13(f), each Lender is hereby authorized at any time or from time to time, without notice to Borrower or to any other Person other than Agent, any such notice being hereby expressly waived, to setoff and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Credit Party (regardless of whether such balances are then due to any Credit Party) and any other properties or assets (other than deposits in fiduciary accounts as to which a Credit Party is acting as fiduciary for another Person who is not a Credit Party and other than payroll or trust fund accounts) at any time held or owing by that Lender to or for the credit or for the account of any Credit Party against and on account of any of the Obligations that are not paid when due; provided, that Lenders exercising such setoff rights shall give notice thereof to such Credit Party promptly after exercising such rights. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders shall sell) such participations in each such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so setoff or otherwise received with the other Lenders in accordance with their respective Pro Rata Shares. Each Credit Party agrees, to the fullest extent permitted by law that (a) any Lender may exercise its right to setoff with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so setoff to the other Lenders; and (b) any Lender so purchasing a participation in a Loan made or other Obligations held by the other Lenders may exercise all rights of setoff, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of the Loan and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the setoff amount or payment otherwise received is thereafter recovered from a Lender that has exercised the right of setoff, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

11.13	Advances; Payments; Non-Funding Lenders; Information; Actions in Concert

(a)	Advances; Payments.

(i)	In each funding notice provided by Agent to a Lender hereunder, Agent shall provide such Lender with written confirmation (by telephone, telecopy or email (if such Lender has provided email notice coordinates to Agent)) that all conditions precedent hereunder to such funding have been satisfied or waived in accordance with the terms hereof.

(ii)	Each Lender shall make the amount of such Lender’s Pro Rata Share of such Loan available to Agent in same day funds by wire transfer to Agent’s account not later than 12:00 noon (New York time) (or promptly thereafter)

on the requested funding date (which must be a Business Day). Swingline Lender shall make the amount of the requested Swingline Loan available to Agent in same day funds by wire transfer to Agent’s account not later than 12:00 noon (New York time) (or promptly thereafter) on the requested funding date (which must be a Business Day). After receipt of such wire transfers (or, in Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Loan to Borrower. All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind. Revolving Loans to be made for the purpose of refunding Swingline Loans shall be made by Revolving Lenders as provided in Section 2.1(c).

(iii)	On the fifth (5th) Business Day of each Fiscal Quarter or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone, telecopy or email (if such Lender has provided email notice coordinates to Agent) of the amount of such Lender’s Pro Rata Share of principal, interest and fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments and Loans required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Financing Agreements as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and fees paid by Borrower since the previous Settlement Date for the benefit of such Lender on the portion of the Loans held by it. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Loans or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower. Such payments shall be made by wire transfer to such Lender’s account not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date. Each payment to Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to Swingline Lender shall be made in like manner, but for the account of Swingline Lender.

(b)	Availability of Lender’s Pro Rata Share. Agent may assume that each Lender will make its Pro Rata Share of each Loan available to Agent on each funding date (which must be a Business Day). If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent. Nothing in this Section 11.13(b) or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that a Credit Party may have against any Lender as a result of any default by such Lender hereunder.

To the extent that Agent advances funds to Borrower on behalf of any Lender and is not reimbursed therefore on the same Business Day as such Loan is made, Agent shall be entitled to retain for its account all interest accrued on such advance until reimbursed by the applicable Lender.

(c)	Return of Payments.

(i)	If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)	If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any Insolvency Law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d)	Non-Funding Lenders. The failure of any Non-Funding Lender to make any Loan or any payment required by it hereunder on the date specified thereof, shall not relieve the other Lenders (each such other Lender, an “Other Lender”) of its obligations to make such Loan or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make a Loan, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, (i) a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Financing Agreement or constitute a “Lender” for any voting or consent rights under or with respect to any Financing Agreement and (ii) fees shall cease to accrue on the unfunded portion of the Revolving Loan Commitment of such Non-Funding Lender pursuant to Section 3.7. At Borrower’s request, Agent or a Person acceptable to Agent shall have the right with Agent’s consent (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall sell and assign to Agent or such Person, all of the Commitments and Loans of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption Agreement; provided, however, that the failure of any Non-Funding Lender to execute an Assignment and Assumption Agreement shall not render such assignment invalid. If any Letter of Credit Accommodation exists at the time such Lender becomes a Non-Funding Lender then:

(i)	all or any part of such Non-Funding Lender’s Pro Rata Share of any participations in any Letter of Credit Accommodations shall be reallocated among the non-Non-Funding Lenders in accordance with their respective Pro Rata Shares but only to the extent the sum of all non-Non-Funding Lenders’ Revolving Loan Exposures plus such Non-Funding Lender’s Pro Rata Share of any participations in any Letter of Credit Accommodations does not exceed the total of all non-Non-Funding Lenders’ Revolving Loan Commitments and to the extent that any non-Non-Funding Lender’s Revolving Loan Exposure plus its allocated Pro Rata Share of such Non-Funding Lender’s participation in any Letter of Credit Accommodations does not exceed such non-Non-Funding Lender’s Revolving Loan Commitment;

(ii)	if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by Agent (x) cash collateralize for the benefit of Issuing Lender only Borrower’s obligations corresponding to such Non-Funding Lender’s Pro Rata Share of the Letter of Credit Accommodations (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such Letter of Credit Accommodations are outstanding or (y) make other arrangements satisfactory to Agent, and to Issuing Lender, as the case may be, in their sole discretion, to protect them against the risk of non-payment by such Non-Funding Lender; provided that (A) to the extent that cash collateral has previously been provided pursuant to this clause (ii) and, a result of a repayment of Revolving Loans or otherwise, further reallocation of amounts among the Lenders in accordance with clause (i) above may be made, then, solely to the extent of the amounts so reallocated, the cash collateral requirement pursuant to this clause (ii) will terminate and Issuing Lender will cause any cash collateral posted with respect to its Letter of Credit Accommodations to be returned to Borrower subject to any terms relating to such cash collateral and (B) neither such reallocation nor any payment pursuant hereto will constitute a waiver or release of any claim Borrower, Agent, any Issuing Lender or any other Lender may have against such Non-Funding Lender or cause such Non-Funding Lender to be a non-Non-Funding Lender;

(iii)	if Borrower cash collateralizes any portion of such Non-Funding Lender’s Pro Rata Share of the Letter of Credit Accommodations pursuant to clause (ii) above, Borrower shall not be required to pay any fees to such Non-Funding Lender pursuant to Section 2.2(b) with respect to such Non-Funding Lender’s Pro Rata Share of the Letter of Credit Accommodations during the period such Non-Funding Lender’s Pro Rata Share of the Letter of Credit Accommodations is cash collateralized;

(iv)	if a reallocation of the Letter of Credit Accommodations among the non-Non-Funding Lenders is effected pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.7 and Section 2.2(b) shall be adjusted in accordance with such non-Non-Funding Lenders’ Pro Rata Shares after giving effect to such reallocation; and

(v)	if all or any portion of such Non-Funding Lender’s Pro Rata Share of the Letter of Credit Accommodations is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of Borrower, Issuing Lender or any other Lender hereunder, all letter of credit fees payable under Section 2.2(b) with respect to such Non-Funding Lender’s Pro Rata Share of the Letter of Credit Accommodations shall be payable to Issuing Lender until and to the extent that such Non-Funding Lender’s Pro Rata Share of the Letter of Credit Accommodations is reallocated and/or cash collateralized.

(e)	Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with (i) any notice of any Event of Default received by Agent from, or delivered by Agent to, Borrower, (ii) notice of any Event of Default of which Agent has actually become aware, (iii) notice of any action taken by Agent following any Event of Default and (iv) any notice received from any Credit Party pursuant to Section 7.6(b); provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct as determined by a final and non-appealable judgment or court order binding on Agent.

(f)	Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with Agent and each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the other Financing Agreements (excluding exercising any rights of setoff) without first obtaining the prior written consent of Agent and all other Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Financing Agreements shall be taken in concert and at the direction or with the consent of Agent, all Lenders, affected Lenders or Required Lenders, as the case may be.

11.14	Approval of Lenders and Agent

(a)	Notwithstanding any other provision of this Agreement but subject to Section 11.14(b), (c) and (d) , no amendment or waiver of any provision of this Agreement, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Credit Parties and the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given;

(i)	provided that no amendment, waiver or consent shall, unless in writing and signed by all Lenders directly and adversely affected thereby (other than a Non-Funding Lender) do any of the following at any time:

(A)	reduce the rate or amount of any principal, interest or fees payable by Borrower or alter the currency or mode of calculation or computation thereof;

(B)	extend the time for payments required to be made by Borrower or the Maturity Date;

(C)	increase any Lender’s Commitment;

(D)	change the definition of Required Lenders, any provision of this Section 11.14, amend the pro rata sharing provisions hereunder or amend the voting percentages hereunder; or

(E)	change the payment waterfall in Section 5.3(b) hereof;

(ii)	provided further that no amendment, waiver or consent shall, unless in writing and signed by all Lenders (other than a Non-Funding Lender) do any of the following at any time:

(A)	release all or substantially all of (x) the value of the Collateral under any Financing Agreement or (y) the guarantees of the Obligations; and

(B)	permit any Credit Party to assign its rights under the Financing Agreements.

(b)	Notwithstanding Section 11.14(a), Agent may, without the consent of Lenders, (i) make amendments to the Financing Agreements that are for the sole purpose of curing any immaterial or administrative ambiguity, omission, defect or inconsistency, (ii) enter into amendments or modifications to this Agreement or any other Financing Agreement or enter into additional Financing Agreements as Agent reasonably deems appropriate in order to implement any Replacement Rate or otherwise effectuate the terms of Section 3.2(c) in accordance with the terms of Section 3.2(c), (iii) amend any provision of any other Financing Agreement to better implement the intentions of this Agreement and the other Financing Agreements, in each case, such amendments shall become effective without any further action or consent of any other party to any Financing Agreement if the same is not objected to in writing by Required Lenders within five (5) Business Days following receipt of notice thereof and (iv) enter into amendments or modifications to this Agreement or any other Financing Agreement or enter into additional Financing Agreements as Agent reasonably deems appropriate in order to implement any provisions related to Term Loans or otherwise effectuate the terms of Section 2.6 with respect to the establishment of any Term Loan Commitments. Agent shall promptly notify Lenders of any such action.

(c)	Notwithstanding Section 11.14(a), no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to Lenders required above to take such action, affect the rights or duties of Agent under this Agreement or any of the other Financing Agreements.

(d)	Notwithstanding Section 11.14(a), no amendment, waiver or consent shall, unless in writing and signed by Issuing Lender in addition to Lenders required above to take such action, affect the rights or duties of Issuing Lender under this Agreement or any of the other Financing Agreements.

(e)	No Cash Management Bank or Hedge Bank that obtains the benefits of Section 5.3 or any Collateral by virtue of the provisions hereof or of any Financing Agreement shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Financing Agreement or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Financing Agreements. Notwithstanding any other provision of this Article 11 to the contrary, Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Hedge Agreements and Secured Cash Management Agreements unless Agent has received written notice of such Secured Hedge Agreements and Secured Cash Management Agreements, together with such supporting documentation as Agent may request from the applicable Hedge Bank or Cash Management Bank, as the case may be.

(f)	Notwithstanding Section 11.14(a), no amendment, waiver or consent shall, unless in writing and signed by Swingline Lender in addition to Lenders required above to take such action, affect the rights or duties of Swingline Lender under this Agreement or any of the other Financing Agreements.

ARTICLE 12

GOVERNING LAW; JURISDICTION, ETC.

12.1	Governing Law; Jurisdiction, Etc.

(a)	Governing Law. This Agreement and the other Financing Agreements and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Financing Agreements (except, as to any other Financing Agreements, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)	Submission to Jurisdiction. Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto relating to this Agreement or any other Financing Agreement or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Financing Agreement shall affect any right that Agent, any Lender, or Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Financing Agreement against Borrower or any other Credit Party or their respective properties in the courts of any jurisdiction where the Collateral is located or in any jurisdiction of organization of such Credit Party.

(c)	Waiver of Venue. Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Financing Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)	Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 13.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

(e)	WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION.

(f)	Waiver of Consequential Damages. Each Credit Party hereby waives any claims for special, punitive, exemplary, indirect or consequential damages in respect of any breach or alleged breach by Agent or any Lender of any of the terms of this Agreement or the other Financing Agreements except in the case of gross negligence or willful misconduct of Agent or any Lender as determined by a final and non-appealable judgment or court order binding on Agent or Lender.

(g)	Waiver of Notice. Each Credit Party waives the posting of any bond otherwise required of Agent in connection with any judicial process or proceeding to obtain possession of, replevy, attach or levy upon the Collateral or other security for the Obligations, to enforce any judgment or other court order entered in favor of Agent, or to enforce by specific performance, temporary restraining order, preliminary or permanent injunction or any other Financing Agreement.

12.2	Waiver of Notices

Each Credit Party hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Credit Party which Agent may elect to give shall entitle any Credit Party to any other or further notice or demand in the same, similar or other circumstances.

12.3	Amendments and Waivers

Subject to Section 11.14, neither this Agreement nor any provision hereof shall be amended or waived, nor consent to any departure by any Credit Party therefrom permitted, orally or by course of conduct, but only by a written agreement signed by an authorized officer of each applicable Lender (if any) and Agent, and as to amendments, as also signed by an authorized officer of each Credit Party. Agent shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Agent. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent would otherwise have on any future occasion, whether similar in kind or otherwise.

12.4	Waiver of Counterclaim

Each Credit Party waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

12.5	Indemnification

Each Credit Party shall indemnify and hold Arranger, Agent, Issuing Lender and each Lender, and their respective directors, officers, agents, representatives, employees and counsel (each such Person, an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to (x) the negotiation, preparation, execution, delivery, enforcement, performance or administration of any Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto or the relationship between any Credit Party, on one hand, and an Indemnitee, on the other hand or (y) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Credit Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Credit Party or any of its Subsidiaries, including amounts paid in settlement, court costs, and the fees, expenses and disbursements of counsel and others incurred in connection with investigating, preparing to defend or defending any such litigation, investigation, claim or proceeding (but limited, in the case of such fees, expenses and disbursements of counsel, to the reasonable, documented and invoiced fees, expenses and disbursements of one primary counsel for all Indemnitees, taken as a whole, and, if reasonably necessary, a single outside local and a single outside specialty counsel in each other jurisdiction material to the interests of all Indemnitees taken as a whole for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs Borrower of such conflict, one additional primary counsel for all Indemnitees subject to such conflict taken as a whole). Such indemnification described in clauses (x) and (y) above shall not apply to losses, claims, damages, liabilities, costs or expenses (i) resulting from the bad faith, fraud, gross negligence or willful misconduct of an Indemnitee as determined pursuant to a final non-appealable order of a court of competent jurisdiction, (ii) relating to disputes among Indemnitees that does not involve an act or omission by Credit Parties, (iii) resulting from a breach of an Indemnitee’s obligations to a Credit Party hereunder as determined pursuant to a final non-appealable order of a court of competent jurisdiction or (iv) resulting from settlements of any such litigation, investigation, claim or proceeding effected by the Indemnitees without the prior written consent of Borrower (which consent shall not be unreasonably withheld, delayed or conditioned); provided that any indemnification obligations owed by Credit Parties hereunder and not otherwise related to the foregoing settlement shall nonetheless remain an obligation of Credit Parties. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.5 may be unenforceable because it violates any Applicable Law, each Credit Party shall pay the maximum portion which it is permitted to pay under Applicable Law to each Indemnitee in satisfaction of indemnified matters under this Section 12.5. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

12.6	Costs and Expenses

Upon demand by Agent, each Credit Party agrees within ten (10) days of receipt of a reasonably detailed written invoice therefor (or such longer period as Agent may agree), to pay to Arranger, Agent, Issuing Lender and Lenders all reasonable out-of-pocket costs, expenses and filing fees paid or payable in connection with the structuring, arrangement, syndication, preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, restructuring, enforcement and defense of the Obligations, Agent’s and each Lender’s rights in the Collateral, the Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording or searching (including PPSA and UCC financing statement and other similar filing and recording fees, if applicable); (b) reasonable out-of-pocket costs and expenses of remitting loan proceeds and other items of payment, together with Agent’s customary, reasonable out-of-pocket charges and fees with respect thereto; (d) reasonable out-of-pocket costs and expenses of preserving and protecting the Collateral; (e) reasonable out-of-pocket costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of the Financing Agreements or defending any claims made or threatened against Agent and Lenders arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all reasonable out-of-pocket expenses including due diligence, negotiation, arrangement, syndication, restructuring, administration and amending of this Agreement; and (g) the fees, expenses and disbursements of counsel (including legal assistants) to Arranger, Agent, Issuing Lender, and Lenders in connection with any of the foregoing (but limited, in the case of such fees, expenses and disbursements of counsel, to the reasonable, documented and invoiced fees, expenses and disbursements of one primary counsel for Arranger, Agent, Issuing Lender and Lenders, taken as a whole (and, if reasonably determined by Agent to be necessary, a single outside local and a single outside special counsel in each jurisdiction material to the interests of all such Persons taken as a whole for all such Persons taken as a whole and, in the case of an actual or perceived conflict of interest where such Person affected by such conflict informs Borrower of such conflict, one additional primary counsel for all such Persons subject to such conflict taken as a whole) and counsel otherwise retained with Borrower’s consent (which consent shall not be unreasonably withheld or delayed).

12.7	Further Assurances

At the reasonable request of Agent at any time and from time to time, each Credit Party shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary to evidence, perfect, maintain and enforce the Liens and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of any of the Financing Agreements. Where permitted by law, each Credit Party hereby authorizes Agent to execute and file one or more PPSA, UCC or other financing statements or notices signed only by Agent or Agent’s representative.

ARTICLE 13

MISCELLANEOUS

13.1	Notice

All notices, requests and demands hereunder shall be in writing and (a) made to Agent and Lenders at their respective addresses set forth below and to Borrower (on behalf of itself and each other Credit Party) at its chief executive office set forth below, or to such other address as any party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by email or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by registered mail, return receipt requested, five (5) days after mailing.

13.2	Partial Invalidity

If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by Applicable Law.

13.3	Successors

The Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders and each Credit Party and their respective successors and permitted assigns.

13.4	Entire Agreement

The Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

13.5	Headings

The division of this Agreement into sections and the insertion of headings and a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

13.6	Judgment Currency

To the extent permitted by Applicable Law, the obligations of Borrower in respect of any amount due under this Agreement shall, notwithstanding any payment in any other currency (the “Other Currency”) (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the currency in which it is due (the “Agreed Currency”) that Agent may, in accordance with normal banking procedures, purchase with the sum paid in the Other Currency (after any premium and costs of exchange) on the Business Day immediately after the day on which Agent receives the payment. If the amount in the Agreed Currency that may be so purchased for any reason falls short of the amount originally due, Borrower shall pay all additional amounts, in the Agreed Currency, as may be necessary to compensate for the shortfall. Any obligation of Borrower not discharged by that payment shall, to the extent permitted by Applicable Law, be due as a separate and independent obligation and, until discharged as provided in this section, continue in full force and effect.

13.7	Counterparts and Facsimile

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement. The delivery of a facsimile or pdf copy of an executed counterpart of this Agreement shall be deemed to be valid execution and delivery of this Agreement, but the party delivering a facsimile or pdf copy shall deliver to the other party an original copy of this Agreement as soon as possible after delivering the facsimile or pdf copy.

13.8	Patriot Act Notice

Agent and each Lender which is subject to the Patriot Act hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of each Credit Party and its Subsidiaries and other information that will allow Agent and such Lender to identify such person in accordance with the Patriot Act and any other Applicable Law. Each Credit Party is hereby advised that any Loans or Letter of Credit Accommodations hereunder are subject to satisfactory results of such verification.

13.9	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Financing Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Financing Agreement, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)	the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Agreement; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

ARTICLE 14

ACKNOWLEDGMENT AND RESTATEMENT

14.1	[Reserved]

14.2	Acknowledgment of Security Interests

(a)	Borrower hereby acknowledges, confirms and agrees that Agent, on behalf of itself and Secured Parties, shall continue to have a Lien upon the Collateral heretofore granted to Original Lender and Original Agent pursuant to and in connection with the Original Loan Agreement, the First Amended and Restated Credit Agreement, the Second Amended and Restated Credit Agreement, the Third Amended and Restated Credit Agreement and the Fourth Amended and Restated Credit Agreement, as the case may be, to secure the Obligations, as well as any Collateral granted under or in connection with this Agreement or under any of the other Financing Agreements or otherwise granted to or held by Agent, any Lender, Original Lender, Original Agent, any Secured Party or any of their respective Affiliates.

(b)	The Liens of Agent, on behalf of itself and Secured Parties, in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such Liens to Original Lender, Original Agent or Agent under the Financing Agreements or any Secured Hedge Agreements.

(c)	Notwithstanding any term of any Financing Agreement, Borrower acknowledges, confirms and agrees that all security granted by it under, or in connection with, the Original Loan Agreement, the First Amended and Restated Credit Agreement, the Second Amended and Restated Credit Agreement, the Third Amended and Restated Credit Agreement, the Fourth Amended and Restated Credit Agreement and the other Financing Agreements shall be held by Agent, on behalf of itself and Secured Parties (including those under Secured Hedge Agreements and Secured Cash Management Agreements), to secure the Obligations (including those arising under the Secured Hedge Agreements and Secured Cash Management Agreements).

14.3	[Reserved]

14.4	Restatement

(a)

Except as otherwise stated in Section 14.2 hereof and this Section 14.4, as of the Closing Date, the terms, conditions, agreements, covenants, representations and warranties set forth in the Fourth Amended and Restated Credit Agreement are simultaneously amended and restated in their entirety, and as so amended and restated, replaced and superseded by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Financing Agreements executed and/or delivered on or after the Closing Date, except that nothing herein or in the other Financing Agreements shall impair or adversely affect the continuation of the liability of Borrower for the Obligations heretofore incurred and the Liens and other interests in the Collateral heretofore granted, pledged and/or assigned by Borrower to Agent, Original Lender, Original Agent, any Lender, any Secured Party or any of their respective Affiliates (whether directly, indirectly or otherwise).

(b)	The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of (other than any actual repayment of outstanding amounts), or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Obligations and other obligations, liabilities and indebtedness of Borrower evidenced by or arising under the Fourth Amended and Restated Credit Agreement, and the Liens of Agent, on behalf of itself and Secured Parties, securing such Obligations and other obligations, liabilities and indebtedness, which shall not in any manner be impaired, limited, terminated, waived or released, but shall continue in full force and effect in favor of Agent, for the benefit of itself and Secured Parties.

(c)	All loans, advances and other financial accommodations under the Fourth Amended and Restated Credit Agreement and all other obligations, liabilities and indebtedness of Borrower outstanding and unpaid as of the Closing Date pursuant to the Fourth Amended and Restated Credit Agreement or otherwise shall be deemed Obligations of Borrower pursuant to the terms hereof (other than any actual repayment of outstanding amounts). The principal amount of the Revolving Loans and the amount of the Letters of Credit Accommodations outstanding as of the Closing Date under the Fourth Amended and Restated Credit Agreement shall be allocated to the Revolving Loans and Letter of Credit Accommodations hereunder in such manner and in such amounts as Agent shall determine in accordance with the terms hereof (other than any actual repayment of outstanding amounts).

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IN WITNESS WHEREOF, Lenders, Agent and Credit Parties have caused this Agreement to be duly executed as of the day and year first above written.

AGENT, ISSUING LENDER, SWINGLINE LENDER AND LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Bryan Milinovich
Name:	Bryan Milinovich
Title:	Vice President

By:	/s/ Brian Gilstrap
Name:	Brian Gilstrap
Title:	Vice President

Address: 333 South Grand Ave, 6th Floor Los Angeles, CA 90039 Attention: Bryan Milinovich Fax: Email: bryan.milinovich@wellsfargo.com

LENDER:

CITIBANK, N.A.

By:	/s/ Varun Gupta
Name:	Varun Gupta
Title:	SVP

Address: 1 Sansome Street, 22nd Floor San Francisco, CA 94104 Attention: James Haack Fax: Email: james.haack@citi.com

LENDER: HSBC BANK CANADA

By:	/s/ Simon Tobin
Name:	Simon Tobin
Title:	Director, Large Corporate Banking

By:	/s/ Dimitri Kovachis
Name:	Dimitri Kovachis
Title:	Director, Large Corporate Banking
Address: 70 York Street Toronto, ON M5J 1S9 Attention: Simon Tobin Fax: Email: simon.r.tobin@hsbc.ca

LENDER: EXPORT DEVELOPMENT CANADA

By: Name: Title:	/s/ Michael Lambe Michael Lambe Senior Associate\

By: Name: Title:	/s/ Jeff Patterson Jeff Patterson Manager

Address: 150 Slater Street Ottawa, Ontario K1A 1K3 Attention: Michael Lambe Fax: 613-598-3186 Email: Mlambe@edc.ca

LENDER: NATIONAL BANK OF CANADA

By: Name: Title:	/s/ Michael Parizeau Michael Parizeau Portfolio Manager

By: Name: Title:	/s/ Eric Diana Eric Diana Director

Address: 130 King Street West 8th Floor Toronto, Ontario M5X 1J9 Attention: Jonathan Hopkins Fax: 416-864-7819 Email: jonathan.hopkins@nbc.ca

BORROWER:		GUARANTOR:

IMAX CORPORATION		IMAX U.S.A. INC.

By: Name: Title:	/s/ Patrick McClymont Patrick McClymont Chief Financial Officer and Executive Vice President	By: Name: Title:	/s/ Kenneth Weissman Kenneth Weissman President and Secretary

By: Name: Title:	/s/ Kenneth Weissman Kenneth Weissman Senior Vice President, Legal Affairs and Corporate Secretary	By: Name: Title:	/s/ Edward MacNeil Edward MacNeil Vice President, Finance

Chief Executive Office: 902 Broadway 20th Floor New York, New York 10010 Attention: Chief Legal Officer Fax: 212-731-7584 Email: RLister@imax.com

GUARANTOR:		GUARANTOR:

1329507 ONTARIO INC.		IMAX POST/DKP INC.

By: Name: Title:	/s/ Kenneth Weissman Kenneth Weissman Secretary	By: Name: Title:	/s/ Kenneth Weissman Kenneth Weissman President and Secretary

By: Name: Title:	/s/ Edward MacNeil Edward MacNeil Vice President, Finance	By: Name: Title:	/s/ Edward MacNeil Edward MacNeil Vice President, Finance

GUARANTOR:		GUARANTOR:

IMAX II U.S.A. INC.		IMAX (BARBADOS) HOLDING, INC.

By: Name: Title:	/s/ Kenneth Weissman Kenneth Weissman President and Secretary	By: Name: Title:	/s/ Kenneth Weissman Kenneth Weissman Secretary

By: Name: Title:	/s/ Edward MacNeil Edward MacNeil Vice President, Finance	By: Name: Title:	/s/ Edward MacNeil Edward MacNeil Vice President, Finance

GUARANTOR:

IMAX THEATRES INTERNATIONAL LIMITED

By: Name: Title:	/s/ Kevin Glass Kevin Glass Director

By: Name: Title:	/s/ Giovanni Dolci Giovanni Dolci Director